SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            AMENDMENT NUMBER THREE TO
                                    FORM S-1A

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

        CHELL GROUP CORPORATION                         11-2805051
 (Incorporated in the State of New York) (I.R.S. Employee Identification Number)

                                      4841
            (Primary Standard Industrial Classification Code Number)

                                 14 Meteor Drive
                            Toronto, Ontario M9W 1A4
                                 (416) 675-6666

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                               New York, NY 10022
                                 (212) 486-2500

          (Name and Address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of the securities to the public:

      As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of registration fee


                                                      Proposed            Proposed
    Title of                                           maximum             maximum
Securities to be               Amount to be        offering price         aggregate             Amount of
   registered                   registered            per share        offering price       registration fee
   ----------                   ----------            ---------        --------------       ----------------
     Common
Stock, par value
   $0.0467 (1)                  6,987,052              $1.02(2)         $7,126,793            $1,781.70

     Common
Stock, par value
   $0.0467 (3)                    100,000              $4.375           $  437,500            $  109.38

     Common
Stock, par value
   $0.467 (4)                   1,000,000              $1.02(2)         $1,020,000            $  255.00

                                                                            Total
      Total                     8,087,052                                Registration         $2,146.08
                                                                             Fee

(1) For the account of certain Selling Shareholders.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act, the registration fee has been calculated based upon the closing sale price as reported by NASDAQ Small Cap Market for our common stock on July 10, 2001.

(3) Issuable upon the exercise of Warrants issued to two consultants for services rendered.

(4) Offered by us.

      We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED July __, 2001

PROSPECTUS

                          8,087,052 Shares Common Stock

                             Chell Group Corporation

      The common stock available for sale as a result of this prospectus will be sold by us and current shareholders. We will not receive any money from the sale of our common stock by the selling shareholders.

      Our stock is traded in the over-the-counter market and is quoted on the NASDAQ Small-Cap Market under the symbol CHEL. On July 10, 2001, the closing sale price of the common stock as reported by NASDAQ was $1.02.

      This Prospectus relates to 8,087,052 shares of our common stock, of which 7,087,052 shares are being offered by certain selling shareholders and 1,000,000 shares are being offered by us. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

      The 7,087,052 shares may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Up to 1,000,000 shares are being sold by our officers and directors, on a self-underwritten, best efforts basis, with no minimum number of shares being required to be sold to accept the shares sold for a closing. It is possible that no shares will be sold by us and accordingly, we may raise no proceeds pursuant to this offering. Our offering will commence on the date of this prospectus and will continue until the earlier of March 31, 2002, all of the shares offered are sold or we otherwise terminate the offering.

The Securities offered hereby involve a high degree of risk.

See risk factors commencing on page 6.

These securities have neither been approved nor disapproved by the Securities and Exchange Commission nor any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospesctus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is _____________, 2001

                                TABLE OF CONTENTS


Prospectus Summary ........................................................    1
Risk Factors ..............................................................    6
Special Note Concerning Forward Looking Statements ........................   16
Use of Proceeds ...........................................................   16
Selling Shareholder .......................................................   16
Plan of Distribution ......................................................   19
Description of Securities to be Registered ................................   20
Legal Matters .............................................................   22
Experts ...................................................................   22
Description of Business ...................................................   27
Management's Discussion and Analysis of Financial Condition
and Results of Operations .................................................   46
Certain Relationships and Related Transactions ............................   67

                               Prospectus summary

Our business

      We are engaged in the business of providing merchant capital services, interactive entertainment services and electronic/online products and services. The business of merchant capital services involves our investment in and acquisition of significant but undervalued operating companies or technologies, to which we then apply our management experience, in an effort to appreciate the value of those companies. Interactive entertainment services involve, for example electronic sports trivia games played on computer units installed in bars, pubs and restaurants and audio-visual entertainment for the hospitality industry. Electronic/online products and services involve providing business software applications and support, as well as educational tools, over the internet to registered subscribers. Our revenue is primarily generated through two of our operating subsidiaries, being NTN Interactive Network Inc. and GalaVu Entertainment Network Inc., as well as two of NTN Interactive Network's subsidiaries, being, Interlynx Multimedia Inc., and Magic Lantern Communications Ltd., and a subsidiary of Magic Lantern, Sonoptic Technologies Inc.


      Abbreviated references to dollar amounts contained in this Registration Statement are denoted as "$" or "Cdn$". "Cdn$" refers to Canadian dollars. "US$" refers to United States dollars.


      During the two most recent fiscal years, those ending August 31, 1999 and August 31, 2000, we sustained operating losses in the respective approximate amounts of Cdn$1,000,000 and Cdn$2,000,000. For the six-month period ending February 28, 2001, we sustained an operating loss in the approximate amount of Cdn$6,700,000. We anticipate that we will incur significant operating losses in the immediate future as well. As a result, we expect to continue to incur significant operating losses and may not have enough money to satisfy our existing obligations and expand our business operations in the future.

      We currently conduct our business through ten directly or indirectly owned subsidiaries and three investment companies. The following is a list of such subsidiaries, and which of our business segments each operates in:


Wholly-owned subsidiaries                          Business Segment
-------------------------                          ----------------


   o    Chell Merchant Capital Group           -   Corporate/Application Service
                                                   Provider
   o    NTN Interactive Network Inc.           -   Entertainment
   o    GalaVu Entertainment Network Inc.      -   Entertainment
   o    Magic Lantern Communications Ltd.      -   Education
   o    Sonoptic Technologies Inc.(1)          -   Education
   o    1113659 Ontario Ltd., operating        -   Education
        as Viewer Services
   o    Tutorbuddy.com Inc.                    -   Education
   o    Interlynx Multimedia Inc.              -   eCommerce
   o    348751 Canada Inc.                     -   Corporate
   o    Chell.com USA Inc.                     -   Application Service Provider


Investment Companies
--------------------


   o    Engyro, Inc.                 (34%)     -   Application Service Provider
   o    cDemo Inc.                 (14.3%)     -   Application Service Provider
   o    ApplicationStation.com(2) (12.75%)     -   Application Service Provider


      According to our most recent annual and semi-annual financial reports, our revenues by industry segment, with their percentage of our total revenue, are set forth in the table below:

                       Year ended                        6-month period ended
                       August 31, 2000                   February 28, 2001
                       $ amount and percentage           $ amount and percentage

REVENUE

Network services         6,345,552   (32.2%)               3,274,340   (34.2%)
Pay-TV                   6,517,940   (33.1%)               3,296,475   (34.4%)
Event programming          500,168    (2.5%)                 197,699    (2.1%)
Ad sponsorship             675,532    (3.4%)                  72,291    (0.8%)
Video/software sales     4,289,557   (21.8%)               2,118,654   (22.1%)
Video dubbing              717,596    (3.7%)                               (%)
Digital encoding           539,815    (2.7%)                 537,752    (5.6%)
Other                      107,886    (0.6%)                  75,122    (0.8%)
--------------------------------------------------------------------------------
                       $19,694,046                        $9,572,333

----------
(1) We own 75% of Sonoptic. The government of New Brunswick owns the remaining 25%.
(2) Our acquisition of ApplicationStation is currently pending our determination as to whether to proceed with such acquisition and obtaining the funds required to do so.

      No minimum amount of securities must be sold pursuant to this offering and accordingly, no minimum amount of proceeds will be raised. Therefore, investors may ultimately hold securities in a company that has failed to raise sufficient capital to continue operations and/or may have an illiquid market for its shares.

Resignation of previous auditors

      In October 2000, Ernst & Young LLP ("E&Y") resigned as our independent accountants. E&Y's decision to resign was based upon their belief that they could no longer rely upon the representations made by Cameron Chell, our President and Chief Executive Order, because of disciplinary actions taken against Mr. Chell by the Alberta Stock Exchange in November 1998. Mr. Chell, in an agreement with the Alberta Stock Exchange, acknowledged that he had violated certain duties of supervision, disclosure and compliance while he worked as a registered securities representative licensed by the Alberta Securities Commission.

      We have subsequently hired the accounting firm of Lazar, Levine & Felix, LLP as our certifying accountants. We have authorized E&Y to fully respond to any and all inquiries of Lazar, Levine & Felix, LLP concerning E&Y's resignation.

The offering

Securities Offered         8,087,052 shares of common stock. This amount
                           includes 5,432,191 shares offered by our directors and officers, which constitutes 60.9% of our total issued and outstanding shares after completion of this offering.

Common Stock Outstanding
(As of July 10, 2001)       8,906,236 Shares.

Use of Proceeds            We will not receive any proceeds from sales of Common
                           Stock by the Selling Shareholders. We will divide the net proceeds of our offering of 1,000,000 shares of our common stock between utilizing approximately one-half for repaying portions of certain of our loans and utilizing approximately one-half for working capital and general corporate purposes .

Risk Factors               Prospective investors should consider carefully
                           certain Risk Factors, which we outline commencing on page 6 relating to an investment in us.

NASDAQ Symbol              CHEL

          Statement of Operations Data (expressed in Canadian Dollars):

Year Ended August 31,

----------------------------------------------------------------------------------------------
                        2000             1999            1998            1997          1996
                        ----             ----            ----            ----          ----
----------------------------------------------------------------------------------------------
Operating
Revenue             $ 19,694,046     $ 13,420,642     $14,771,972    $10,351,689    $6,318,251
----------------------------------------------------------------------------------------------
Cost of Sales          7,657,960        5,155,883       5,515,241      3,395,898     2,223,916
----------------------------------------------------------------------------------------------
Gross Profit          12,036,086        8,264,759       9,256,731      6,955,791     4,094,335
----------------------------------------------------------------------------------------------
Net income
(loss)                (1,985,842)        (971,497)        618,065        609,387       541,059
----------------------------------------------------------------------------------------------
Net income
(loss) per share            (.69)            (.36)            .24            .25           .25
----------------------------------------------------------------------------------------------
Weighted
average number
of shares
outstanding            2,873,042        2,635,050       2,550,805      2,441,992     2,144,175
----------------------------------------------------------------------------------------------

                               Six-month period ending   Six-month period ending
                               February 28, 2001         February 29, 2000

--------------------------------------------------------------------------------
Operating Revenue                    $ 9,572,333             $ 9,961,496
--------------------------------------------------------------------------------
Cost of Sales                          3,258,445               3,529,538
--------------------------------------------------------------------------------
Gross Profit                           6,313,888               6,431,958
--------------------------------------------------------------------------------
Net income (loss)                     (6,712,542)               (675,931)
--------------------------------------------------------------------------------
Net income (loss) per share                 (.80)                   (.24)
--------------------------------------------------------------------------------
Weighted average number
of shares outstanding                  8,356,399               2,848,558
--------------------------------------------------------------------------------

                                  Risk factors

Risks related to our business:

Because we may not have operating income or net income in the future and may not be able to obtain requisite financing, we may be unable to develop our business.

      During the fiscal years ended August 31, 1999 and August 31, 2000, we sustained an operating loss in the respective approximate amounts of Cdn$1,000,000 and Cdn$2,000,000. For the six-month period ending February 28, 2001, we sustained an operating loss in the approximate amount of Cdn$6,700,000. We anticipate continuing to incur significant operating expenses in the future (including significant cost of revenues, selling, general and administrative and amortization expenses). As a result, we may not have enough money to expand our business in the future. Accordingly, we expect we will have to raise, by way of debt or equity financing, considerable funds to meet our continuing needs and to develop our businesses. There is no guarantee that we will be able to raise the funds needed for our business. Failure to raise the necessary funds or raise them in a timely fashion may seriously retard our growth.

We rely upon the services of NTN Communications, Inc., a company that has reported substantial losses.

      NTN Communications, Inc., a company based in Carlsbad, California, provides all of the programming for our hospitality network. This programming is supplied through independent transmission companies. In addition, NTN Communications, Inc. is our sole supplier of selected components of our network subscribers systems, including the interactive game, playmaker devices. We have no equity interest in NTN Communications and the long-term viability of our network business is dependent upon the continued availability of program content services originating at NTN Communications Broadcast Center.

      NTN Communications, Inc. has incurred substantial losses. It reported a net loss for the year ended December 31, 2000 of US$9,589,000.

      If the deterioration of NTN Communications' financial health results in its dissolution or inability to provide programming, we would be required to obtain programming services from other sources. If NTN Communications ceases operations or terminates program content services, we believe, but cannot assure, that services of the nature, quantity, and quality currently provided by NTN Communications would become available from others. Any interruption in program content services would result in an interruption in those services normally delivered to subscribers. Other services would continue, including the availability of interactive programs and games, although the content of such games would remain static. Although we believe that we would in fact be able to find a suitable substitute for such programming services and that we would not lose our customers, the transition between providers and any potential delay in finding one may have an impact upon our operating costs.

The resignation of independent auditors creates a perceived damage to our image and reputation.

      On October 12, 2000, Ernst & Young LLP ("E&Y"), the independent accountants who were engaged as the principal accountants to audit our financial statements resigned as our certifying accountants. E&Y's report on our financial statements as at August 31, 1999 and for the two years then ended contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended August 31, 1999 and during the subsequent interim period preceding E&Y's resignation we had no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The facts and circumstances that relate to E&Y's resignation, as far as they are known to us, are as follows:

      E&Y served as our certifying accountants since 1995. E&Y orally informed us that pursuant to E&Y's internal rules, E&Y would resign as our certifying accountants since it was unwilling and therefore unable to rely upon the representations of Mr. Cameron Chell, our President and Chief Executive Officer, due to the existence of a Settlement Agreement dated November 6, 1998, between Cameron Chell, and the Alberta Stock Exchange. On April 3, 2000, our board of directors appointed Mr. Chell as a director and elected him as our Chair; on April 3, 2000, Chell.com. Ltd., an Alberta corporation wholly-owned by Mr. Chell, purchased approximately 16% of our issued and outstanding common stock; and on April 7, 2000, we advised E&Y of the existence of the Settlement Agreement. Pursuant to this Settlement Agreement with the Alberta Stock Exchange, Mr. Chell acknowledged the existence of certain facts that occurred during 1996 and 1997 while Mr. Chell was a registered representative in Alberta, Canada, licensed by the Alberta Securities Commission, and he agreed to certain restrictions imposed by the Alberta Stock Exchange and to pay a Cdn$25,000 civil fine. Specifically, Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, and compliance of the Alberta Stock Exchange in connection with various offers and sales of securities. Those restrictions included Mr. Chell's loss of Alberta Stock Exchange approval for a five-year period and enhanced supervision for a three-year period.

      E&Y's unwillingness to rely upon Mr. Cameron Chell's representations were based upon the existence of the Settlement Agreement with the Alberta Stock Exchange and not based upon any representations made by Cameron Chell.

      Although E&Y's resignation creates a perceived damage to our image and reputation, we do not believe that E&Y's resignation as our independent auditors will have an impact on our performance.

      On November 1, 2000, our Board of Directors ratified the engagement of Lazar, Levine & Felix, LLP as our auditors for the year ending August 31, 2000. We have authorized E&Y to fully respond to any and all inquiries of Lazar, Levine & Felix, LLP concerning E&Y's resignation.

We rely upon satellite communications systems which are controlled by third parties.

      In view of our dependence upon satellite technologies, an operating failure to one or more of the broadcast satellites, upon which we depend, could conceivably render the whole network useless for an indefinite period of time.

With a lack of operating history, the business and development plans of cDemo and Engyro may prove to be unsuccessful.

      Our two partially owned subsidiaries, cDemo and Engyro have not yet commenced operations and will be entering a highly competitive market. Investors should be aware of the difficulties that cDemo and Engyro will encounter, since cDemo and Engyro are recently formed companies and have not commenced operations, including, but not limited to, competition, unanticipated costs and expenses, and their requirment of substantial additional capital to survive. There can be no assurance that cDemo and Engyro will ever realize a positive net cash flow from their planned operations. If the business and development plans of cDemo and Engyro prove to be unsuccessful, they may not be able to continue in business and our investment will lose most or all of its value.

We may incur significant costs to avoid investment company status and our business may be adversely affected if we are deemed to be an investment company.

      We may incur significant costs to avoid investment company status and our business may be otherwise adversely affected if we are deemed to be an investment company under the Investment Company Act of 1940. Some of our equity investments in other businesses and our venture subsidiaries may constitute investment securities under the Investment Company Act of 1940. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act of 1940. As a consequence, we would be prohibited from engaging in business or issuing our securities as we have in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of us and liquidate our business.

      Although the value of our investment securities currently comprises less than 40% of our total assets, fluctuations in the value of these securities or of other assets presently owned or acquired in the future may cause this limit to be exceeded. Unless an exclusion or safe harbor were available to us, we would have to attempt to reduce our investment securities as a percentage of our total assets. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

Our strategy of expanding our business through acquisitions of other businesses and technologies presents special risks.

      We intend to continue to expand through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

   o difficulty integrating acquired technologies, operations, and personnel with the existing business;

   o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

   o strain on managerial and operational resources as management tries to oversee larger operations;

   o     exposure to unforeseen liabilities of acquired companies;

   o potential issuance of securities in connection with the acquisition which securities dilute the rights of holders of our currently outstanding securities;

   o     the need to incur additional debt; and

   o the requirement to record additional future operating costs for the amortization of goodwill and other intangible assets, which amounts could be significant.

      We may not be able to successfully address these problems. Moreover, our future operating results will depend to a significant degree upon our ability to successfully manage growth and integrate acquisitions.

Our strategy of selling assets of, or investments in, the companies which we have acquired and developed presents risks.

      One element of our business plan involves raising cash for working capital for our Application Service Provider business by selling, in public or private offerings, some of the companies, or portions of the companies, which we have acquired and developed. This element of our business plan is subject to market and other conditions largely beyond our control, including, but not limited to, the following:

   o     our ability to engage in such sales;
   o     the timing of such sales; and
   o     the amount of proceeds from such sales.

      As a result, we may not be able to sell some or all of these assets. In addition, even if we were able to sell we may not be able to do so at favorable prices. If we are unable to sell these assets at favorable prices, our business will be adversely affected.

We own a minority share in and do not have managerial control over Engyro and cDemo, and our acquisition of ApplicationStation is pending.

      As a result of our minority position in each of Engyro, a Delaware corporation and cDemo, a Delaware corporation, and our pending acquisition of a minority share in ApplicationStation.com Inc., a Delaware corporation, we do not have the right to control the management and business activities of Engyro, cDemo or ApplicationStation. As of September 19, 2000, pursuant to an Agreement of Purchase and Sale, we acquired 34.1% of Engyro's shares and 14.3% of cDemo's shares. In addition, we have agreed to purchase approximately one-quarter of a 51% interest in ApplicationStation. These subsidiaries in which we own a minority share are newly formed and have not yet commenced operations or generated revenue. We may lose some or all of our investment in these companies.

We do not own the rights to our name.

      We have licensed the names Chell Group Corporation and Chell Merchant Capital Group from Cameron Chell for a yearly fee of Cdn$1.00. Should we be unable to maintain the agreement, our ability to widely use the name in connection with the products or services to be rendered by us would cease. Loss of the ability to use our name could adversely affect us.


We are open to exchange losses due to our operations being located in Canada.


      It is expected that a significant portion of our revenues may be received in Canadian dollars and a portion of our expenses will be incurred in U.S. dollars. As a result, decreases in the value of the Canadian dollar relative to the U.S. dollar could materially and adversely affect our results of operations in the future. To the extent that we do not fully hedge our currency exposure and exchange risk or are not able to or do not raise our prices to reflect an adverse change in exchange rates, the operating results of our business would be adversely affected.

Our majority shareholder has control over our business matters.

      Cameron Chell, the President and Chief Executive Officer, beneficially owns approximately 59.8 % of our outstanding Common Shares. As a result, Mr. Chell possesses significant influence over us on matters, including the election of directors. The concentration of our share ownership may:

   o     delay or prevent a change in our control;

   o impede a merger, consolidation, takeover, or other transaction involving us; or

   o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have borrowed US$ 1.5 million in a bridge loan at an interest rate of two percent (2%) per month.

      We borrowed US$1.5 million on a short-term basis on January 16, 2001. The principal amount, plus interest at a rate of two percent (2%) per month, which was due on April 15, 2001, has been extended until May 15, 2001. The loan is evidenced by a promissory note, pursuant to which we also agreed to deliver 22,500 of our Common Shares to the lender. The repayment of the Note is secured by a Share Pledge Agreement, executed simultaneously with the Note, pursuant to which Chell.com Ltd., which is wholly owned by Cameron Chell, our President and CEO, pledged 500,000 shares of the common stock of Chell.com Ltd. The shares are being held in escrow, with Morrison Brown Sosnovitch LLP acting as escrow agent.

      We are currently attempting to raise funds sufficient to repay our loan obligations as well as for use as operating funds. If we are unable to repay this loan, for which we are already in default, in the near future, we will incur further debt at the relatively high interest rate of 24% per year, which will add to our financial liabilities. The lender has remedies available such as the commencement of a lawsuit and the foreclosure on the shares held as collateral. Additionally, our need to borrow from a private lender at an annual rate of 24% is an indication to prospective investors and lenders of our poor financial condition and inability to obtain financing from other sources. Such a perception may also inhibit our ability to obtain additional financing from prospective investors.

Not all of our Officers and Directors nor those of Engyro, cDemo and ApplicationStation are full time employees.

      To the extent that our Officers and Directors and those of Engyro and cDemo are not full time employees, the transactions which are described in this Prospectus involve or may involve conflicts of interest among the persons who are associated with this transaction including, but not limited to, engaging in other businesses similar or dissimilar to Engyro and cDemo and allocating their time and services between Engyro and cDemo and any such other entities.

In view of the fact that Engyro, cDemo and ApplicationStation are recently formed entities and have limited historical financial data upon which to base their planned operating expenses, it is likely that revenues and operating results will fluctuate.

      CDemo and Engyro are recently formed entities and have limited historical financial data upon which to base their planned operating expenses. Accordingly, the expense levels of cDemo and Engyro are based in part upon their respective managements, estimates and expectations with respect to future revenue and anticipated growth. In view of a number of factors, the revenues and operating results of cDemo and Engyro may fluctuate from quarter to quarter. Such factors include, but are not limited to, variations in expenditures for personnel and marketing, interest in their products and services and sales, resulting from the introduction of new systems or services by cDemo and Engyro and their competitors, and general economic conditions. In view of such factors, there can be no assurance that cDemo and Engyro will be able to attain profitability on a quarterly or annual basis.

      If the ApplicationStation transaction goes forward, the same risk applies with respect to ApplicationStation.

There may be a significant conflict of interest among those persons who are associated with us.

      There are potential conflicts of interest to which our directors and officers will be subject in connection with our operations. Although there are no present conflicts of interest, it is possible that our directors and officers may become engaged in business activities on their own behalf or have interests in other companies and/or industries and situations may arise where our directors and officers will be in direct competition with us. Our outside directors are involved in other business enterprises which require their time and attention. Accordingly, they will be engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and any such other entities. The conflicts of interest will be dealt with in the manner required by the laws applicable to us.

Risks Related to our Industry

Our success depends greatly on increased use of the Internet by businesses and individuals.

      Our success depends greatly upon increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. Because a significant portion of our business depends upon our operating subsidiaries that sell their products and provide their services via the Internet, our business will suffer if commercial use of the Internet fails to grow in the future.

We are subject to intense competition in our existing and intended business areas and those of Engyro, cDemo, and Application Station.

      Competition in the market for Internet products and services is highly competitive. Moreover, the market for Internet products and services lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing products and services that will compete with our products and services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. We may not be able to compete successfully against these competitors in selling our goods and services. Competitive pressures may also force prices for Internet goods and services down and such price reductions may reduce our revenues.

      Competitors with superior resources may be able to bring new, better and cheaper products to the market more quickly than us, Engyro, cDemo, and ApplicationStation thereby gaining a competitive edge. We, Engyro, cDemo and ApplicationStation each believe that the quality of our respective goods and services combined with the expertise of our respective management should give each of us a competitive edge. However, there can be no assurance that we will each be able to compete successfully or that competitive pressures faced by each of us will not materially or adversely affect each of our businesses and our operating results and financial condition.

We may not be able to keep pace with technological advances and may face technological obsolescence.

      The computer industry and related businesses are marked by rapid and significant technological development and change. The Application Service Provider computer software, the interactive entertainment and the online products and services aspects of our business are heavily reliant upon the most recent technology and equipment. We do not have the latest developments in digital and wireless technology and equipment. It is possible that our technology and services will be rendered obsolete by ongoing technological developments. There also is no assurance that we will be able to respond effectively to technological changes. Our ability to compete is dependent in large part upon our continued ability to enhance and improve our products and technologies, our ability to adapt our services to evolving industry standards and our ability to continually improve the performance, features and reliability of our service and product offerings. In order to do so, we must effectively utilize and expand our research and development capabilities, and, once developed, expeditiously convert new technology into products and processes which can be commercialized. Our competitors may succeed in tapping into markets previously monopolized by us by developing technologies, products and processes that render our processes and products obsolete. Our development efforts are subject to all the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funds to satisfactorily complete development, which could result in abandonment or substantial change in product commercialization. There can be no assurance that product development efforts will be successfully completed on a timely basis, or at all, or that unanticipated events will not occur which would result in increased costs or material delays in product development or commercialization.

Regulation of the Internet could have an adverse effect upon us.

      There are currently few laws or regulations directly applicable to the Internet. However, based upon the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration, and there is a possibility that a number of laws and regulations may be adopted with respect to the Internet, relating to such issues as, user privacy, taxation, infringement, pricing, and quality of products and services. Although we and our subsidiaries will make every effort to comply with applicable regulations, there can be no assurance of their ability to do so. Additionally, the adoption of such laws and regulations may decrease growth in the use of the Internet. Therefore, if we and our subsidiaries are unable to comply with new laws and regulations, or Internet use decreases as a result, their business, operations and financial conditions would be adversely affected.

Risks related to this offering:

Computer and technology related securities are generally subject to greater volatility in price than those of traditional manufacturing or services companies.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. The market prices of the securities of many publicly-traded companies in the computer industry have in the past been and can be expected in the future to be especially volatile. Factors such as our operating results, announcements by us or by our competitors concerning technological innovations, or new products and/or systems may have a significant impact upon the market price of our securities.

The shares in this offering represent a high percentage of our total issued and outstanding shares.

      The shares to be registered in this offering (8,087,052) represent approximately 91% of our total issued and outstanding shares prior to this offering. Prior to this offering, the shares of our common stock which were acquired by Chell.com Ltd. (5,325,048), which represents 59.7% of our total issued and outstanding shares prior to this offering, were restricted and could not be freely traded pursuant to Rule 144 which was promulgated by the Securities and Exchange Commission pursuant to ss.4(1) of the Securities Act of 1933. If the investors who purchase shares pursuant to this offering sell such shares in the near future, in view of the past limited trading market, share value may drop substantially.

This offering is not being conducted by an underwriter and we may not sell any or all of the shares which we are offering.

The shares of our common stock that are being sold pursuant to this offering are not subject to any agreements with an underwriter for the sale of any of the common stock being offered by us. No minimum number of shares is required to be sold, and there can be no assurance that any minimum number of shares will be sold in this offering. If all shares of common stock that are being sold by us in this offering are not sold, then the proceeds available to us will be reduced, and our expansion efforts will be more limited.

                              Available information

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the the Securities and Exchange Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The the Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the the Securities and Exchange Commission. The address of the World Wide Web site is http://www.sec.gov.

      We have filed with the the Securities and Exchange Commission a Registration Statement on Form S-1, together with all amendments and exhibits under the Securities Act of 1933, as amended, with respect to our common stock which is the subject of this Registration Statement. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the the Securities and Exchange Commission's rules and regulations. For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the the Securities and Exchange Commission's public reference facilities at the addresses set forth above or through the the Securities and Exchange Commission's World Wide Web site.

      Statements contained in this Prospectus in each instance are qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement which prospective investors should review. Investors may rely upon the statements and representations contained in this prospectus.

               Special note concerning forward-looking statements

      Prospective investors should carefully consider the aforementioned risk factors, in addition to the other information contained in this Registration Statement, in evaluating an investment in the Securities offered hereby. This Registration Statement contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the preceding risk factors and elsewhere in this Registration Statement.

      The ownership and trading of our shares of common stock are speculative and offer a high degree of risk, including, but not necessarily limited to, the risk factors described above. One should carefully consider the aforementioned risk factors inherent in and affecting our business before making an investment decision.

                                 Use of proceeds

      We will not receive any proceeds from the sale of 7,087,052 shares of common stock by the selling shareholders. We estimate that our net proceeds from our offering of 1,000,000 shares of our common stock will be approximately US$820,000 (based upon an assumed public offering price of US$1.02 per share) after deducting offering expenses of US$200,000. We will divide the net proceeds of our offering of shares of our common stock between utilizing approximately one-half for repaying portions of certain of our loans and approximately one-half for working capital and general corporate purposes. We will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend upon a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. Pending such uses, the net proceeds of this offering will be invested in short or medium term, interest-bearing, investment grade securities.

                              Selling Shareholders

      An aggregate of up to 8,087,052 shares may be sold pursuant to this Prospectus of which 7,087,052 are offered by the Selling Shareholders and up to 1,000,000 shares are being sold by us, on a self-underwritten, best efforts basis, with no minimum. As described elsewhere in this Registration Statement, the Selling Shareholders have either held a position or office with us or had a material relationship with us. We will not receive any of the proceeds from the sale of the 7,087,052 shares of common stock by the Selling Shareholders.

      The following table sets forth certain information with respect to the Selling Shareholders:

---------------------------------------------------------------------------------------
     Selling            Shares     Percentage    Shares       Shares      Percentage of
   Shareholder          Owned         of       Registered     Owned        Shares after
                       Prior to     Shares                    After          Offering
                       Offering    Prior to                Offering(2)
                                  Offering(1)
---------------------------------------------------------------------------------------
Chell.com Ltd. (3)     5,325,048     59.7%     5,325,048           0            0%
(7)
---------------------------------------------------------------------------------------
Peter Rona (4)           386,500      4.3%       107,143     279,367          2.9%
---------------------------------------------------------------------------------------
iCapital                  22,500        0%        22,500           0            0%
Corporation (8)
---------------------------------------------------------------------------------------
Naveen Chanana            22,500        0%        22,500           0            0%
---------------------------------------------------------------------------------------
Bruce Elliot              21,974        0%        21,974           0            0%
---------------------------------------------------------------------------------------
WYWITB PTY               112,750      1.2%       112,750           0            0%
(9)
Limited
---------------------------------------------------------------------------------------
CANADIAN               1,238,535     13.9%     1,238,535           0            0%
ADVANTAGE
LIMITED
PARTNERSHIP
II Limited
Partnership
(10)(11)
---------------------------------------------------------------------------------------
HDL Capital               50,000        0%        50,000           0            0%
Corporation (5)
(12)
---------------------------------------------------------------------------------------
Vanguard                  50,000        0%        50,000           0            0%
Market
Management (6)
(13)
---------------------------------------------------------------------------------------
Canadian                 136,602      1.5%       136,602           0            0%
International
Bank of
Commerce
---------------------------------------------------------------------------------------

(1) Less than 1%, shown as 0%.

(2) Assumes all of the shares offered hereby are sold by the Selling
Shareholders.

(3) Messrs. David Bolink and Gord Herman, each a director on our board of directors, own options to acquire 467,121 and 498,354 shares respectively of Engyro (or, in the event of a sale, conversion or exchange of such shares by Chell.com the option applies to shares received by Chell.com in exchange therefor) from Chell.com at a total price of Cdn$1.00 from each recipient.

(4) Includes 107,143 shares issued upon conversion of our Preferred Stock. Does not include 176,000 options to purchase shares of our Common Stock, which have vested.

(5) Includes shares issuable upon the exercise of Warrants held by the Selling Stockholder.

(6) Includes shares issuable upon the exercise of Warrants held by the Selling Stockholder.

(7) Chell.com Ltd. is 100% owned by Cameron Chell.

(8) iCapital Corporation is controlled by its managing directors, Rosemary Nguyen, Randall Letcavage and M. Blaine Riley. Neither iCapital nor any of its principals/directors are in any way related to us.

(9) WYWITB is controlled by Craig Hawkins, a resident of Australia. Neither WYWITB nor its principal/director is in any way related to us.

(10) Canadian Advanced Limited Partnership II is controlled by its general partner, VHM Management, Ltd. an Ontario Corporation. As of April, 2001, VHM's directors are Mark Valentine and Ian MacKinnon. Ian MacKinnon has resigned and is in the process of being replaced. Neither of the companies nor any of their principals/directors is in any way related to us. Canadian Advantage Limited Partnership II is the assignee of a US$3,000,000 convertible debenture issued by us to the VC Advantage Limited Partnership.

(11) Includes 736,667 shares issuable pursuant to a US$3,000,000 convertible debenture issued by us to the VC Advantage Limited Partnership and subsequently assigned to Canadian Advantage Limited Partnership II, of which US$1,700,000 has been advanced to us.

(12) HDL Capital Corporation is controlled by its principal, Bernard Grybowski. Neither HDL nor its principal/director is in any way related to us.

(13) Vanguard Market Management, Inc. is controlled by its principal, Jeffrey Kirsch. Neither Vanguard nor its principal/director is in any way related to us.

                              Plan of distribution

      A total of up to 8,087,052 shares may be sold pursuant to this prospectus. This includes 1,000,000 shares of our common stock which as of the date this Prospectus, have not been issued. Such share are being offered by us, using our officers, directors, and broker dealers on a self-underwritten, best efforts basis. The broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations. The remaining 7,087,052 shares may be sold pursuant to this prospectus by the stockholders listed below. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

      The 7,087,052 shares may be offered and sold by the selling stockholders from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated in accordance with applicable laws and regulations. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within in the meaning of the Securities Act, in connection with such sales. Any commissions, discounts or other fees payable to a broker, dealer or market maker in connection with the sale of any common stock will be borne by the Selling Stockholder.

Exchange Rates

      This Registration Statement contains conversions of certain amounts in Canadian dollars ("Cdn$") into United States dollars ("US$") based upon the exchange rate in effect at the end of the period to which the amount relates, or the exchange rate on the date specified. For such purposes, the exchange rate means the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). These translations should not be construed as representations that the Canadian dollar amounts actually represent such U.S. dollar amounts or that Canadian dollars could be converted into U.S. dollars at the rate indicated or at any other rate. The Noon Buying Rate at the end of each of the five years ended August 31, 2000, the average of the Noon Buying Rates on the last day of each month during each of such fiscal years and the high and low Noon Buying Rate for each of such fiscal year's were as follows:

August 31,

----------------------------------------------------------------------------------------------------------
                        2000               1999               1998              1997               1996
----------------------------------------------------------------------------------------------------------
At end of period     Cdn$1.4715         Cdn$1.4965         Cdn$1.5722        Cdn$1.3885         Cdn$1.3685
----------------------------------------------------------------------------------------------------------
Average for period       1.4714             1.4949             1.4390            1.3676             1.3634
----------------------------------------------------------------------------------------------------------
High for period          1.4955             1.5135             1.5770            1.3942             1.3815
----------------------------------------------------------------------------------------------------------
Low for Period           1.4489             1.4760             1.4100            1.3381             1.3401
----------------------------------------------------------------------------------------------------------


The Noon Buying Rate as of July 10, 2001 was 1.5213.


                   Description of Securities to be Registered

      We are authorized to issue 50,000,000 Common Shares of which 8,906,236 Common Shares were issued and outstanding as at the date hereof. As at the date hereof, we had also issued warrants which enable holders thereof to acquire up to 250,000 Common Shares and had also issued stock options which entitle holders thereof to acquire up to 1,326,500 Common Shares.

Common Shares

      The holders of Common Shares are entitled to one vote per share held at meetings of shareholders, to receive such dividends as declared by us and to receive the remaining property and assets of the Corporation upon our dissolution or winding up. The Common Shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

      On October 12, 2000, we issued a convertible debenture in the amount of US$3,000,000 to VC Advantage Limited Partnership. Cameron Chell is a director and shareholder of VC Advantage Limited Partnership. The convertible debenture bears interest at 10% per annum, payable upon conversion, redemption or maturity. The unpaid principal of the debenture bears interest from the date that it is actually advanced until paid. Interest is payable in cash or stock at our option. The convertible debenture is convertible into our Common Shares, at US$3.00 per share. On November 30, 2000, VC Advantage Limited Partnership assigned the convertible debenture to Canadian Advantage Limited Partnership II. Canadian Advantage Limited Partnership II is not related to or affiliated with us in any way. As of the date hereof, a total of US$1,700,000 has been advanced and Canadian Advantage Limited Partnership II is therefore in default of its obligation to advance the balance of the funds, US$1,300,000. Although we have no specific material commitments with respect to our anticipation of receipt of the installments, we intend to expend such funds on working capital and the financing of certain of our investments. If we do not receive the balance of the funds owed to us by Canadian Advantage Limited Partnership II, we may not have the necessary funding to develop and expand our business operations. Although there may be remedies available to us if Canadian Advantage Limited Partnership II defaults on its obligation to us, we have not yet determined whether we will pursue such remedies. Of the 1,238,535 shares being offered by Canadian Advantage Limited Partnership II, 736,667 shares represent shares issuable to CALP II upon conversion of the US$1.7 million advanced to us pursuant to the US$3 million convertible debenture, plus estimated interest for three years.

      We also issued 50,000 warrants to VC Advantage Limited Partnership. Each Warrant entitles the holder thereof to acquire one of our Common Shares at US$3.00 per share at any time prior to October 3, 2004 for an aggregate of 50,000 shares.

      As of the date hereof, we issued 250,000 Common Share Purchase Warrants. 200,000 Warrants may be exercised for Common Shares at a price of US$4.375 at any time prior to April 4, 2003 for an aggregate of 200,000 Common Shares. 50,000 Warrants may be exercised for Common Shares at a price of US$3.00 at any time prior to October 3, 2004 for an aggregate of 50,000 Common Shares.

Preferred Shares

      There are presently no Preferred Shares outstanding.

Shares eligible for future sale

      The 8,087,052 shares of common stock offered in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period, equal to the greater of:

            o     1% of the then outstanding shares of common stock; or

            o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                                  Legal matters

      Certain legal matters with respect to the validity of the shares of common stock offered hereby are being passed upon for us by Mintz & Fraade, P.C., 488 Madison Avenue, New York, New York 10022.

                                     Experts

      The consolidated financial statements of Chell Group Corporation for the fiscal year ending August 31, 2000 appearing in this Prospectus and Registration Statement have been audited by Lazar, Levine & Felix, LLP, independent auditors, and the information under the caption "Selected Financial Data" at August 2000 and for the year then ended, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Lazar, Levine & Felix, LLP, as set forth in their report thereon appearing elsewhere herein. The consolidated financial statements for the six-month period ending February 28, 2001 have been reviewed by Lazar, Levine & Felix, LLP.

      Such consolidated financial statements and selected financial data are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Chell Group Corporation at August 31, 1999 and for the two years then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Financial Data" at August 1999 and for the two years then ended, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

      Such consolidated statements and selected financial data are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                   Information with Respect to the Registrant

Description of Business and Corporate History

      We were incorporated on May 12, 1986 pursuant to the laws of the State of New York as "TrioSearch, Inc.". In June 1988, we changed our name to "NTN Canada, Inc.". In March 1998 we changed our name to Networks North Inc. and in September 2000, changed our name to Chell Group Corporation. Our head office and principal place of business is located at 14 Meteor Drive, Toronto, Ontario, M9W 1A4. Our registered office is located at 488 Madison Avenue, New York, New York, 10022.

      Effective October 1, 1996, we, indirectly through NTN Interactive Network Inc., a Canadian corporation, acquired all of the outstanding stock of Magic Lantern Communications Ltd., an Ontario corporation, and its subsidiaries. Magic Lantern currently has two wholly owned subsidiaries, one of which is 1113659 Ontario Ltd., operating as Viewer Services and the other of which is Tutorbuddy.com Inc. Magivc Lantern and its subsidiaries market and distribute an exclusively licensed library of educational videos. Tutorbuddy, a development stage project, will provide interactive online educational video services offering tutorial assistance. Magic Lantern also has a 75% ownership of the outstanding stock of Sonoptic Technologies Inc. Sonoptic operates a digital video facility.

      In August 1997, we acquired certain business assets of Image Media Ltd. and 802117 Ontario Inc., operating as Pilot Software. In September 1997, we, indirectly through NTN Interactive Network, acquired 51% of the outstanding stock of Interlynx Multimedia Inc., an Ontario corporation. In June 1999, we, indirectly through NTN Interactive Network, acquired the remaining 49% of the outstanding stock of Interlynx. Interlynx developed and markets PROFIS, an advanced web-based training software that runs on Windows NT servers.

      In September 1999, pursuant to an Asset Purchase Agreement we, through our wholly owned subsidiary 1373224 Ontario Limited, acquired substantially all of the property and assets (excluding accounts receivable) of GalaVu Entertainment Inc., an Ontario corporation. We acquired from GalaVu in this transaction the bulk of their equipment, which consisted of audiovisual entertainment equipment, including computers, videocassette recorders and transmitters, which are installed in hotels and other hospitality facilities for the use of guests on a pay-per basis. Our decision to acquire GalaVu's assets was based upon the anticipated synergy between the interactive and audiovisual entertainment services provided by GalaVu and our NTN Interactive Network subsidiary. Our decision was also based upon our intention to expand our more profitable interactive entertainment business segment and our belief that such a segment would provide us with a substantial positive cash flow. We believe that the acquisition of these assets complements our previously existing line of business undertaken by NTN Interactive Network.

        The following is an organizational chart of the Corporation: (1)

                                                 -----------
                                                 CHELL GROUP
                                                 CORPORATION
                                                 -----------
                                                      |
                                                      |
        --------------------------------------------------------------------------------------------
        |                        |                    |                 |                   |       |
        |                        |                    |                 |                   |       |
---------------------       ---------------       -----------        --------------         |   ---------
Gala Vu Entertainment       NTN Interactive         348751           Chell Merchant         |   Chell.com
    Network, Inc.            Network, Inc.        Canada Inc.        Capital Group          |    USA Inc.
---------------------       ---------------       -----------        --------------         |   ---------
                                  |                                                         |
                                  |                                                         |
                    -------------------------                                               |
                    |                       |                                               |
                    |                       |                                               |
              ----------              --------------                                        |
              Interlynx               Magic Lantern                                         |
              Multimedia              Communications                                        |
                 Inc.                      Ltd.                                             |
              ----------              --------------                                        |
                                             |                                              |
                                             |                                              |
                                             |                              -----------     |
                                             |                              Engyro Inc. ----|
       --------------------------------------------------------                 34%         |
       |                            |                         |             -----------     |
       |                            |                         |                             |
--------------              ------------------        ---------------                       |
                                Sonoptic              Viewer Services         ----------    |
Tutorbuddy.com              Technologies, Inc.        1113659 Ontario         cDemo Inc. ---|
     Inc.                         75%                       Ltd.                 14.3%      |
--------------              ------------------        ---------------         ----------    |
                                                                                            |
                                                                                            |
                                                                                            |
                                                                             -----------    |
                                                                             Application    |
                                                                             Station.com ---|
                                                                               Inc(2).
                                                                                12.75%
                                                                             -----------

(1) All subsidiaries are 100% owned unless otherwise stated.
(2) Our acquisition of ApplicationStation is currently pending our determination as to whether to proceed with this acquisition and obtaining the funds necessary to do so.

The following is a chart detailing our percentage ownership in our subsidiaries and, where applicable and available, the other entity or entities that have an equity shareholding in these companies:

-------------------------------------------------------------------------------------------------------
Subsidiary                        Our Percentage             Other Entities with          Subsidiary's
                                  Ownership                  Equity Shares and            Revenues as a
                                                             Percentages                  Percentage of
                                                                                          our Total
                                                                                          Revenues
-------------------------------------------------------------------------------------------------------
Chell Merchant Capital            100%                       N.A.                         0%
Group, Inc.
-------------------------------------------------------------------------------------------------------
NTN Interactive                   100%                       N.A.                         37.7%
Network Inc.
-------------------------------------------------------------------------------------------------------
GalaVu Entertainment              100% (through NTN          N.A.                         34.5%
Network Inc.                      Interactive  Network,
                                  Inc.)
-------------------------------------------------------------------------------------------------------
Magic Lantern                     100% (through NTN          N.A.                         19.1%
Communications Ltd.               Interactive  Network,
                                  Inc.)
-------------------------------------------------------------------------------------------------------
Sonoptic Technologies             75% (through Magic         25% Govt. of                 5.7%
Inc.                              Lantern)                   New Brunswick
-------------------------------------------------------------------------------------------------------
1113659 Ontario Ltd.,             100% (through Magic        N.A.                         0%
operating as Viewer               Lantern)
Services
-------------------------------------------------------------------------------------------------------
Tutorbuddy Inc.                   100% (through Magic        N.A.                         0%
                                  Lantern)
-------------------------------------------------------------------------------------------------------
Interlynx Multimedia              100% (through NTN          N.A.                         3%
Inc.                              Interactive  Network,
                                  Inc.
-------------------------------------------------------------------------------------------------------
348751 Canada Inc.                100%                       N.A.                         0%
-------------------------------------------------------------------------------------------------------
Chell.com USA Inc.                100%                       N.A.                         0%
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Investment                        Our Percentage             Other Entities with          Subsidiary's
Companies:                        Ownership                  Equity Shareholding          Revenues as a
                                                             and Percentages              Percentage of
                                                                                          our Total
                                                                                          Revenues
-------------------------------------------------------------------------------------------------------
Engyro, Inc.                      34.16%                     Private Venture              *
                                                             Capitalists (38.12%,);
                                                             Engyro's
                                                             Management
                                                             (27.72%)
-------------------------------------------------------------------------------------------------------
cDemo Inc.                        17.86%                     Private Venture              *
                                                             Capitalists (22.32%);
                                                             cDemo's
                                                             Management and
                                                             Employees (59.82%)
-------------------------------------------------------------------------------------------------------

*Due to our current minority investment in such entities, future revenues, when and if realized, will not be included in our total revenues.

Financial Information about Industry Segments: (In Canadian $'s)

      Reference is hereby made to the Business Sector data for the years ended August 31, 2000, 1999, and 1998 in Exhibit 99.1 below.

                                                                               2000
                                                                                                 Inter-segment
                                 Entertainment      Education        E-commerce    Unallocated    adjustments          Total
                                        $               $                $                              $                $
-------------------------------------------------------------------------------------------------------------------------------
Total revenue                      14,320,649       5,247,764          586,756             --       (461,123)       19,694,046
Operating loss                        346,301        (645,208)        (914,315)      (822,515)        20,419        (2,015,318)
Identifiable assets                 8,592,258       3,492,952          396,652             --             --        12,481,862
Corporate assets                    4,975,030          68,644         (144,941)            --             --         4,898,733
Capital expenditures                  842,955         289,236           29,955             --             --         1,162,146
Depreciation and amortization       1,733,473         408,856          204,992             --             --         2,347,321
Income from equity investment              --              --               --             --             --                --
===============================================================================================================================

                                                                               1999
                                                                                                 Inter-segment
                                 Entertainment      Education        E-commerce    Unallocated    adjustments          Total
                                        $               $                $                              $                $
-------------------------------------------------------------------------------------------------------------------------------
Total revenue                       8,115,127       5,192,378          596,951             --       (483,814)       13,420,642
Operating profit (loss)               204,843        (594,824)        (229,599)            --       (246,693)         (866,273)
Identifiable assets                 4,389,308       4,290,025          351,555             --             --         9,030,888
Corporate assets                    4,923,498        (182,367)       1,030,002             --             --         5,771,133
Capital expenditures                  350,836         147,761          103,036             --             --           601,633
Depreciation and amortization         900,770         428,376          100,073             --             --         1,429,219
Income from equity investment              --          28,576               --             --             --            28,576
===============================================================================================================================

                                                                               1998
                                                                                                 Inter-segment
                                 Entertainment      Education        E-commerce    Unallocated    adjustments          Total
                                        $               $                $                              $                $
-------------------------------------------------------------------------------------------------------------------------------
Total revenue                       8,498,545       5,054,376        1,367,430             --       (148,379)       14,771,972
Operating profit (loss)             1,266,418        (389,046)         418,385             --       (148,379)        1,147,378
Identifiable assets                 4,887,935       4,170,474          280,908             --             --         9,339,317
Corporate assets                    4,794,976         720,784        1,192,830             --             --         6,708,590
Capital expenditures                1,787,043         223,700            1,800             --             --         2,012,543
Depreciation and amortization         784,113         434,449           92,127             --             --         1,310,689
Income from equity investment              --         (25,658)              --             --             --           (25,658)
===============================================================================================================================

                                  OUR BUSINESS

      We are engaged in the business of providing merchant capital services, interactive entertainment services and electronic/online products and services. Our core businesses are the merchant capital services provided through our Merchant Capital Group subsidiary and the interactive entertainment services provided by our NTN Interactive Network subsidiary. The business of merchant capital services involves our investment in and acquisition of significant but undervalued operating companies or technologies, to which we then apply management experience, in an effort to appreciate the value of those companies. In addition, GaluVu is a technology-based entertainment provider of interactive in-room entertainment systems to hotels across Canada Interactive entertainment services also involve, for example electronic sports trivia games played on computer units installed in bars, pubs and restaurants. Our Magic Lantern subsidiary and its subsidiaries are involved in the marketing and distribution of educational video and media resources, providing interactive online educational video services and the conversion of analog video to digital video formats and Interlynx designs and develops web-based training software. Electronic/online products and services involve providing business software applications and support, as well as educational tools, over the Internet to registered subscribers.

      Our main business strategy is to operate or invest in companies that represent the latest in technological innovations. We apply our expertise, industry contacts, and market foresight to these companies in order to create shareholder value.

Merchant Capital Group

Business Strategy

      Our Merchant Capital Group subsidiary is in the business of defining, building and re-engineering businesses using new economy technologies to maximize market value. The Merchant Capital Group's continual focus is to identify upcoming technology trends and create the effective infrastructure required to build out and support these trends.

      Our Merchant Capital Group subsidiary is helping to define and grow a new business and computing model known as the Application Service Provider, which we refer to as the Application Service Provider industry.

Application Service Provider - Software as a Service

      Application Service Provider is changing the way application software is distributed. The Application Service Provider concept is based on centrally hosted computing. Instead of purchasing software applications for installation on personal computers, companies and individuals subscribe to (i.e. rent) the applications and then securely access them from any web connection. Application Service Providers are transforming software from a product to a service that provides specific functionality for end-users without the problems of installation, servicing, and upgrading. Most major software corporations have announced new initiatives in the Application Service Provider market.

Merchant Capital Group Services:

1. Fee Based Consulting Services: Our Merchant Capital Group subsidiary serves clients by advising them on e-commerce strategy, with particular focus on the Application Service Provider industry. Consulting services include, but are not limited to, business development activities, strategic alliances, and marketing and promotional activities.

2. Creation of Businesses: Our Merchant Capital Group subsidiary intends to create companies to become leaders in areas that we believe will define new technological trends. These companies intend to be fully developed and then sold to established industry players or via public offerings.

3. Corporate Reengineering: Our Merchant Capital Group subsidiary intends to target for acquisition undervalued and under-performing corporations and apply management expertise, new economy thinking, and new technologies in order to boost market value and corporate performance.

4. Merchant Capital Services: Our Merchant Capital Group subsidiary intends to assist clients with raising funds and with merger and acquisition activity.

Merchant Capital Group Strategy

            Our Merchant Capital Group subsidiary follows a three-way model of defining, creating, and exploiting new trends in technology:

1. Strategic Development: Our Merchant Capital Group subsidiary continually monitors the competitive landscape to determine if there currently exist companies to exploit the technological trend. If not, the Merchant Capital Group intends to develop in-house companies to exploit the technological trend.

2. Acquisition: Our Merchant Capital Group subsidiary targets appropriate companies for acquisition and development.

3. Research and Development: In addition to the above, our Merchant Capital Group subsidiary maintains research and development in an effort to discover and help create new technological trends.

            These strategies and services are designed to offer our Merchant Capital Group subsidiary's clients the following benefits within the marketplace:

1. Brand and Market Awareness: Our Merchant Capital Group subsidiary's activities for clients include extensive public and media relations, marketing campaigns, brand development and identity, and promotion. These activities are developed in close consultation with clients.

2. Business Development: Our Merchant Capital Group subsidiary has an extensive list of market contacts and is a member of the Application Service Provider Industry Consortium, the Personalization Consortium, and the Rich Media Consortium. These memberships and established relationships allow Our Merchant Capital Group subsidiary to assist client activities in the sourcing and formulation of strategic alliances, business arrangements, joint development programs, and general business development.

3. Additional Financings: Our Merchant Capital Group subsidiary maintains an up-to-date database on venture capital activity. This allows Our Merchant Capital Group subsidiary to identify appropriate venture capitalists that would be interested in pursuing financing relationships with client companies.

NTN Interactive Network Inc.

      Our NTN Interactive Network subsidiary is engaged in the marketing and distribution of the NTN Entertainment Network services throughout Canada. These activities are being conducted through an exclusive license covering Canada granted to NTN Sports Inc., (predecessor to our NTN Interactive Network subsidiary) by NTN Communications, Inc. of Carlsbad, California. The license grants our NTN Interactive Network subsidiary the right to market the products and programs of NTN Communications, Inc. throughout Canada for a 25-year term ending December 31, 2015. NTN Communications, Inc. does not have an equity position in us or in our NTN Interactive Network subsidiary.

      The NTN Entertainment Network

      The NTN Entertainment Network is owned and operated by NTN Communications, Inc. and uses existing technology to broadcast two-way interactive live events to subscriber locations. The Network provides digital data broadcast transmissions, which enable equipment and software at subscriber locations to display text and graphics programming and to interpret responses from Network viewers. All programming is produced at and transmitted from the NTN Broadcast Center in Carlsbad, California. More than 3,100 restaurants, lounges, hotels, and other hospitality sites across North America have subscribed to these services and installed systems capable of receiving Network broadcasts. These subscriber systems receive satellite broadcasts containing the Network interactive programs, such that thousands of patrons at subscriber locations can interact with the same programs simultaneously. Our NTN Interactive Network subsidiary markets the Network throughout Canada to the hospitality industry, installs the systems, and provides technical and marketing support to Network sites. Over 500 Group Subscribers are located in Canada. Designed to be hardware independent, the Network may be transmitted through a variety of techniques including, direct satellite, cable, gateway service, FM sideband, Internet, TV vertical blanking interval, and telephone. We currently use direct satellite as the method of transmission.

      Network Programming

      The two-way interactive programming currently featured over the Network includes a variety of interactive sports and trivia games permitting viewer interaction and participation for 16 hours each day. All present Network programming is structured to provide time for national, regional and local advertisements, as well as for local inserts, which permit each subscriber to display announcements of promotional prices or other events at its business location.

      NTN Play-Along Games

      NTN Play-Along Games are played in conjunction with live, televised events. The prime NTN Play-Along Game is QB1, a game of football strategy.

      NTN Premium Trivia Games

      NTN Premium Trivia Games are promotion-oriented weekly game shows that usually require an hour of participation. Prizes are awarded to the top finishers. Games among all participating subscriber locations include the following: Showdown, a general knowledge game; Sports Trivia Challenge, a game focused on sports, and Spotlight, a game that quizzes players about the world of show business and celebrities; Playback, a music news, trivia, song title and musical topics game; and Sports IQ, a weekly sports trivia game. Half-hour interactive trivia games comprise the majority of the Network's programming. Countdown and Wipeout are trivia games designed for fast competitive play among participants at each subscriber location.

      NTN Interactive Network Market

      Our NTN Interactive Network subsidiary's market remains our largest core business, considering that network services and pay-per-view television services marketed to the restaurant and hospitality industries total approximately 36% of our revenues. Our NTN Interactive Network subsidiary positions the Network to prospects and clients as a means of attracting patrons (to play the games), retaining their patronage (as they return to play again), and increasing the length of time patrons stay in their establishment. As the number of repeat customers and their length of stay increases, the hospitality establishment has an increased opportunity to sell additional food and beverage.

      Our NTN Interactive Network subsidiary's sales force targets the strongest hospitality outlets in Canada, including a number of chain accounts. Attractive rental packages are in place to support our NTN Interactive Network subsidiary's sales efforts. Our NTN Interactive Network subsidiary promotes the Network as one of the best and technically advanced forms of on-premises advertising to this market, offering long-term repetitive exposure to a captive, attentive, and enthusiastic audience.

      Each end user receives the Subscriber System, including the equipment and the proprietary software, from our NTN Interactive Network subsidiary. In most instances, the customer rents the equipment from our NTN Interactive Network subsidiary. Our NTN Interactive Network subsidiary, in turn, purchases equipment from several suppliers. Following installation, each end user pays a monthly fee to our NTN Interactive Network subsidiary for the Network services.

GalaVu Entertainment Network Inc.

      Our GalaVu subsidiary is a technology-based entertainment provider of interactive in-room entertainment systems to hotels. Our GalaVu subsidiary is currently installed in over 200 Canadian hotels, primarily small and mid sized. Our GalaVu subsidiary's interactive system is based on proprietary technology and provides a wide range of affordable, in-room entertainment packages. Marketed to guests under the Round-the-Clock Entertainment brand, our GalaVu subsidiary's suite of products include Hollywood movies on demand, premium television programming, and other information and entertainment services designed to enhance the stay of hotel guests while generating revenue for our GalaVu subsidiary and its hotel partners.

Magic Lantern Group

      Our Magic Lantern subsidiary and its subsidiaries operate in two principal markets including, (i) the marketing and distribution of educational video and media resources, and (ii) the conversion of analog video to digital video formats.

      Our Magic Lantern subsidiary and its subsidiaries market and distribute an exclusively licensed library of educational video titles to schools, school boards, and Ministries of Education across Canada and internationally, excluding the U.S. Our Magic Lantern subsidiary's exclusive distribution rights enable it to avoid competing for the sale of specific titles, while competing for a share of the available media-buying budget within each educational jurisdiction. Several years ago, our Magic Lantern subsidiary began accumulating digital delivery rights for the titles it distributes, and approximately 65% of all titles in its library include such rights. Our Management believes that this extensive library of titles with digital delivery rights will favorably position our Magic Lantern subsidiary as distribution technologies and delivery systems migrate to digital formats, a process that is already underway in Canada.

      Tutorbuddy, a development stage project, will provide interactive online educational video services offering tutorial assistance. Tutorbuddy's web site will provide home and school access to thousands of video subjects with online learning support, including interaction with real-time tutor-monitored study groups, personalized research assistance, resource-monitoring for parents and teachers and scheduled webcasts on specific topics. Tutorbuddy's technology will allow students, teachers and parents to search and have immediate access to indexed video titles relevant to homework, class projects, lesson plans and educational programs. Tutorbuddy's library of educational content is substantial, representing over 250 producers of content with over 12,000 educational titles in release with digital rights negotiated to more than half the titles currently in release. Tutorbuddy enters the education and home learning market through Magic Lantern's strong Canadian presence where it counts some 9,000 out of the 12,000 Canadian schools as customers.

      Sonoptic, located in Saint John, New Brunswick, operates a digital video facility which converts analog video to digital video formats suitable for distribution through the Internet, as well as through broadband distribution networks being established by telephone and cable companies in Canada and elsewhere. This is a relatively new type of business and, while there are numerous "low-end" service providers entering the market in North America, there are no clear leaders or dominant players that have emerged. Sonoptic is also positioning itself as a premier source for digital video consulting and conversion services within the key markets, which are expected to emerge in the next two to three years.

Interlynx Multimedia Inc.

      Interlynx has developed PROFIS, an advanced web-based training software that runs on Windows NT servers. Interlynx's marketing efforts are targeted toward both local and international markets. The core competencies of Interlynx include programming in Visual C++, Java, HTML, Application Service Provider and Visual Basic running on MS-DOS, Windows 3.1, 95/98 and NT, and Unix platforms.

Planned Future Activities

Investment Subsidiaries

Engyro

      Engyro is the surviving legal entity resulting from the merger of R Home Funding Co. Ltd., a Nevada corporation and its wholly owned Delaware subsidiary, Engyro, Inc. Its headquarters are located in Shelton, Connecticut. We own 34% of the stock of Engyro and the remaining equity of the company is as follows:
Private Venture Capitalists (38.12%,); Engyro's Management (27.72%).

      Engyro is a financial transaction engine designed to support the high demands created by rapid growth in the Application Service Provider industry. Engyro is focusing on providing the critical back end administrative services for the Application Service Provider industry. Our Management believes that this will allow integration of the billing, payment, disbursement, and settlement functions for Application Service Provider companies. Engyro has custom designed its system to enable simplification of the complex economic variables of delivery, measurement and payment, with full reconciliation and posting directly to the accounting systems of all parties in the Application Service Provider transaction. Engyro intends to strategically deploy its service offering to give efficient and flexible local service to the Application Service Providers', Independent Software Vendors and Network Service Providers. Engyro's platform is flexible enough to allow it to grow into other market areas such as business-to-business and e-commerce. Engyro is still developing its product and has not yet received any revenue.

      Engyro's primary market is the Application Service Provider marketplace. Most Application Service Providers have yet to develop sophisticated and integrated accounting systems and backroom capabilities, and typically outsource non-core operations. Engyro proposes to approach potential customers and work with them to design creative solutions for their billing and payment needs. Engyro also intends to approach Independent Software Vendors to market Engyro's ability to enable them to transition to an e-commerce platform to take advantage of new distribution channels in the Application Service Providers. Engyro intends to approach Independent Software Vendors and Network Service Providers and seek to assist them in their provision of Application Service Provider value-added services to their core offering. Engyro intends to reach its target market in the following ways:

1. Indirectly by offering Independent Software Vendors a secure method to enable Application Service Providers alternative subscription software rental-models through the remote management of the payment process; and

2. Through strategic partnerships/marketing relationships with software metering/monitoring companies, billing companies, accounting software providers, Data Centers, and other components of the community of Application Service Provider elements.

cDemo

      cDemo is a start up company that was incorporated in the State of Delaware in February 2000. The head office is located at 236B Broadway, Chico, California, 95926 and there is a satellite office located at 114, 1215 - 13th Street SE, Calgary, Alberta. We own 14.3% of the stock of cDemo and the remainder of the company's stock is distributed as follows: Private Venture Capitalists (22.32%); cDemo's Management and Employees (59.82%), none of whom are affiliated with us. Allan Chell, Cameron Chell's brother, is a Director and principal shareholder of cDemo and its VP of Strategic Development. cDemo is developing its products and has not yet received any revenue.

      cDemo plans to position itself as a trusted and unbiased electronic assessment and listing service. To perform a standardized electronic assessment and listing, cDemo has researched and developed an assessment methodology that is capable of "commoditizing" products, and displaying them in a format that is easy to both read and view. cDemo's unique consortium of technology partners are producing a technological system that our Management believes will be capable of tailoring the cDemo electronic assessment to industry and partner requirements. The assessment software will be loaded into a rugged, handheld tablet. cDemo plans to use this tablet device to collect and transmit an electronic demonstration based on an Internet connection to the cDemo backend database.

      cDemo's first target industry is used vehicle sales. In order for the automotive industry and Internet-based automotive companies to access the multi-billion dollar used vehicle industry, cDemo intends to provide the nationwide electronic assessment and listing infrastructure necessary for this to occur and intends to generate revenue from service providers, trade-ins, on-site volume assessments, lease returns, advertising, and data mining.

      The cDemo electronic assessment service will include:

o     An unbiased and detailed 100 plus point assessment.
o     Multiple digital photographs of the vehicle.
o A computer generated assessment report, book value, and rating of the vehicle.
o A one-stop upload listing service to automotive and classified advertisement websites.

      cDemo's third party information will enable consumers to buy, sell, trade-in, and complete finance, insurance, and extended warranty contracts online, not all of which is possible today.

      In order to establish the nationwide assessment and listing infrastructure, cDemo plans to foster business alliances with nationwide quick lube chains and other service stations; newspapers, photo buy publications, and Internet based classifieds; automobile finance, insurance and extended warranty companies; and automotive dot-com businesses. As at the date hereof, cDemo has not entered into any agreement with third parties and there can be no assurance that cDemo will be able to do so in the future.

ApplicationStation

      ApplicationStation.com was incorporated in March 27, 2000. ApplicationStation operates as an Application Service Provider enabler, focusing on the packaging, delivery and management of hosted application solutions delivered over the Internet or private network. On November 22, 2000 we entered into a transaction in which we, collectively with other entities (Chell.com, eSupplies, B.O.T.B. Corp. and Cameron Chell) agreed to purchase a 51% interest in ApplicationStation. Our percentage of that 51% interest is to be 1/4, therefore a 12.75% ownership. This transaction has not yet been completed and our acquisition of ApplicationStation is currently pending our determination as to whether to proceed with this acquisition and obtaining the funds necessary to do so.

      The remainder of ApplicationStation's stock is owned by unaffiliated third parties.

      As an Application Service Provider enabler, ApplicationStation's prime focus is to partner with organizations such as established software companies, telecommunications providers, systems integrators, professional and trade associations and governments to enable them to become Application Service Providers in their own right. ApplicationStation also works with large corporations to enable them to manage enterprise Application Service Provider deployments.

      ApplicationStation has three core competencies to support its Application Service Provider enabler position.

1. ApplicationStation has developed a proprietary Application Service Provider distribution and management system, called App2, that performs three critical functions: 1) it allows for universal authentication and login for all applications being distributed; 2) it manages the launch of any type of application, web-based, Windows-based, all flavors of Unix, or legacy applications; and 3) it enables customer organizations to self-manage their application rights against a contract, greatly reducing the need for support services and related infrastructure.

      App2 allows Application Service Provider solutions to scale rapidly across large numbers of users and organizations, without the need to deploy large and costly support facilities to manage application distribution.
ApplicationStation.com believes App2 is critical to Application Service Provider growth and profitability.

2. ApplicationStation is developing and deploying a series of branded, vertical Application Service Provider solution sets, built on and leveraging the company's "Station.com" brand. The company plans to launch three vertical solutions: TravellerStation.com, for the travel management industry; AutomotiveStation.com, for the automotive service industry; and AccountingStation.com, for public accountants. The company also plans to release at least two more brands in the second quarter of fiscal 2001:
MedicalStation.com and LawStation.com. The company brings these vertical brands to its partners for distribution to their targeted customers.

      ApplicationStation also has international distribution rights for LearningStation.com, an educational Application Service Provider, based in Charlotte, North Carolina.

3. ApplicationStation integrates the applications that form its vertical brands, to enhance performance and improve value.

      ApplicationStation has four primary sources of revenue: 1) the branded, vertical products it resells through its partners; 2) products that are sold outside of branded vertical model, but still sold through its partners; 3) corporate licensing fees for App2; and 4) professional services.

      ApplicationStation is headquartered in Bellingham, Washington, and has subsidiaries in Canada, the United Kingdom and Australia. In addition, it has signed an Agreement dated October 28, 2000 to acquire majority ownership in an established systems integrator, BDO Synergy IT, based in Sydney, Australia. This transaction has now closed.

      ApplicationStation had revenues from the BT contract of $174,576.63 in 2000 (starting in December 2000) and $211,002.15 in the first quarter of 2001. ApplicationStation has had no other revenue.

Competition

      The market for merchant capital services, interactive entertainment services and electronic/online products and services is rapidly evolving and highly competitive. Although we believe that the diverse segments of the interactive entertainment and venture capital services markets will provide opportunities for more than one supplier of products and services similar to ours, it is possible that a single supplier may dominate one or more market segments. Competitors include a wide variety of companies and organizations, including venture capitalists, interactive entertainment providers, Internet software, content, service and technology companies, telecommunication companies, cable companies and equipment/technology suppliers.

      Our Merchant Capital Group subsidiary operates in the venture capital market and competes with several similar organizations. Despite having different business models and strategic outlooks than our Merchant Capital Group subsidiary, our Management believes that the following companies represent our Merchant Capital Group subsidiary's primary competition:

1. CMGI: Based in Andover, Massachusetts, CMGI creates and manages the most diverse network of Internet companies in the world. It is a company constructed of various companies in the following industries: Advertising/Marketing, Content & Community, E-commerce and Enabling Technologies. CMGI's portfolio consists of more than 60 companies, most of which are market or segment leaders;

2. Internet Capital Group: Based in San Francisco, Internet Capital Group, which we refer to as ICG, is an Internet holding company actively engaged in business-to-business e-commerce through a network of partner companies. ICG has a network of over 60 companies. The strategy of the company is to integrate its holdings and interests into a collaborative network that leverages knowledge and resources; and

3. Softbank: Based in Tokyo and California, Softbank is perhaps the largest Internet market force in the world. Softbank has a global presence and powerful global strategic partnerships. The company has established a worldwide presence by leveraging strategic alliances with subsidiaries such as Softbank Capital Partners (US$1.35 billion), and Softbank Technology Group. Softbank has ownership positions in over 120 Internet companies.

      Our NTN Interactive Network subsidiary operates in the interactive entertainment services industry. In 1996, we became aware of a new entertainment system, Sports Active, attempting to enter the hospitality market. Sports Active offers only two programs, a football game and a trivia game. While it is visually entertaining, it requires audio and we believe this is a significant drawback in the restaurant environment in which it is being marketed. We have not found this to be a significant competitive entry.

      With the entrance of motion picture, cable and TV companies, competition in the interactive entertainment and multimedia industries will likely intensify in the future.

      Our Magic Lantern subsidiary and Interlynx operate in a large and fragmented market. There are many producers and distributors of educational media resources. These market participants make up the diverse educational media supply chain. It is believed that Magic Lantern's extensive library of titles with digital delivery rights, along with our Magic Lantern subsidiary's established relationships with Canadian schools, make it one of the dominant players in its market. Interlynx's market also includes several competitors. Educational web-based training programs are a growing market and new entrants are arriving continually. Therefore, Interlynx expects competitive forces to increase in the future.

      GalaVu's competition includes other interactive in-room entertainment providers. With the development of new satellite technologies, and the increasing speed of network connections, GaluVu expects the competition to develop new services. These new services may include digital programming on demand, enhanced hotel concierge services, billing presentment and settlement, and others. GaluVu expects that new technologies will lead to intensifying competition in the future.

      Engyro's competition includes financial institutions that are pursuing online settlement, disbursement, and clearing services. While there are numerous online financial institutions, most are focused on the consumer end of the market, offering products and services aimed at allowing consumers to complete banking activities online. In addition, many competitors exist within the Application Service Provider financial supply chain, each offering a different set of services that in conjunction allow Application Service Provider services to be offered. We believe that there is currently no direct competition to Engyro as no other financial transaction company is focused exclusively on the Application Service Provider market.

      cDemo's competition includes assessment services, newspaper classified advertisement and related services, photo buy and sell publications, Internet-based automobile description and search organizations, and Internet-based automobile sales organizations. We believe that these organizations exist within a highly fragmented market each playing a role in the overall assessment and vehicle transaction process. We believe that cDemo is unique within the marketplace in that it acts as an independent and unbiased collector of information that is presented for the benefit of all participants in the used vehicle marketplace.

      On September 19, 2000, pursuant to a purchase and sale agreement among us, our Merchant Capital Group subsidiary, Chell.com, and Cameron Chell, we and our Merchant Capital Group subsidiary acquired certain assets from Chell.com and the following shares for an aggregate purchase price of US$27,002,086:

      (a) 480,000 shares of cDemo were acquired by us which represents approximately 14.3% of cDemo's issued and outstanding stock;

      (b) 875,000 shares of Engyro Inc. were acquired by us which represents approximately 34% of Engyro's issued and outstanding stock; and

      (c) 60,000 Common Shares of Chell.com (USA) Inc., a Nevada corporation were acquired by us which represents 100% of Chell.com (USA)'s outstanding stock.

      (d) 962,500 Common Shares of eSupplies, Inc. which were held in escrow as discussed below were subsequently reversed.

      Pursuant to the Purchase and Sale Agreement, we acquired the above-referenced shares for an aggregate purchase price of US$25,234,583. We also acquired certain assets from Chell.com including office leases, office equipment and computers, insurance contracts, employment contracts and service agreements for a price of US$1,767,503. Accordingly the combined aggregate purchase price for the Chell.com assets, the 480,000 shares of cDemo, the 875,000 shares of Engyro Inc., and the 60,000 Common Shares of Chell.com (USA) Inc. was US$27,002,086. The sole director and shareholder of Chell.com is Cameron Chell. Our Merchant Capital Group subsidiary also assumed a liability owing by Chell.com to Canadian Advantage Limited Partnership II, in the amount of US$1,767,499 on the condition that Canadian Advantage Limited Partnership II accept full settlement of such indebtedness by our Merchant Capital Group subsidiary issuing 451,868 exchangeable shares of our Merchant Capital Group subsidiary. The aggregate purchase price payable by us under the Purchase and Sale Agreement of US$27,002,086 was paid by the issuance by us of a total of 5,396,733 of our Common Shares at the deemed price of US$3.91155 per share and 1,506,439 shares of our Merchant Capital Group which were exchangeable for our Common Shares on a one-for-one basis. The 1,476,398 exchangeable shares of our Merchant Capital Group that were originally issued for the 962,500 eSupplies shares had been held in escrow pursuant to an escrow agreement dated October 11, 2000 among Cameron Chell, us and Wolff Leia Huckell, Barristers and Solicitors. These Merchant Capital Group exchangeable shares were to be released from escrow after receiving written notice from us that the new course of business being taken by eSupplies fits with our business model and provides significant value to us. Since we have subsequently determined that eSupplies' business profile does not fit with ours, the CMCG Exchangeable Shares have been cancelled and the 962,500 eSupplies shares have been returned to Cameron Chell. Subsequent to the cancellation of the eSupplies transaction, the aggregate purchase price was reduced to US$21,227,081.

      Pursuant to an asset purchase agreement dated September 1, 2000, Magic Lantern acquired the assets and business operations of Richard Wolff Enterprises, Inc., a company based in Illinois, for a purchase price of US$200,000. Richard Wolff Enterprises, Inc. is not an entity related to or affiliated with us. As a result, Magic Lantern has expanded its library of educational titles and now has access to the international distribution infrastructure formerly held by Richard Wolff Enterprises. The asset purchase agreement also contains a purchase price adjustment clause whereby the price may be adjusted upwards to a maximum of US$300,000 if certain revenue levels are achieved. Specifically, if gross revenues for the acquired business exceed US$500,000 for the 12 month period ending August 31, 2001, Magic Lantern will pay to Richard Wolff Enterprises US$50,000, and if gross revenues exceed US$600,000 for the second 12 month period ending August 31, 2002, Magic Lantern will pay to Richard Wolff Enterprises an additional US$50,000. In addition, the asset purchase agreement provides that Richard Wolff, President of Richard Wolff Enterprises, has agreed to act as a consultant to Magic Lantern for a term of 2 years to assist in the transition and growth of the business as it expands internationally.

      On October 10, 2000, pursuant to a Securities Purchase Agreement dated October 3, 2000, we completed the issue and sale of a US$3,000,000 convertible debenture to the VC Advantage Limited Partnership. Cameron Chell is a director and shareholder of VC Advantage Limited Partnership. The convertible debenture bears interest at 10% per annum, payable upon conversion, redemption or maturity. The unpaid principal of the debenture bears interest from the date that it is actually advanced until paid. Interest is payable in cash or stock at our option. The convertible debenture is convertible into our Common Shares, at US$3.00 per share, in amounts specified by VC Advantage Limited Partnership. The maximum number of our Common Shares that VC Advantage Limited Partnership will receive is 1,000,000. On November 30, 2000 the convertible debenture was assigned by VC Advantage Limited Partnership to Canadian Advantage Limited Partnership II. VC Advantage Limited Partnership assigned this convertible debenture due to difficulty with certain of its investments, which in turn inhibited its ability to advance the funds to us as per the terms of the convertible debenture. Canadian Advantage Limited Partnership II is not an entity related to or affiliated with us. A total of US$1,700,000 has been advanced to us as at the date hereof and Canadian Advantage Limited Partnership II is in default of its obligation to advance the balance of the funds. We also issued 50,000 warrants for the shares of VC Advantage Limited Partnership. Each Warrant entitles the holder thereof to acquire one of our Common Shares at US$3.00 per share at any time prior to October 3, 2004, for an aggregate of 50,000 shares.

      We entered into an agreement dated November 22, 2000 with Chell.com, a company wholly owned by Cameron Chell, whereby we provided a deposit to Chell.com with respect to the purchase of an interest in ApplicationStation.com, a company in which Chell.com was planning to purchase a 51% interest by late January 2001. The deposit permits us to obtain 25% of Chell.com's interest in the purchase. This acquisition is subject to our further discussion and consideration of its benefits to our business needs.

      On January 16, 2001, we borrowed US$1.5 million from Naveen Chanana on a short-term basis as a bridge loan. Mr. Chanana is not affiliated with us. The principal amount plus interest of two percent (2%) per month was due on April 15, 2001, and has been extended until June 15, 2001. Pursuant to the promissory note, we also issued 22,500 of our Common Shares to Naveen Chanana. We may prepay the loan at any time.

      On January 17, 2001, we entered into a Stock Purchase Agreement with ApplicationStation.com, whereby we, Chell.com, eSupplies, B.O.T.B. Corp. and Cameron Chell agreed to purchase and ApplicationStation.com agreed to issue shares which would result in the purchasers' holding a 51% interest in ApplicationStation.com. The total purchase price for the shares is US$4,080,000. We agreed to purchase a 12.75% interest for a purchase price of US$1,020,000, of which amount at such time we advanced US$700,000 by way of the deposit agreement with Chell.com dated November 22, 2000. The closing of the transaction was scheduled for 30 days from the date of the agreement, but is subject to several conditions including satisfactory due diligence being completed by the purchasers and certain amendments to a technology license agreement between ApplicationStation.com and LearningStation.com Inc. Our acquisition of ApplicationStation is currently pending our determination as to whether to proceed with this acquisition and obtaining the funds necessary to do so. Cameron Chell controls Chell.com and B.O.T.B. Corp. and is a principal shareholder of eSupplies. In the event the closing of the transaction does not occur, and the moneys which have been advanced to ApplicationStation.com are not returned by them for any reason, Chell.com Ltd. has pledged to us 550,000 shares of Chell Merchant Capital Group held by Chell.com Ltd as security for such amount.

      On January 26, 2001 we entered into a Supplemental Stock Purchase Agreement with ApplicationStation.com, whereby we, Chell.com, eSupplies, BOTB Corp. and Cameron Chell increased the number of shares we agreed to purchase in the Stock Purchase Agreement dated January 17, 2001 and increased our portion of the purchase price to US$1,100,000. Pursuant to a January 26, 2001 amendment to the deposit agreement with Chell.com, we advanced the remaining US$400,000 purchase price.

      Our Merchant Capital Group subsidiary laid-off 24 employees effective January 19, 2001 as a cost cutting measure and in an effort to find further efficiencies following the purchase of Chell assets in September, 2000. Total severance and termination payments to such employees were approximately Cdn$409,000.

Employees

      We have 134 employees in the nine operating subsidiaries, consisting of 14 executives, 25 salespersons, 33 persons involved in technical services, 4 involved in graphic development, 17 clerical staff, 14 in marketing, 26 individuals involved in finance and administration and 1 individual involved in investor relations. We believe that our staff is adequate for our anticipated needs.

      Our Merchant Capital Group subsidiary laid-off 24 employees effective January 19, 2001 as a cost cutting measure and in an effort to find further efficiencies following the purchase of Chell assets in September 2000. Total severance and termination payments to employees were approximately Cdn$409,000.

Description of Property

      We own an approximately 25,000 square foot parcel of land, located at 14 Meteor Drive in Toronto, Ontario, on which stands a 12,500 square foot, one story building. We, our NTN Interactive Network subsidiary and Interlynx presently utilize this building as our principal place of business.

      We also own an approximately 29,000 square foot parcel of land, located at 10 Meteor Drive, Toronto, Ontario, on which stands a 14,000 square foot, two story building. Our Magic Lantern Group subsidiary, its subsidiaries and GalaVu presently utilize this building as their principal place of business.

      Our Magic Lantern subsidiary owns three office units, comprising an aggregate 8,000 square feet of office space, in a building located at 775 Pacific Road, Oakville, Ontario. These premises were leased to a third party in 1999. We, through our subsidiaries, lease 2,342 square feet of office space in Saint John, New Brunswick for annual rent of Cdn$38,643, 8,451 square feet of office and warehousing space in Vancouver, British Columbia for annual rent of Cdn$84,510 and 961 square feet of office space in Chicago, Illinois for annual rent of US$18,980.

      The property located at 10 Meteor Drive in Toronto, Ontario, as well as the property located at 775 Pacific Road, Oakville, Ontario, has been financed through a Matched Fund Term Loan, with the Royal Bank of Canada, dated April 24, 1998. The principal balance outstanding regarding these two properties, as at March 3, 2000 was Cdn$1,221,452.

      GalaVu leases 8,619 square feet of office space in a building located at 3790 - 3820 Victoria Park Avenue, North York, Ontario, which lease expires on October 31, 2002. GalaVu is also a guarantor of a lease dated September 22, 1999 between 151516 Canada Inc. and XON Digital Communications Limited for a 3,500 square foot premises located in Halifax, Nova Scotia.

      Our Merchant Capital Group subsidiary leases 12,043 square feet of office space in

Suites 301, 500 and 700 in a building located at 630 - 8th Avenue S.W. Calgary, Alberta, T2P 1G6. The combined annual rent of the three suites is Cdn$202,087.

      We believe that our and facilities and those of our subsidiaries are adequate for their present requirements.

Legal Proceedings

      Set forth below is a description of material pending litigation to which we are a party.

      1. (a) On June 12, 1992, we, together with NTN Communications, Inc. and NTN Interactive Network, commenced a lawsuit against Interactive Network, Inc. and its president, David Lockton, in the Federal Court of Canada, Trial Division, in Montreal, Quebec, under the title NTN Communications, Inc., NTN Sports, Inc. and NTN Canada, Inc. v. David Lockton and Interactive Network, Inc.

      We are seeking a declaration of non-infringement with respect to Canadian Patent No. 1,274,903 held by Interactive Network, and to establish that we, NTN Communications, Inc. and NTN Interactive Network have properly done business in Canada since the fall of 1986.

      The basis for our claim is that the systems we used to produce interactive programming are not within the scope of the claims of Interactive Network's Patent. We thereafter amended our complaint to include a claim of invalidity of the Patent based upon untrue and materially misleading claims made by Interactive in its petition for the Patent. Except for the aforementioned pleadings, no proceedings or discovery have been undertaken in our action.

      (b) Subsequent to the commencement of our action, and on June 18, 1992, Interactive Networks commenced a lawsuit against us, NTN Communications, Inc and NTN Interactive Network in the Federal Court of Canada, Trial Division, Montreal, Quebec, under the titled Interactive Network, Inc. v. NTN Communications, Inc., NTN Sports, Inc. and NTN Canada, Inc. This action alleges that Interactive Networks granted NTN Communications, Inc. the right to use Interactive Network's Patent, which right NTN Communications then improperly licensed to us and NTN Interactive Network. Interactive Networks alleges that the license agreement between NTN Communications, Inc. and us and NTN Interactive Network infringes upon Interactive Network's Patent. The action seeks a declaration of the validity of Interactive Network's Patent, an injunction restraining us from further infringement, and either damages (in an unspecified amount) or an accounting of profits derived from certain games used in Canada. Except for the aforementioned pleadings, no proceedings or discovery have been undertaken in the this action.

      Management believes that the licenses granted to us by NTN Communications, Inc. are valid and that the patent infringement claims underlying the Interactive action will ultimately be proven to be unfounded. We intend to vigorously defend our position in the Interactive action and to prosecute our position in our action; however, there can be no assurance that any or all of these actions will be decided in our favor. We believe, based in part upon the advice of outside, independent counsel, that the costs of defending and prosecuting these actions will not have a material adverse effect upon our financial position.

      In its Quarterly Report on Form 10-Q, for the quarter ended September 30, 1996, NTN Communications, Inc. stated that "[w]ith the courts [sic] assistance, [NTN Communications, Inc.] and [Interactive] have been able to reach a resolution of all pending disputes in the United States and have agreed to private arbitration regarding any future licensing, copyright or infringement issues which may arise between the parties." The disputes referred to in the NTN Communications, Inc. Form 10-Q involved litigation in the United States involving allegations similar to the allegations underlying our action and the Interactive action. In the NTN Communications, Inc. Form 10-Q, NTN Communications, Inc. also noted that "no substantive action has been taken in the furtherance of our action or the Interactive action".

      2. Canada Customs and Revenue Agency is currently in discussions with us regarding a potential liability with respect to withholding tax on certain amounts paid to NTN Communications, Inc.. No assessment has been made to date by Canada Customs and Revenue Agency. Management believes that it has valid defenses with respect to these matters and accordingly, no amount has been recorded in these financial statements. In the event that such matters are settled in favour of Canada Customs and Revenue Agency, the amounts could be material and would be recorded in the period in which they become determinable.

      We and our property are not a party or subject to any other material pending legal proceedings, other than ordinary routine litigation incidental to our business.

      To our knowledge no other proceedings of a material nature have been or are contemplated against us.

Market Price & Dividends on the Registrant's Common Equity & Related Stockholder Matters

      Our common stock, par value US$.0467 per share,is traded in the over-the-counter market and is quoted on the NASDAQ Small Cap Market under the symbol "CHEL". Set forth below is the range of high and low bid prices (US$) for shares of common stock for each full quarterly period within our three most recent fiscal years and our first quarter of the current year. The information reflects inter-dealer prices, without retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions. We have never declared dividends on our stock in our history.

                                          High           Low      Trading Volume
                                          ----           ---      --------------
                                          (US$)         (US$)
1998 Fiscal Year
     First Quarter                        6.375         4.000         227,190
     Second Quarter                       4.500         2.75          141,073
     Third Quarter                        4.250         1.875         306,909
     Fourth Quarter                       4.500         1.188        1,269127

1999 Fiscal Year
     First Quarter                        4.750         1.125       1,385,390
     Second Quarter                       5.375         2.000       4,131,407
     Third Quarter                        3.500         1.375       1,000,982
     Fourth Quarter                       3.000         1.500         874,184

2000 Fiscal Year
     First Quarter                        2.500         1.500         585,270
     Second Quarter                       3.625         1.375       2,109,781
     Third Quarter                        7.875         2.250       3,825,607
     Fourth Quarter                      11.438         3.000       3,323,447

2001 Fiscal Year
     First Quarter                       7.219          3.000         581,689
     Second Quarter                      4.8125         1.8125       ________

      On May 4, 2001, the closing price of the Common Shares on NASDAQ was US$1.74

      As of the close of business on April 20, 2001, there were 214 holders of record of our common stock. We believe that there are approximately 1,100 beneficial holders of common stock.

Financial Information

      Set forth below is a list of our financial information being furnished in this Registration Statement on Form S-1 pursuant to the instructions to Item 11
(e) to Form S-1 and their respective locations herein.

Financial Statement                                                    Location*
-------------------                                                    --------

Report of Independent Auditors
     Current...........................................................  F - 1
     Predecessor.......................................................  F - 2
Consolidated Balance Sheets............................................  F - 3
Consolidated Statements of Operations and Retained Earnings............  F - 4
Consolidated Statements of Cash Flows..................................  F - 5
Notes to Consolidated Financial Statements.............................  F - 6
Audited Financial Statements of Engyro.................................  F - 28
Audited Financial Statements of cDemo, Inc.............................  F - 40
Audited Financial Statements of eSupplies, Inc.........................  F - 54
Pro Forma Financials...................................................  F - 70

----------
*     Page F-1 follows page 76 to this Registration Statement on Form S-1.

Selected Financial Data

      The following table sets forth a summary of selected financial information regarding us and our subsidiaries, consolidated, for each of the five fiscal years ended August 31, 2000 and the six-months ended February 28, 2001 and 2000. The earnings per share amounts, prior to 1998, have been restated as required to comply with Statement of Financial Accounting Standards No. 128 Earnings Per Share ("SFAS 128"). For further discussion of earnings per share and the impact of SFAS 128, see Note 13 to the consolidated financial statements.

          Statement of Operations Data (expressed in Canadian Dollars):

Year ended August 31:

------------------------------------------------------------------------------------------------------
                         2000               1999              1998             1997            1996
                         ----               ----              ----             ----            ----
------------------------------------------------------------------------------------------------------
Operating
Revenue             $ 19,694,046       $ 13,420,642       $14,771,972      $10,351,689      $6,318,251
------------------------------------------------------------------------------------------------------
Cost of Sales          7,657,960          5,155,883         5,515,241        3,395,898       2,223,916
------------------------------------------------------------------------------------------------------
Gross Profit          12,036,086          8,264,759         9,256,731        6,955,791       4,094,335
------------------------------------------------------------------------------------------------------
Net loss              (1,985,842)          (971,497)          618,065          609,387         541,059
------------------------------------------------------------------------------------------------------
Net loss per
share                       (.69)              (.36)              .24              .25             .25
------------------------------------------------------------------------------------------------------
Weighted
average number
of shares
outstanding            2,873,042          2,635,050         2,550,805        2,441,992       2,144,175
------------------------------------------------------------------------------------------------------

Six-month period ending February 28:

                                                 2001                   2000

--------------------------------------------------------------------------------
Operating Revenue                            $ 9,572,333            $ 9,961,496
--------------------------------------------------------------------------------
Cost of Sales                                  3,258,445              3,529,538
--------------------------------------------------------------------------------
Gross Profit                                   6,313,888              6,431,958
--------------------------------------------------------------------------------
Net loss                                      (6,712,542)              (675,931)
--------------------------------------------------------------------------------
Net loss per share                                  (.80)                  (.24)
--------------------------------------------------------------------------------
Weighted average
number of shares
outstanding                                    8,356,399              2,848,558
--------------------------------------------------------------------------------

Balance sheet data

      As at August 31:

                      2000            1999            1998            1997           1996
---------------------------------------------------------------------------------------------
Total assets       17,380,595      14,802,021      16,047,907      14,287,602      9,883,093
---------------------------------------------------------------------------------------------
Long-term           4,833,845       2,216,675       2,840,218       2,185,249             -0-
obligations
---------------------------------------------------------------------------------------------
Shareholders'       9,383,419      10,792,767      11,033,178       9,488,648      8,877,434
equity
---------------------------------------------------------------------------------------------

      As At February 28, 2001

---------------------------------------------------
Total assets                            19,649,602
---------------------------------------------------
Long-term obligations                    9,957,858
---------------------------------------------------
Shareholders' equity                     6,284,084
---------------------------------------------------

       Management's Discussion & Analysis of Financial Condition & Results
                                 of Operations

Introduction

      Our consolidated financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"). The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations is expressed in Canadian dollars. The following discussion should be read in conjunction with the consolidated financial statements, and notes thereto, included in this document.

Results of Operations

Year Ended August 31, 2000 Compared to Year Ended August 31, 1999

      Revenues. Revenues from network services for the 2000 Fiscal Year were Cdn$6,345,552, compared to Cdn$6,607,915 for our fiscal year ended August 31, 1999 (the "1999 Fiscal Year"), a decrease of Cdn$262,363 or 4.0%. The revenue earned from from playmaker repairs and maintenance performed by us for NTN Communications during the 2000 Fiscal Year was Cdn$57,387 compared to Cdn$184,356 for the 1999 Fiscal Year, a decrease of Cdn$126,969. In addition the 1999 Fiscal Year included a one time sale that resulted in a variance of Cdn$134,630. The remaining revenues are relatively constant between years due to the number of hospitality sites remaining at the same level between the 2000 and 1999 fiscal years.

      Revenues from Pay-tv for the 2000 Fiscal Year were Cdn$6,517,940. There is no comparative revenue for the 1999 Fiscal Year as the revenue comes from our GalaVu subsidiary, which was acquired in Fiscal 2000.

      Revenues from event programming for the 2000 Fiscal Year were Cdn$500,168, compared to Cdn$527,740 for the 1999 Fiscal Year, a decrease of Cdn$27,572 or 5.2%. The decrease was due to a decreased number of corporate events hosted, both in Canada and abroad, in 2000 when compared to the number of events hosted in 1999.

      Revenues from ad sponsorship were Cdn$675,532 for the 2000 Fiscal Year, compared to

Cdn$308,602 for the 1999 Fiscal Year, an increase of Cdn$366,930 or 119.0%. The increase was the result of an increase in the number and size of corporate sponsors over the level experienced in the previous period.

      Revenues from video and software sales were Cdn$4,289,557 for the 2000 Fiscal Year, compared to Cdn$4,630,931 for the 1999 Fiscal Year, a decrease of Cdn$341,374 or 7.4%. Of these revenues, Cdn$586,756 was earned by Interlynx, as compared to Cdn$596,951 for the 1999 Fiscal Year, a decrease of Cdn$10,195 or 1.7%. Revenues from video and software sales earned by our Magic Lantern subsidiary and its subsidiaries were Cdn$3,702,801 for the 2000 Fiscal Year, compared to Cdn$4,033,980 for the 1999 Fiscal Year, a decrease of Cdn$331,179 or 8.2%. Decreased levels of funding by all levels of government have resulted in tighter budget constraints placed upon educational bodies, and as a result, sales of educational material have fallen. In addition, the demand for analog or VHS formats is decreasing, yet the demand for the digital formats has not increased at the same rate.

      Revenues from video dubbing were Cdn$717,596 for the 2000 Fiscal Year compared to Cdn$691,156 for the 1999 Fiscal Year, an increase of Cdn$26,440 or 3.8%. The increase can be attributed to stabilization in the local customer base after our Magic Lantern subsidiary and its subsidiaries' relocation in late fiscal 1998.

      Revenues from digital encoding were Cdn$539,815 for the 2000 Fiscal Year, compared to Cdn$462,742 for the 1999 Fiscal Year, an increase of Cdn$77,073 or 16.7%. The increase can be attributed to increased demand for digital services and the increased size in the production lab.

      Other revenues, which consisted primarily of revenue from installation services, internet services and interest income, were Cdn$107,886, compared to Cdn$191,556 for the 1999 Fiscal Year, a decrease of Cdn$83,670 or 43.7%. Installation services revenue was constant due to a constant number of sites and interest income was constant due to the short-term investments remaining at a consistent level. The change in other revenues arose primarily from Internet services; Cdn$2,301 for the 2000 Fiscal Year compared to $98,959 for the 1999 Fiscal Year, a decrease of Cdn$96,658. Internet services are no longer being provided.

      As a result of the foregoing, our total revenues in the aggregate were Cdn$19,694,046, compared to Cdn$13,420,642 for the 1999 Fiscal Year, an increase of Cdn$6,273,404 or 46.7%.

      Cost of Sales. Cost of Sales for network services for the 2000 Fiscal Year were Cdn$2,160,351, compared to Cdn$2,353,705 for the 1999 Fiscal Year, a decrease of Cdn$193,354 or 8.2%. The number of hospitality sites outstanding in 2000 compared to the number outstanding in 1999 was constant, however we are billed by NTN Communications, Inc. in United States dollars and a Cdn$29,850 decrease in cost of sales resulted from a stronger Canadian dollar in the 2000 Fiscal year (Cdn$1.4714 for the 2000 Fiscal Year compared to Cdn$1.4949 for the 1999 Fiscal Year). As a result of the decreased revenue from playmaker repairs, the associated cost of sales decreased by Cdn$82,654. As a percentage of our total revenues, such costs decreased to 11% for the 2000 Fiscal Year from 17.5% for the 1999 Fiscal Year.

      Pay-tv costs were Cdn$2,919,417 for the 2000 Fiscal Year. There are no comparative figures for the 1999 Fiscal Year. The Pay-tv costs as a percentage of our total revenues were 14.8%.

      Event programming costs were Cdn$23,819, compared to Cdn$24,650 for the 1999 Fiscal Year, a decrease of Cdn$831 or 3.4%. The decrease was commensurate with the decrease in the number of events hosted in event programming revenues.

      As a percentage of our total revenues, such costs decreased to 0.1% for the 2000 Fiscal Year from 0.2% for the 1999 Fiscal Year.

      Advertising sponsorship costs were Cdn$93,496, compared to Cdn$61,255 for the 1999 Fiscal Year, an increase of Cdn$32,241 or 52.6%. The increase was the result of increased marketing campaigns and its associated costs. As a percentage of our total revenue such costs remained constant at 0.5% for the 2000 Fiscal Year compared to the 1999 Fiscal Year.

      Video and software costs in aggregate were Cdn$2,078,926, compared to Cdn$1,990,741 for the 1999 Fiscal Year, an increase of Cdn$88,185 or 4.4%. Of these costs, Cdn$453,041 was incurred by Interlynx, compared to Cdn$281,115 for the 1999 Fiscal Year, an increase of Cdn$171,926 or 61.2%. The increase results from increased staffing in the area of product development associated with the current revenue streams. Costs attributable to video and software sales of our Magic Lantern subsidiary and its subsidiaries for the 2000 Fiscal Year were Cdn$1,625,885, compared to Cdn$1,709,626 for the 1999 Fiscal Year, a decrease of Cdn$83,741, or 4.9%. The decrease corresponds to the decrease in revenue as discussed above. As a percentage of our total revenues, these costs have fallen to 10.6% in the 2000 Fiscal Year from 14.8% in the 1999 Fiscal Year.

      Video dubbing costs were Cdn$157,289, compared to Cdn$353,983 for the 1999 Fiscal Year, a decrease of Cdn$196,694 or 55.6%. The decrease also can be attributed to the decrease in customer base and more efficient operations since the acquisition of Image Media Ltd. As a percentage of our total revenues, these have fallen to 0.8% in the 2000 Fiscal Year from 2.6% in the 1999 Fiscal Year.

      Digital encoding costs were Cdn$111,657 for the 2000 Fiscal Year, compared to Cdn$11,738 for the 1999 Fiscal Year, an increase of Cdn$99,919 or 851.2%. The increase is associated with the increased level of production and costs associated with the additional production facilities.

      Other costs, were Cdn$113,005, compared to Cdn$359,811 for the 1999 Fiscal Year, a decrease of Cdn$246,806 or 68.6%. As a percentage of our total revenues, such costs decreased to 0.6% for the 2000 Fiscal Year from 2.7% for the 1999 Fiscal Year. The decrease relates primarily to Viewer Services (Cdn$222,751), which became a wholly-owned subsidiary on June 16, 1999.

      As a result of the foregoing, our total cost of sales was Cdn$7,657,960, compared to Cdn$5,155,883 for the 1999 Fiscal Year, an increase of Cdn$2,502,077 or 48.5%. Total gross margins decreased to 61.1% in the 2000 Fiscal Year from 61.6% in the 1999 Fiscal Year.

      Expenses. Selling, general and administrative expenses for the 2000 Fiscal Year were Cdn$11,266,339, compared to Cdn$7,572,771 for the 1999 Fiscal Year, an increase of Cdn$3,693,568 or 48.8%. The increase was caused by the following factors; firstly, our GalaVu subsidiary's selling, general and administration expenses for the 2000 Fiscal Year were Cdn$2,761,254 or 74.8% of the total increase (There are no comparative figures for the 1999 Fiscal Year); secondly, severance packages associated with executive restructuring (Cdn$643,250); thirdly, a provision for certain investments (Cdn$179,265); fourthly, there were increased legal and accounting fees (Cdn$60,273) associated with operations and items pertaining towards our future; and finally, costs associated with the purchase of the remaining 49% of Interlynx (Cdn$141,619). As a percentage of our total revenues, total selling, general and administrative expenses increased to 57.2% for the 2000 Fiscal Year from 56.4% for the 1999 Fiscal Year.

      Bad debts expense was Cdn$140,090, compared to Cdn$136,888 for the 1999 Fiscal Year, an increase of Cdn$3,202 or 2.4%. The increase resulted from an increase in the allowance for doubtful accounts. As a percentage of our total revenues, such costs decreased to 0.7% for the 2000 Fiscal Year from 1.0% for the 1999 Fiscal Year.

      Interest and bank charges for the 2000 Fiscal Year were Cdn$297,654, compared to Cdn$98,440 for the 1999 Fiscal Year, an increase of Cdn$199,214 or 202.4%. The increase was the result of the increased debt levels associated with the purchase of our GalaVu subsidiary. Our GalaVu subsidiary had interest charges of Cdn$176,325 or 88.5% of the total increase. As a percentage of our total revenues, such costs increased to 1.5% for the 2000 Fiscal Year from 0.7% for the 1999 Fiscal Year.

      Depreciation and amortization for the 2000 Fiscal Year were Cdn$2,347,321, compared to Cdn$1,429,219 for the 1999 Fiscal Year, an increase of Cdn$918,102 or 64.2%. This increase is the result of depreciation on the capital asset additions in 2000, primarily the addition of our GalaVu subsidiary. Our GalaVu subsidiary had depreciation and amortization for the 2000 Fiscal Year of Cdn$936,400. As a percentage of our total revenues, such costs increased to 11.9% for the 2000 Fiscal Year from 10.6% for the 1999 Fiscal Year.

      Income Taxes. There was no provision for income taxes for the 2000 Fiscal Year, compared to Cdn$150,000 for the 1999 Fiscal Year, a decrease of Cdn$150,000 or 100%. The provision for taxes is lower in 2000 when compared to the 1999 provision due to no individual operating unit experiencing a taxable income.

      Net Income/Loss. As a result of all of the above, our net loss for the 2000 Fiscal Year was Cdn$1,985,842 compared to net loss Cdn$971,497 for the 1999 Fiscal Year, a change of Cdn$1,014,345. This represents a decrease in net income as a percentage of total revenues to (10.1%) in the 1999 Fiscal Year from (7.2%) in the 1999 Fiscal Year.

Year Ended August 31, 1999 Compared to Year Ended August 31, 1998

      Revenues. Revenues from network services for the 1999 Fiscal Year were Cdn$6,607,915, compared to Cdn$6,727,889 for our fiscal year ended August 31, 1998 (the "1998 Fiscal Year"), a decrease of Cdn$119,974 or 1.8%. These revenues are relatively constant between years due to the number of hospitality sites remaining at the same level between the 1999 and 1998 fiscal years.

      Revenues from event programming for the 1999 Fiscal Year were Cdn$527,740, compared to Cdn$602,571 for the 1998 Fiscal Year, a decrease of Cdn$74,831 or 12.4%. The decrease was due to a decreased number of corporate events hosted, both in Canada and abroad, in 1999 when compared to the number of events hosted in 1998.

      Revenues from ad sponsorship were Cdn$308,602 for the 1999 Fiscal Year, compared to Cdn$442,424 for the 1998 Fiscal Year, a decrease of Cdn$133,822 or 30.2%. The decrease was the result of a decrease in the number and size of corporate sponsors over the level experienced in the previous period.

      Revenues from video and software sales were Cdn$4,630,931 for the 1999 Fiscal Year, compared to Cdn$5,456,738 for the 1998 Fiscal Year, a decrease of Cdn$825,807 or 15.1%. Of these revenues, Cdn$596,951 was earned by Interlynx, as compared to Cdn$1,367,430 for the 1998 Fiscal Year, a decrease of Cdn$770,479 or 56.3%. The sale of Interlynx's subsidiary, Universal Content and a change in the focus of Interlynx away from CD-ROM's to PROFIS, a corporate training software package, have resulted in the decrease. Revenues from video and software sales earned by our Magic Lantern subsidiary and its subsidiaries for the 1999 Fiscal Year were Cdn$4,033,980, a decrease of Cdn$55,328 or 1.4% from the Cdn$4,089,308 earned in the 1998 Fiscal Year. Decreased levels of funding by all levels of government have resulted in tighter budget constraints placed upon educational bodies, and as a result, sales of educational material have fallen.

      Revenues from video dubbing were Cdn$691,156, a decrease of Cdn$55,982 or 7.5% over the Cdn$747,138 earned in the 1998 Fiscal Year. The decrease can be attributed to a loss of the local customer base due to our Magic Lantern subsidiary and its subsidiaries move in late fiscal 1998.

      Revenues from digital encoding were Cdn$462,742 for 1999 Fiscal Year compared to Cdn$217,930 for the 1998 Fiscal Year, an increase of Cdn$244,812 or 112.3%. The increase can be attributed to increased demand for digital services and the increased sales and marketing campaigns.

      Other revenues, which consist primarily of revenue from internet services and interest income, were Cdn$191,556, compared to Cdn$577,282 for the 1998 Fiscal Year, a decrease of Cdn$385,726 or 66.8%. Interest income decreased (Cdn$107,891) due to the decrease in short-term investments during the year. We are no longer performing the services for which the revenue from internet services was earned (Cdn$225,634 decrease in revenue). These services were no longer consistent with our focus and strategy.

      As a result of the foregoing, our total revenues in aggregate were Cdn$13,420,642, compared to Cdn$14,771,972 for the 1998 Fiscal Year, a decrease of Cdn$1,351,330 or 9.1%.

      Cost of Sales. Cost of Sales for network services for the 1999 Fiscal Year were Cdn$2,353,705, compared to Cdn$2,486,873 for the 1998 Fiscal Year, a decrease of Cdn$133,168 or 5.4%. The number of hospitality sites outstanding in 1999 compared to the number outstanding in 1998 was constant. Since the amount we are billed by Communications is a direct function of the number of sites outstanding, the above-noted decrease results from a stronger Canadian dollar in the 1999 Fiscal year. As a percentage of our total revenues, such costs increase to 17.5% for the 1999 Fiscal Year from 16.8% for the 1998 Fiscal Year.

      Event programming costs were Cdn$24,650, compared to Cdn$26,683 for the 1998 Fiscal Year, a decrease of Cdn$2,033 or 7.6%. The decrease was commensurate with the decrease in the number events hosted in event programming revenues for the reasons discussed above. As a percentage of our total revenues, such costs remained constant at 0.2% for the 1999 Fiscal Year as compared to the 1998 Fiscal Year.

      Advertising sponsorship costs were Cdn$61,255, compared to Cdn$32,517 for the 1998 Fiscal Year, an increase of Cdn$28,738 or 88.4%. The increase was the result of increased marketing campaigns and a greater use of advertising agencies during the 1999 Fiscal Year.

      Video and software costs in aggregate were Cdn$1,990,741 compared to Cdn$2,212,985 for the 1998 Fiscal Year, a decrease of Cdn$222,244 or 10.0%. Of these costs, Cdn$281,115 was incurred by Interlynx, compared to Cdn$484,639 for the 1998 Fiscal Year, a decrease of Cdn$203,524 or 42.0%. The decrease corresponds to the decrease in revenue discussed above. Costs attributable to video and software sales of our Magic Lantern subsidiary and its subsidiaries for the 1998 Fiscal Year were Cdn$1,709,626, a decrease of Cdn$18,720, or 1.1%, over the Cdn$1,728,346 incurred in the 1998 Fiscal Year. The decrease corresponds to the decrease in revenue as discussed above. As a percentage of our total revenues, these costs have fallen to 14.8% in the 1999 Fiscal Year from 15.0% in the 1998 Fiscal Year, with the decrease in costs of Interlynx, accounting for 91.6% of the decrease.

      Video dubbing costs were Cdn$353,983. These costs have decreased by Cdn$266,659, or 43.0%, over the Cdn$620,642 incurred in the 1998 Fiscal Year. The decrease also can be attributed to the decrease in customer base and more efficient operations since the acquisition of Image Media Ltd.

      Digital encoding cost were Cdn$11,738 for the 1999 Fiscal Year compared to Cdn$8,441 for the 1998 Fiscal Year, an increase of Cdn$3,297 or 39.1%. The increase is associated with the increased level of sales.

      Other costs, were Cdn$359,811, compared to Cdn$127,100 for the 1998 Fiscal Year, an increase of Cdn$232,711 or 183.1%. As a percentage of our total revenues, such costs increased to 2.7% for the 1999 Fiscal Year from 0.9% for the 1998 Fiscal Year. The increase (Cdn$192,812) relates primarily to Viewer Services, which became a wholly-owned subsidiary on June 16, 1999.

      As a result of the foregoing, our total cost of sales was Cdn$5,155,883, compared to Cdn$5,515,241 for the 1998 Fiscal Year, a decrease of Cdn$359,358 or 6.5%. Total gross margins decreased to 61.6% in the 1999 Fiscal Year from 62.7% in the 1998 Fiscal Year.

      Expenses. Selling, general and administrative expenses for the 1999 Fiscal Year were Cdn$7,572,771, compared to Cdn$6,591,941 for the 1998 Fiscal Year, an increase of Cdn$980,830 or 14.9%. The increase was caused by the following factors. Firstly, the purchase of the remaining 50% of Viewer Services. In prior years, Viewer Services was accounted for on the equity basis; for the Fiscal Year 1999, Viewer Services was consolidated as a wholly owned subsidiary resulting in an increase in selling, general and administrative expenses of Cdn$422,520 or 43.1% of the increase. Secondly, professional fees have increased as a result of consultants aiding in the developing of Sonoptic's business plan (Cdn$150,000) and Networks North's strategic planning (Cdn$48,974). Thirdly, property taxes increased (Cdn$24,311) as a result of the City of Toronto, retroactively assessing property taxes. Fourthly, salaries and benefits have risen (Cdn$289,447) due to both annual increases and additional staffing requirements. Finally, a Cdn$69,811 cost associated with the purchase of the remaining 49% of Interlynx also contributed to the increase. As a percentage of our total revenues, total selling, general and administrative expenses increased to 56.4% for the 1999 Fiscal Year from 44.6% for the 1998 Fiscal Year.

      Bad debts expense was Cdn$136,888, compared to Cdn$43,123 for the 1998 Fiscal Year, an increase of Cdn$93,765 or 217.4%. The increase resulted from an increase in the allowance for doubtful accounts. As a percentage of our total revenues, such costs increased to 1.0% for the 1999 Fiscal Year from 0.3% for the 1998 Fiscal Year.

      Interest and bank charges for the 1999 Fiscal Year were Cdn$98,440, compared to Cdn$137,942 for the 1998 Fiscal Year, a decrease of Cdn$39,502 or 28.6%. The decrease was the result of decreased debt levels. As a percentage of our total revenues, such costs decreased to 0.7% for the 1999 Fiscal Year from 0.9% for the 1998 Fiscal Year.

      Depreciation and amortization for the 1999 Fiscal Year were Cdn$1,429,219, compared to Cdn$1,310,689 for the 1998 Fiscal Year, an increase of Cdn$118,530 or 9.0%. This increase is the result of depreciation on the capital asset additions in 1999. As a percentage of our total revenues, such costs increased to 10.6% for the 1999 Fiscal Year from 8.9% for the 1998 Fiscal Year.

      Income Taxes. Provision for income taxes was Cdn$150,000 for the 1999 Fiscal Year, compared to Cdn$419,084 for the 1998 Fiscal Year, a decrease of Cdn$269,084 or 64.2%. The provision for taxes is lower in 1999 when compared to the 1998 provision due to a lower level of taxable income experienced in 1999.

      Net Income/Loss. As a result of all of the above, our net loss for the 1999 Fiscal Year was Cdn$971,497, compared to net income Cdn$618,065 for the 1998 Fiscal Year, a change of Cdn$1,589,562. This represents a decrease in net income as a percentage of total revenues to (7.2%) in the 1999 Fiscal Year from 4.2% in the 1998 Fiscal Year.

Six Months ended February 28, 2001 compared to Six Months ended February 29,
2000

      Our total revenues for the 2001 First Fiscal Half were Cdn$9,572,333, compared to Cdn$9,961,496 for the 2000 First Fiscal Half, a decrease of Cdn$389,163 or 3.9%.

      Revenues from network services for the 2001 First Fiscal Half were Cdn$3,274,340, compared to Cdn$3,276,562 for the 2000 First Fiscal Half, a decrease of Cdn$2,222 or 0.1%. These revenues are relatively constant between years due to the number of Hospitality sites remaining at approximately the same level between the 2001 and 2000 First Fiscal Halves.

      Revenues from Pay-tv for the 2001 First Fiscal Half were Cdn$3,296,475 compared to Cdn$3,245,900 for the 2000 First Fiscal Half, an increase of Cdn$50,575 or 1.6%. This increase can be attributed to more popular movies.

      Revenues from event programming for the 2001 First Fiscal Half were Cdn$197,699 compared to Cdn$209,151 for the 2000 First Fiscal Half, a decrease of Cdn$11,452 or 5.5%. The decrease was due to a decreased number of corporate events hosted in the 2001 First Fiscal Half when compared to the number of events hosted in 2000 First Fiscal Half.

      Revenues from ad sponsorship were Cdn$72,291 for the 2001 First Fiscal Half, compared to Cdn$289,298 for the 2000 First Fiscal Half, a decrease of Cdn$217,007 or 75.0%. The decrease was the result of a decrease in the number and size of corporate sponsors over the level experienced in the previous period.

      Revenues from video and software sales for the 2001 First Fiscal Half were Cdn$2,118,654, compared to Cdn$2,650,880 for the 2000 First Fiscal Half, a decrease of Cdn$532,226 or 20.1%. In the First Fiscal Half of 2000, a one time large sale of Cdn$294,600 was recorded that resulted in abnormally high revenue when year compared to 2001 First Fiscal Half.

      Revenues from digital encoding were Cdn$537,752 for the 2001 First Fiscal Half, compared to Cdn$243,109 for the 2000 First Fiscal Half, an increase of Cdn$294,643 or 121.2%. The increase can be attributed to increased demand for digital services and the greater sales effort in this area.

      Total cost of sales for the 2001 First Fiscal Half were Cdn$3,258,445, compared to Cdn$3,529,538 for the 2000 First Fiscal Half, a decrease of Cdn$271,093. The decrease is commensurate with the decreased sales levels experienced offset by increased cable costs in the Pay-tv segment. As a percentage of revenues, cost of sales decreased in the 2001 First Fiscal Half to 34.0% from 35.4% in the 2000 First Fiscal Half.

      Included in the selling, general and administrative expenses for the 2001 First Fiscal Half were Cdn$10,627,987, compared to Cdn$5,515,497 for the 2000 First Fiscal Half, an increase of Cdn$5,112,490 or 92.7%. The increase was caused mainly by the addition of the Application Service Provider Services segment, which accounted for an increase of Cdn$4,597,209, 90% of the selling, general and administrative expenses for the year.

      Total selling, general and administrative expenses for the 2001 First Fiscal Half for the Application Service Provider Services segment are the following major items; salaries Cdn$1,645,825, professional fees of Cdn$1,021,422, communication costs of Cdn$107,313, travel of Cdn$778,991, advertising and promotion of Cdn$391,403, and investor and public relation costs of Cdn$464,820.

      As a percentage of our total revenues, selling, general and administrative expenses increased to 111.0% for the 2001 First Fiscal Half from 55.4% for the 2000 First Fiscal Half.

      During the 2001 First Fiscal Half, Chell Merchant Capital Group Inc. vacated certain leased space and as a result we wrote off the net book value of the related leasehold improvements in the amount of Cdn$355,560. There were no similar transactions in the 2000 First Fiscal Half.

      Interest and bank charges for the 2001 First Fiscal Half were Cdn$292,218, compared to Cdn$148,469 for the 2000 First Fiscal Half, an increase of Cdn$143,749 or 96.8%. This increase results from an increase in debt related to the purchase of the RWE assets and the sale of the convertible debenture. As a percentage of our total revenues, interest and bank charges increased to 3.1% for the 2001 First Fiscal Half from 1.5% for the 2000 First Fiscal Half.

      Total depreciation and amortization expense for the 2001 First Fiscal Half was Cdn$1,648,130, compared to Cdn$1,108,342 for the 2000 First Fiscal Half, an increase of Cdn$539,788 or 48.7%. This increase is primarily the result of depreciation on the fixed assets acquired from RWE and Chell.com Ltd.

      There was no provision of income taxes recorded in the 2001 First Fiscal Half compared with a provision for income taxes of Cdn$223,000 for the 2000 First Fiscal Half. As the tax provision is based upon the individual company's taxable income, no provision was incurred, as the companies are not in a taxable position.

      The minority interest share in profit for the 2001 First Fiscal Half was Cdn$35,506. This is compared to the minority interest share in losses for the 2000 First Fiscal Half of Cdn$2,931, an overall change of Cdn$38,437. This change results from profitable operations in Sonoptic Technologies Inc., in which there is a 25% minority interest.

      As a result of all of the above, the net loss for the 2001 First Fiscal Half was

Cdn$6,712,542, compared to net loss of Cdn$675,931 for the 2000 First Fiscal Half, a decrease of Cdn$6,036,611. The 2001 First Fiscal Half loss resulted primarily from the addition of Chell Merchant Capital Group Inc. and Chell.com
(USA) Inc. and their activities including the provision of services to developing Application Service Provider companies in which we have invested.

Liquidity and Capital Resources

      At February 28, 2001, we had a working capital deficit of Cdn$2,099,402, a decrease of Cdn$4,521,072 from working capital of Cdn$2,421,670 at August 31, 2000.

      For the 2001 First Fiscal Half, we had a net decrease of cash of Cdn$1,133,938 compared to a net decrease of Cdn$1,042,032 in the 2000 First Fiscal Half.

      Cash used in operating activities for the 2001 First Fiscal Half was Cdn$3,200,912, compared to Cdn$169,295 provided by operating activities in the 2000 First Fiscal Half. In 2001, the major items that contributed to cash being used in operating activities were as follows: the net loss with non-cash expenses added back of Cdn$3,667,428, the increase in income taxes receivable of Cdn$98,491 and the increase in prepaid expenses of Cdn$69,752. The major items that contributed to cash being provided by operating activities were as follows: the decrease in accounts receivable of Cdn$99,011 a decrease in short-term investments of Cdn$250,195 and a decrease in other accounts receivable of Cdn$122,034. In 2000, the major items that contributed to cash being provided by operating activities were as follows: net income with non-cash expenses added back of Cdn$518,949, decreases in income taxes receivable and inventory of Cdn$157,464 and Cdn$23,908 respectively, and increases in accounts payable and accrued liabilities and income taxes payable of Cdn$950,834 and Cdn$61,042 respectively. The major uses of operating funds included increases in accounts receivable and prepaid expenses of Cdn$1,436,095 and Cdn$110,110 respectively.

      Cash used in investing activities in the 2001 First Fiscal Half was Cdn$2,955,039 compared to the Cdn$1,178,810 used in investing activities in the 2000 First Fiscal Half, an increase of Cdn$1,776,229. This increase was the result of an increase in note receivable from Engyro and the deposit of Cdn$1,689,710 on the purchase of shares in ApplicationStation.com, Inc.

      Cash provided by financing activities in the 2001 First Fiscal Half was Cdn$5,112,013, compared to the Cdn$32,517 used in the 2000 First Fiscal Half. The increase is primarily due to the sale of the convertible debenture and the bridge financing.

      We have borrowed US$1,700,000 from Canadian Advantage Limited Partnership II, which is evidenced by a convertible debenture. Such loan carries annual interest costs of approximately US$263,000 based upon the funds advanced to date. It is not anticipated that any further funds will be advanced under the debenture agreement.We are currently in negotiations to convert the debenture and related interest to equity.

      We have a US$1,500,000 bridge loan bearing interest at 2% per month. We are attempting to raise funds to repay the loan, but there is no certainty when it will be repaid. The annual carrying costs on this loan are approximately US$360,000 per annum. Management believes that if there is a default on the loan, the lender will seek a remedy of converting such loan to equity. There can be no assurance that the lender will seek this remedy if a default occurs.

      We are in the process of attempting to raise additional capital in order to realize our Application Service Provider strategy and to repay our loan obligations that are currently being negotiated. Chell Merchant Capital Group's administrative expenses with respect to the Application Service Provider segment will require cash of approximately Cdn$100,000 per month. Our subsidiaries operating in the entertainment, education and E-commerce segments should be able to create liquidity sufficient to fund their operations as well as the reduced cash requirements of the Application Service Provider segment. Management believes that the current negotiations for terms and financing will be successful and that combined with the reorganizing of the Application Service Provider segment in the first fiscal 2001 half, we will have the required liquidity for our planned operating activities in the current year. Our President is not drawing a salary. Our President has made this decision in order to conserve cash. We have invested in Engyro, cDemo and Application Station in the Application Service Provider segment. We have no obligation to fund these investments. Each of these companies is attempting to raise capital and they have been able to obtain the financing required to operate to date. On June 4, 2001, Engyro announced that it signed a Letter of Intent for significant interim funding and that funds have been advanced based on this Letter of Intent. Full commercial revenues will begin in Engyro's third quarter this year.

      The Application Service Provider segment of our business was reorganized in the first Fiscal Half of 2001, going from 27 full-time positions to 3 full-time positions. This reorganization aligns selling, general and administrative expenses in the Application Service Provider segment more closely with the anticipated commercial revenues from this segment which Management believes will begin in Fiscal 2002.

      During the first six months of the 2001 fiscal year, three of our executive officers agreed to reduce their compensation in order to conserve cash. Two of these officers were laid off in the first half of the fiscal year and there is no unpaid compensation due to these officers. The third officer, our President, has not drawn a salary to date.

Inflation

      The rate of inflation has had little impact on our operations or financial position during the six months ended February 28, 2001 and February 29, 2000 and inflation is not expected to have a significant impact on our operations or financial position during the 2001 Fiscal Year.

      We pay a number of its suppliers, including its licensor and principal supplier, NTN Communications, Inc., in US dollars. Therefore, fluctuations in the value of the Canadian dollar against the US dollar will have an impact on its gross profit as well as its net income. If the value of the Canadian dollar falls against the US dollar, our cost of sales will increase thereby reducing its gross profit and net income. Conversely, if the value of the Canadian dollar rises against the US dollar, its gross profit and net income will increase.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

      On October 12, 2000, Ernst & Young LLP ("E&Y"), the independent accountants who were engaged as the principal accountants to audit our financial statements resigned as our certifying accountants. E&Y's report on our financial statements as at August 31, 1999 and for the two years then ended contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended August 31, 1999 and during the subsequent interim period preceding E&Y's resignation we had no disagreement with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The facts and circumstances that relate to E&Y's resignation, as far as they are known to us, are as follows:

      E&Y served as our certifying accountants since 1995. E&Y orally informed us that pursuant to E&Y's internal rules, E&Y would resign as our certifying accountants since it was unwilling and therefore unable to rely upon the representations of Mr. Cameron Chell, our President and Chief Executive Officer, due to the existence of a Settlement Agreement dated November 6, 1998, between Cameron Chell, and the Alberta Stock Exchange. On April 3, 2000, our board of directors appointed Mr. Chell as a director and elected him as our Chair; on April 3, 2000, Chell.com. Ltd., an Alberta corporation wholly-owned by Mr. Chell, purchased approximately 16% of our issued and outstanding common stock; and on April 7, 2000, we advised E&Y of the existence of the Settlement Agreement. Pursuant to this Settlement Agreement with the Alberta Stock Exchange, Mr. Chell acknowledged the existence of certain facts that occurred during 1996 and 1997 while Mr. Chell was a registered representative in Alberta, Canada, licensed by the Alberta Securities Commission, and he agreed to certain restrictions imposed by the Alberta Stock Exchange and to pay a Cdn$25,000 civil fine. Specifically, Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, and compliance of the Alberta Stock Exchange in connection with various offers and sales of securities. Those restrictions included Mr. Chell's loss of Alberta Stock Exchange approval for a five-year period and enhanced supervision for a three-year period.

      E&Y's unwillingness to rely upon Mr. Cameron Chell's representations were based upon the existence of the Settlement Agreement with the Alberta Stock Exchange and not based upon any representations made by Cameron Chell.

      On November 1, 2000, our Board of Directors ratified the engagement of Lazar, Levine & Felix, LLP as our auditors for the year ending August 31, 2000. We have authorized E&Y to fully respond to any and all inquiries of Lazar, Levine & Felix, LLP concerning E&Y's resignation.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risks from changes in foreign currency exchange rates and interest rates. The Company and its wholly-owned subsidiaries are located in Canada and its functional currency is the Canadian dollar.

Interest rate risks.

      Market risks relating to our operations may result from changes in interest rates. However, our exposure to market risk is not significant. We had no variable rate debt outstanding during the year ended August 31, 2000 or on the six months ending February 28, 2001. Therefore changes in interest rates did not affect interest expense, earnings or cash flows in 2000 or to date in 2001. We cannot predict market fluctuations in interest rates and their impact on any variable rate debt that we may have outstanding in the future.

      We use fixed rate debt to partially finance operations and capital expenditures. As of August 31, 2000, our debt consists of US$1,700,000 advanced to us pursuant to a convertible debenture which bears interest at a fixed rate of 10%, and a US$1,500,000 bridge loan bearing interest at a fixed rate of 2% per month

Exchange rate risks.

      Decreases in the value of the Canadian dollar relative to the U.S. dollar may result in market risks. To the extent that we do not fully hedge our currency exposure and exchange risk or are not able to or do not raise our prices to reflect an adverse change in exchange rates, the operating results of our business would be adversely affected.

Directors and Executive Officers

                                                                        Director
Name                Age       Principal Positions with the Company      Since
----                ---       ------------------------------------      -----

Cameron Chell       32        Director, President and Chief
                              Executive Officer                          2000
Don Pagnutti        50        Director, Vice President-Finance,
                              Chief Financial Officer                    2000

Peter Rona          54        Director                                   1987
David Bolink        32        Director                                   2000
Gordon Herman       42        Director                                   2000
Adrian P. Towning   56        Director                                   1994
Robert Stone        57        Director                                   2000
Mark Truman         46        Secretary                                   N/A

      All of our Directors and Executive Officers were re-elected at our Annual Shareholders' Meeting held on February 28, 2001 and will hold office until the next succeeding Annual Meeting of Shareholders or until their successors are duly elected and qualified. Cameron Chell is our Chairman of the Board, President and Chief Executive Officer and is the Chairman and Chief Executive Officer of Chell.com Ltd. Mr. Chell is a founder of the Application Service Provider Consortium and FutureLink Corp.. He served as FutureLink's President, CEO and Chairman from 1997 to 1999. Mr. Chell is also a Director and Shareholder of VC Advantage Limited, the general partner of VC Advantage Fund Limited Partnership. Mr. Chell is the Vice Chairman and founder of C MeRun Corp. and is a cofounder of JAWS Technologies Inc., a provider of information security consulting services and software solutions. Mr. Chell is also the Chairman of the Board of Directors of Engyro and cDemo. Previously, Mr. Chell worked in corporate finance in the private sector. Mr. Chell worked as a stockbroker at McDermid St. Lawrence Securities Ltd. from 1994 to 1997. On November 6, 1998, Mr. Chell entered into a Settlement Agreement with the Alberta Stock Exchange to resolve a pending investigation into alleged breaches by Mr. Chell of Alberta Stock Exchange rules and bylaws. As part of the Settlement Agreement, (i) Mr. Chell acknowledged that he had breached certain duties of supervision, disclosure, or compliance in connection with various offers and sales of securities and (ii) Mr. Chell was prohibited from receiving Alberta Stock Exchange approval for a five year period, subjected to a Cdn$25,000 fine and a three year period of enhanced supervision.

      Don Pagnutti was appointed our Vice President, Finance on September 19, 2000. Mr. Pagnutti has been our Chief Financial Officer since September 1998, and was our Executive Vice President and Chief Operating Officer from September 1997 to September 2000. From 1996 to 1997, he worked for Sullivan Entertainment Inc., as Executive Vice President and Chief Financial Officer. From 1980 to 1996, he worked for Telemedia Communications Ltd., a large Canadian media company as Vice President, Radio. Mr. Pagnutti is a Chartered Accountant and has a Masters Degree in Business Administration and a Bachelor of Commerce Degree from the University of Toronto.

      Peter Rona had been our President and Chief Executive Officer from September 1987 until September 2000. In addition, he was our Principal Financial and Accounting Officer from September 1987 to August 1997. He has been President of NTN Interactive Network, Inc. (formerly, NTN Sports, Inc. until 1993) from 1985 to 1991 and February 1993 to September 1999. Mr. Rona has also been the President, sole director and sole shareholder of Anor Management, Ltd., a personal holding company, since 1987.

      David Bolink was a Managing Director of Chell Merchant Capital Group from September 2000 to January 19, 2001 and served as Chell.com. Ltd.'s first President from December 1999 to July 2000. Mr. Bolink served as Director of Business Management of FutureLink Distribution Corp., an application service provider and a provider of server-based computing services, from May 1998 to December 1999. Mr. Bolink also served as Business Manager of Edmonton Society for Christian Education from May 1996 to May 1998. From February 1989 to May 1996, Mr. Bolink served as Asset Manager of Wilson Holdings, a property and financial management company.

      Gordon Herman was a Senior Managing Director of Chell Merchant Capital Group from September 2000 to January 19, 2001. Mr. Herman is currently the Chairman/President of Madison Companies Ltd., a company listed on the Canadian Venture Exchange Inc., which focuses on acquiring small to medium sized facilities management companies since 1997. From 1992 to 1998, Mr. Herman was the President/owner of Harding Hall & Graburne Insurance Inc., a property and casualty insurance broker. From 1996 to 1998, Mr. Herman was the Vice President, Western Canada - Acquisitions, at Equisure Financial Network, an insurance broker network trading on the Toronto Stock Exchange. From 1988 to 1992, Mr. Herman was the President of General Electric Capital Canada Leasing Inc., Canadian Operations (Canadian Subsidiary of General Electric).

      Adrian Towning is a private, independent investor in several companies involved in the communications industry. As a result of his investments, he has served as a director of some of these companies, including Medical Communications Corporation, which we refer to as MCC, from 1994 to July 1996. On May 14, 1996, MCC filed a petition under Chapter 7 of the United States Bankruptcy Code and the Bankruptcy Court appointed a Trustee of MCC on July 11, 1996. On July 16, 1996, MCC was dissolved. From 1983 to 1989, he established and managed Anglo-Massachusetts Investments Incorporated, with offices in Boston and London, which was involved in providing financial advice to Europeans.

      Robert Stone graduated with the degree of Bachelor of Science from the University of Toronto in 1964. From 1973 until 1997 Mr. Stone served in various capacities with Cominco Ltd., a company listed on the Toronto Stock Exchange, and the American Stock Exchange, being the Vice-President, Finance and Chief Financial Officer of that company from 1980 until 1997. From 1969 until 1973 Mr. Stone was the Director of Finance of Great Northern Capital Corporation. From 1964 until 1969 Mr. Stone worked with Clarkson Gordon, Chartered Accountants, receiving his Chartered Accountant designation in 1967. Mr. Stone currently serves as a director of a number of companies including: Boliden Limited ; Golden Star Resources Ltd.; Mainsborne Communications International Inc.; Manhatten Minerals Corp.; Mr. Stone is also a former director of Agrium Inc.; Cominco Ltd.; Global Stone Corporation; Pine Point Mines Ltd.; TVI Pacific Inc. ; and United Bolero Development Corp; Union Bank of Switzerland and West Kootenay Power & Light Company.

      Mark Truman has been our Controller since December of 1994.

Executive Compensation

Summary Compensation Table

      The following table sets forth information concerning the compensation paid or accrued by us during the three years ended August 31, 2000 to those individuals who served as our Chief Executive Officer during the 2000 Fiscal Year and all our other executive officers or any of our subsidiaries at August 31, 2000 who received total annual salary and bonuses in excess of US$100,000 (Cdn$147,140) during the 2000 Fiscal Year (collectively, the "Named Executive Officers").

                                                                                              Long-term
                                                     Annual Compensation                    Compensation
                                           ---------------------------------------------  ----------------
                                                            Bonus         Other Annual    Securities Under    All Other
                                           Salary(1)    -------------    Compensation(1)  Options/Granted   Compensation
Name and Principal Position       Year      (Cdn$)          (Cdn$)            ($)               (#)              ($)
---------------------------       ----     --------     -------------    ---------------  ----------------  ------------
Peter Rona                        2000      192,334             --             --             100,000            --
President and Chief               1999      167,665         30,755             --              30,000            --
Executive Officer(2)              1998      168,426         32,963             --              40,000            --

Donald Pagnutti (3)               2000      156,249             --             --              22,500            --
Vice-President, Finance
and Chief Financial Officer

Notes:

      (1) Perquisites and other personal benefits received in 1998, 1999 and 2000 did not exceed the lesser of US$50,000 and 10% of the total annual salary and bonuses for any of the Named Executive Officers.

      (2) Mr. Rona was our President and Chief Executive Officer from September 1, 1987 until September 19, 2000.

      (3) Mr. Pagnutti's title was changed to Vice President Finance and Chief Financial Officer on September 19, 2000.

      During the three year period ended August 31, 2000, we did not grant any restricted stock awards or stock appreciation rights. Additionally, all of our group life, health, hospitalization, medical reimbursement or relocation plans, if any, do not discriminate in scope, terms or operation, in favor of the Named Executive Officers and are generally available to all salaried employees. Further, no Named Executive Officer received, in any of the periods specified in the Summary Compensation Table, perquisites and other personal benefits, securities or property in an aggregate amount in excess of the lesser of Cdn$50,000 or 10% of the total salary and bonus reported for the Named Executive Officer in the fiscal year in which such benefits were received, and no single type of perquisite or other personal benefits exceeded 25% of the total perquisites and other benefits reported for the Named Executive Officer in the applicable fiscal year.

Option Grants Table

      The following table sets forth (a) the number of shares underlying options granted to each Named Executive Officer during the 2000 Fiscal Year, (b) the percentage the grant represents of the total number of options granted to all of our employees during the 2000 Fiscal Year, (c) the per share exercise price of each option, (d) the expiration date of each option, and (e) the potential realized value of each option based on: (i) the assumption of a five (5%) percent annualized compounded appreciation of the market price of the common stock from the date of the grant of the subject option to the end of the option term, and (ii) the assumption of a ten (10%) percent annualized compounded appreciation of the market price of the common stock from the date of the grant of the subject option to the end of the option term.

                       Number of     Percentage of                                   Potential Realizable Value at
                         Shares      Total Options                                   Assumed Rates of Stock Price
                       Underlying     Granted to                                     Appreciation for Option Term
                        Options      Employees in     Exercise       Expiration      -----------------------------
Name                    Granted       Fiscal Year      Price            Date              5%              10%
----                    -------       -----------      -----            ----              --              ---
Peter Rona               75,000          9.7%          US$2.00    October 14, 2004     US$41,442       US$91,577
President and            25,000          3.2%         US$4.375       April 3, 2005     US$30,218      US$176,150
CEO(1)

Donald Pagnutti (2)      22,500          2.9%          US$9.75     August 11, 2004     US$47,277      US$101,812
Vice-President,
Finance and Chief
Financial Officer

Notes:

      (1) Mr. Rona was our President and Chief Executive Officer from September 1, 1987 until September 19, 2000.

      (2) Mr. Pagnutti's title was changed to Vice President Finance and Chief Financial Officer on September 19, 2000.

Options Exercised and Remaining Outstanding

      Set forth in the table below is information, with respect to each of the Named Executive Officers, as to the (a) number of shares acquired during the 2000 Fiscal Year upon each exercise of options granted to such individuals, (b) the aggregate value realized upon each such exercise (i.e., the difference between the market value of the shares at exercise and their exercise price),
(iii) the total number of unexercised options held on August 31, 2000, separately identified between those exercisable and those not exercisable, and
(iv) the aggregate value of in-the-money, unexercised options held on August 31, 2000, separately identified between those exercisable and those not exercisable.

                      Securities     Aggregate                                     Value of Unexercised in the
                     Acquired on       Value         Unexercised Options at        Money Options at August 31,
                      Exercise       Realized            August 31, 2000                     2000
                         (#)            ($)                   (#)                             ($)
                     -----------     --------     ---------------------------   ----------------------------------
                                                  Exercisable   Unexercisable   Exercisable(1)    Unexercisable(1)
                                                  -----------   -------------   --------------    ----------------
Peter Rona               Nil            Nil         135,000       97,500(2)       US$445,625         US$438,750
Donald Pagnutti          Nil            Nil          18,750       33,750           US$69,375          US$50,625

Note:

(1) The value of the unexercised "in-the-money" options has been determined by subtracting the exercise price of the options from the closing Common Share price of US$6.50 on August 31, 2000, and multiplying by the number of Common Shares that may be acquired upon the exercise of the options.

(2) As at September 19, 2000, these options vested and were exercisable.

Compensation of Directors

      Prior to September 8, 2000, each director, not otherwise our full-time employee, was eligible to receive $500 for each meeting of the Board of Directors or committee thereof which they attended, along with the reimbursement of their reasonable expenses incurred on our behalf. In addition, each director, not otherwise our full-time employee was eligible to receive 1,500 stock options annually. During the fiscal year ended August 31, 2000, 45,000 options were issued to Adrian Towning at a strike price of US$9.75 on August 11, 2000. The vesting schedule for these options are one-third per year on each anniversary of the grant date. On December 11, 2000, 45,000 options were issued to Robert Stone at a strike price of US$3.06. The vesting schedule for these options are one-third per year on each anniversary of the grant date. See "Stock Options".

      As of December 11, 2000, the Board of Directors formally adopted a standard arrangement pursuant to which only our outside directors are compensated by us for their services in their capacity as directors. This compensation arrangement is retroactive to September 19, 2000 (the date of the closing of the Agreement of Purchase and Sale between Networks North Inc., Networks North Acquisition Corp., Chell.com Ltd. and Cameron Chell).

   Outside Director's Compensation Schedule                   Cash      Options
                                                             (US$)
1. Directorship Acceptance Options (one time                            45,000
   grant with a 3 year vesting schedule)
2. Annual Retainer-Chairman                                 20,000      10,000
3. Annual Retainer-Director                                  6,000
4. Annual Retainer-Committee Member (over                    3,000
   and above directorship retainer)
5. Annual Retainer-Committee Chair (over and                 2,000
   above directorship retainer and committee retainer)
6. Board Meeting Attendance Fee                            750/mtg.
7. Committee Attendance Fee                                500/mtg

Employment Contracts with Named Executive Officers

      We entered into a new employment agreement, which we refer to as the Rona Agreement, with Peter Rona, our President and Chief Executive Officer, for a three-year period commencing April 1, 2000 and continuing until March 1, 2003. The Rona Agreement provide for a base compensation of $225,000 with annual increases to be subject to review by the Board of Directors. In September 2000, we entered into an agreement with Mr. Rona to terminate the

Rona Agreement which we refer to as the Termination Agreement. Pursuant to the terms of the Termination Agreement, we paid Mr. Rona $643,250 and all options then held by Mr. Rona vested immediately. In addition, the Termination Agreement provided that Mr. Rona shall exercise all options, repay his loan of US$70,000 and agree not to sell any of his Common Shares without first consulting with our Chairman, President or Chief Executive Officer.

      In November 1999, we renewed Donald Pagnutti's employment agreement originally dated August 15, 1997, pursuant to which Mr. Pagnutti serves as our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Effective September 19, 2000, Mr. Pagnutti's title was changed to Vice President, Finance and Chief Financial Officer. The agreement provides for an initial base compensation of Cdn$160,000 with annual reviews, together with automobile expenses of Cdn$9,000. In addition to the fixed remuneration, we shall pay Mr. Pagnutti a bonus at the end of each year of the term in the event that during the said year our actual net income before taxes as audited using the generally accepted accounting principles applied on a basis consistent with those previous years, equaled or exceeded our projected net income before taxes as determined by our Board of Directors at the commencement of the said year. The agreement further provided that we grant to Mr. Pagnutti options to purchase a minimum of 15,000 of our Common Shares.

      On September 19, 2000, we entered into an employment agreement with Cameron Chell, pursuant to which Mr. Chell serves as our President and Chief Executive Officer. The agreement provides for an initial base compensation of Cdn$360,000, together with automobile expenses of Cdn$8400. In addition to the fixed remuneration, we shall provide Mr. Chell with the services of an Executive Assistant on an ongoing basis and an Accountant for a reasonable period of time to allow for the completion of outstanding accounting work related to existing companies in which Mr. Chell is involved. It was the understanding of the parties that this agreement was to be replaced by a definitive employment agreement before October 10, 2000, however, such agreement has not been entered into at this time. Since the signing of this agreement, Mr. Chell has eliminated both his salary and automobile allowance in an effort to reduce our cash requirements. These were eliminated with the understanding that the compensation of Mr. Chell will be mutually agreed upon between the parties.

      On September 19, 2000, we entered into an employment agreement with Gord Herman, pursuant to which Mr. Herman served as our Senior Managing Director. The agreement provided for an initial base compensation of Cdn$175,000, together with automobile expenses of Cdn$8,400. It was the understanding of the parties that this agreement was to be replaced by a definitive employment agreement before October 10, 2000, however, such agreement has not been entered into at this time. Since the signing of this agreement, Mr. Herman had reduced his salary to a level of Cdn$120,000 and has eliminated the automobile allowance in an effort to reduce our cash requirements. These were eliminated with the understanding that the compensation of Mr. Herman would be mutually agreed upon between the parties. On January 19, 2001, Mr. Herman was laid off as Senior Managing Director but remains on the board of directors.

      In September 2000, our Merchant Capital Group subsidiary assumed an employment agreement from Chell.com, which had been entered into on November 29, 1999 with David Bolink, pursuant to which Mr. Bolink served as our Merchant Capital Group subsidiary's Managing Director and General Manager. The agreement provided for an initial base compensation of Cdn$150,000. Since the assumption of this agreement, Mr. Bolink had reduced his salary to Cdn$120,000 in an effort to reduce cash requirements of our Merchant Capital Group subsidiary. This was reduced on the understanding that the compensation of Mr. Bolink would be mutually agreed upon between the parties. On January 19, 2001, Mr. Bolink was laid off as Managing Director but remains on the board of directors.

      We do not have any other employment agreements in effect with any other executive employee.

Compensation Committee Interlocks and Insider Participation

      Our Audit and Compensation Committees currently consist of Robert Stone and Adrian P. Towning. Messrs. Stone and Towning are not officers or our employees, and have not served in such capacities in the past. None of our executive officers served as a director or member of the compensation committee (or group performing similar functions) of another entity, one of whose executive officers served on our Audit and Compensation Committee or as one of our directors.

Security Ownership of Certain Beneficial Owners and Management

      Set forth in the table below is information concerning the ownership, as of the close of business on May 4, 2001, of the common stock by each person who is known to us to be the beneficial owner of more than five (5%) percent of the common stock, our directors and Named Executive Officers, and all directors and executive officers as a group.

                                                          Amount and Nature of    Percent of
Name and Address(1)                                       Beneficial Ownership     Class (2)
-------------------                                       --------------------    ----------
Chell.com Ltd. (3) .................................            5,325,049            59.7%
Cameron Chell (Director, President
and Chief Executive Officer)(4) ....................            5,326,649            59.8%
Canadian Advantage Limited Partnership II ..........            1,238,535            13.9%
Peter Rona (Director)(5) ...........................              562,500             6.6%
Gordon Herman (Director)(6) ........................              166,118             2.0%
David Bolink (Director)(7) .........................              155,707             1.9%
Don Pagnutti (Director, Vice-President-Finance,
and Chief Financial Officer)(8) ....................               22,500             0.3%
Adrian Towning (Director)(9) .......................                9,000             0.1%
Robert Stone (Director) ............................                    0               0%

All directors and executive officers as a group
          (8 persons)(10) ..........................            6,242,474              70%

      (1) Unless otherwise stated, the address of the directors and executive officers of the corporation is c/o Chell Group Corporation, 14 Meteor Drive, Toronto, Ontario, Canada M9W 1A4.

      (2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60-day period, have been exercised.

      (3)   Cameron Chell is the sole director and shareholder of Chell.com Ltd.

      (4)   Includes 5,325,049 Common Shares held by Chell.com Ltd.

      (5) The address for Mr. Rona is 2205-39 Old Mill Road, Toronto, Ontario, Canada, M8X 1G6. Includes (a) 386,500 shares of common stock; and
            (c) 176,000 options to purchase our common stock all of which have vested.

      (6) Represents the vested portion of an option in Chell.com Ltd. held by Mr. Herman, for the purchase of our shares which are owned by Chell.com Ltd.

      (7) Represents the vested portion of an option in Chell.com Ltd. held by Mr. Bolink, for the purchase of our shares which are owned by Chell.com Ltd.

      (8) Represents options, which have vested and are available for exercise.

      (9) Includes 3,000 of our Common Shares and 6,000 options, which have vested and are available for exercise.

      (10) This percentage of stock ownership by directors and executive officers was calculated as a percentage of our total outstanding common stock, which is 8,906,236 Shares.

Certain Relationships and Related Transactions

      Set forth below is a description of certain transactions between us and our directors, executive officers, beneficial owners of five percent or more of the outstanding common stock, or member of the immediate family of any of the foregoing persons, as well as certain business relationships between us and our directors, which occurred or existed during the 2000 Fiscal Year and subsequent thereto. Our Management believes that the transactions described in this section were made on terms no less favorable than those which could have been obtained from third parties.

      a) Cameron Chell is Chairman of the Board and a director in each of Engyro and cDemo. Chell.com., a wholly owned subsidiary of Cameron Chell, holds 120,000 warrants to purchase Common Shares of cDemo at US$5.00 per share. Chell.com holds 200,000 options to purchase shares of Engyro for US$5.00 and warrants for 97,500 shares at US$5.00.

      b) Frank Killoran was until February 28, 2001 a director and shareholder of cDemo and he and members of his immediate family hold 264,000 Common Shares in such company. He holds an option from Chell.com to acquire 370,428 of our shares, which are held by Chell.com, at a price of Cdn$1.00 (which may be adjusted up or downward based on certain contingencies).

      c) Gordon Herman is interim President of cDemo. He holds an option in Chell.com to acquire 498,354 of our shares, which are held by Chell.com, at a price of Cdn$1.00 (which may be adjusted up or downward based on certain contingencies).

      d) David Bolink holds an option in Chell.com to acquire 467,121 of our shares, which are held by Chell.com, at a price of Cdn$1.00 (which may be adjusted up or downward based on certain contingencies).

      e) Pursuant to the Purchase and Sale Agreement between us, Chell Merchant Capital Group, Cameron Chell and Chell.com Ltd., 5,369,733 of our shares were issued and 1,928,268 Exchangeable Shares of Chell Merchant Capital Group were issued to Cameron Chell and Chell.com Ltd. Our shares that were issued in exchange for shares of C Me Run had been held in escrow pending the outcome of certain conditions, which were not met, resulting in the return of those shares to us. In addition, 1,476,398 of our shares in our wholly-owned subsidiary, Chell Merchant Capital Group Inc., that were issued in exchange for shares of eSupplies had been held in escrow pending our determination that the business of eSupplies fit with our business model and provides similar value to us. Since that determination regarding eSupplies had not been made, these shares were also returned to us.

      f) Escrow Agreement dated October 11, 2000 among us, Cameron Chell, Chell Merchant Capital Group Inc. and Wolff Leia Huckell (as escrow agent). The Exchangeable Shares of our Merchant Capital Group subsidiary were released from escrow after receiving written notice from our board of directors that the new course of business being taken by eSupplies including potential new acquisitions in the e-business field, did not fit within our business model. The Exchangeable Shares of our Merchant Capital Group subsidiary were cancelled and the shares of eSupplies held by the escrow agent were returned to Mr. Chell. Mr. Chell is a major shareholder in eSupplies.

      g) Consulting Agreement between Chell.com and Buyersangel.com Inc. (now known as cDemo, Inc.) dated January 21, 2000 that was assigned to us as part of the purchase of Chell.com assets effective August 31, 2000, whereby we provide consulting services to cDemo for a period of 12 months for a fee of US$720,000. Cameron Chell is the Chairman of the Board of cDemo. Mr. Herman is a director.

      h) Consulting Agreement between Chell.com and R Home Funding Company Ltd. (now known as Engyro, Inc.) dated January 17, 2000 that was assigned to us as part of the purchase of Chell.com assets effective August 31, 2000 whereby we provide consulting services to Engyro for a period of 14 months, ending on January 15, 2001, for a fee of US$720,000. Cameron Chell is the Chairman of the Board of Engyro.

      i) License Agreement between Cameron Chell, us and Chell Merchant Capital Group dated August 31, 2000 whereby Mr. Chell, us and Chell Merchant Capital Group have the right to use the trademarks "Chell.com", "Chell Merchant Capital Group" and "Chell Corporation" in exchange for the fee of Cdn$1.00 per year.

      j) Securities Purchase Agreement with VC Advantage Fund, on October 3, 2000, for a loan to us of up to US$3,000,000. VC Advantage Fund received a Convertible Debenture, which is convertible into our common stock, based upon an agreed conversion price of US$3.00 per share. As of November 30, 2000, VC had assigned its rights in this Agreement to Canadian Advantage Limited Partnership II, and a total of US$1,700,000 has been advanced us. Cameron Chell is a Director and shareholder of VC Advantage Limited, the general partner of VC Advantage Fund. Pursuant to the assignment of this agreement to Canadian Advantage Limited Partnership II, this is no longer a related transaction as Mr. Chell has no interests in Canadian Advantage Limited Partnership II.

Disclosure of Commission Position on Indemnification for Securities Act

Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               8,087,052 Shares of

                                  Common Stock

                             CHELL GROUP CORPORATION
                           f/k/a Networks North, Inc.

                                   PROSPECTUS

                                ___________, 2001

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

                  Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:


Registration Fee                 US$     3,314.20

Legal and Accounting
Fees and Expenses                       90,000.00*

Offering commissions
and fees                                  100,000*

Miscellaneous                            6,685.80*

Total                            US$    200,000.00

The above fees will be paid by us.

* Estimate

Indemnification of Directors and Officers.

      Article Tenth of our Amended Certificate of Incorporation provides for the elimination of personal liabilities of directors of the registrant for breaches of certain of their fiduciary duties to the full extent permitted by Sections 717 and 719 of the New York Business Corporation Law ("BCL"). Specifically, it states that no director of the Registrant shall be personally liable to the corporation or any of its shareholders for damages of any breach of duty in any such capacity except if a judgment or other final adjudication adverse to them establishes that their acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that they personally gained in fact a financial profit or other advantage to which they were not legally entitled or that their acts violated Section 719 of the BCL.

      Section 801(b)(14) of the BCL enables a corporation in its certificate of incorporation to strike out, change or add any provision not inconsistent with the BCL or any other statute, relating to the business of the corporation, its affairs, its rights or powers or the rights or powers of its shareholders, or directors or officers. Section 717 provides for the elimination of personal liabilities of directors provided they act in good faith and with the degree of care used by an ordinary prudent person under like circumstances. Thus, no such provision may eliminate or limit the liability of a director for breaching their duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend, approving an illegal stock repurchase or obtaining an improper personal benefit.

Recent Sales of Unregistered Securities

      As of the close of business on May 4, 2001, the following Common Shares have been issued by us in the last twelve months:

      1. Pursuant to the Purchase and Sale Agreement between us, Chell Merchant Capital Group, Cameron Chell and Chell.com Ltd., 5,369,733 of our shares were issued and 1,928,267 Exchangeable Shares of Chell Merchant Capital Group were issued to Cameron Chell and Chell.com Ltd.

      Our shares that were issued in exchange for shares of cMeRun and had been held in escrow pending the fulfillment of certain conditions were refunded to us as a result of the cancellation of this transaction due to the non-fulfillment of those conditions.

      In addition, the 1,476,398 shares of our wholly-owned subsidiary, Chell Merchant Capital Group Inc., that were issued in exchange for shares of eSupplies had been held in escrow pending our Board of Directors' reviewing a new business plan. Due to the Board's determination that the planned acquisition of eSupplies did not fit with our business model or add value to our operations, this planned acquisition was cancelled and the shares of our Chell Merchant Capital were returned to us.

      2. On January 18, 2001, pursuant to a subscription agreement dated January 17, 2001, we issued 21,974 shares of our common stock to Mr. Bruce Elliot. [Such shares were issued in connection with the termination of Mr. Elliot's employment with us.

      3. Pursuant to our Stock Option Plan, the following issuances of stock were made in the last twelve months:

                                                     Number of
Month of Issuance                              Common Shares Issued
-----------------                              --------------------
February 2000                                         1,500
March 2000                                           22,750
April 2000                                           13,015
May 2000                                                250
June 2000                                               500
July 2000                                             6,750
August 2000                                          23,735
October 2000                                            250
November 2000                                         6,000
January 2001                                         56,500

Exhibits and Financial Statement Schedules

(c) The following list sets forth the applicable exhibits (numbered in accordance with Item 601 of Regulation S-K) required to be filed with this Registration Statement on Form S-1:

   Exhibit
   Number                                  Title
   ------                                  -----

    2.1 Stock Purchase Agreement, dated October 1, 1996, among Connolly-Daw Holdings Inc., 1199846 Ontario Ltd., Douglas Connolly, Wendy Connolly and NTN Interactive Network Inc., minus Schedules thereto.*
    3.1       Certificate of Incorporation, as amended to date.*
    3.2       By-Laws, as amended to date.*
    4.1       Specimen Stock Certificate.*
    5.1       Opinion of Mintz & Fraade, P.C.
    10.1 License Agreement, dated March 23, 1990, between NTN Communications, Inc. and NTN Interactive Network Inc.*
    10.2 Stock Purchase Agreement, dated as of October 4, 1994, between NTN Canada and NetStar Enterprises Inc. (formerly, Labatt Communications Inc.).*
    10.3 Option, dated as of October 4, 1994, registered in the name of NetStar Enterprises Inc. (formerly, Labatt Communications Inc).*
    10.4 Designation Agreement dated as of October 4, 1994, among NTN Canada, Inc., NTN Interactive Network Inc. and NetStar Enterprises Inc. (formerly Labatt Communications Inc.).*
    10.5 Registration Rights Agreement, dated as of October 4, 1994, between NTN Canada and NetStar Enterprises Inc. (formerly, Labatt Communications Inc.).*
    10.6 Promissory Note of NTN Interactive Network Inc. registered in the name of Connolly-Daw Holdings, Inc.*
    10.7 Promissory Note of NTN Interactive Network Inc., registered in the name of 1199846 Ontario Ltd.*
    10.8 Option Agreement, dated October 1, 1996, among Connolly-Daw Holdings Inc., NTN Interactive Network Inc. and NTN Canada, Inc.*
    10.9 Option Agreement, dated October 1, 1996, among 1199846 Ontario Ltd., NTN Interactive Network Inc. and NTN Canada, Inc.*
    10.10 Registration Rights Agreement, dated October 1, 1996, among NTN Canada, Inc., Connolly-Daw Holdings Inc. and 1199846 Ontario Ltd.*
    10.11 Employment Agreement dated as of August 31, 1994, between NTN Interactive Network Inc. and Peter Rona.*
    10.12 Management Agreement, dated October 1, 1996, between Magic Lantern Communications Ltd. and Connolly-Daw Holdings Inc.*
    10.13 Employment Agreement dated October 1, 1996, between Magic Lantern Communications Ltd. and Douglas Connolly.*
    10.14 Employment Agreement dated October 1, 1996, between Magic Lantern Communications Ltd. and Wendy Connolly.*
    10.15 Asset Purchase Agreement, dated September 10, 1999, by and between 1373224 Ontario Limited, Networks North Inc. and Arthur Andersen Inc., to acquire the property and assets of GalaVu Entertainment Inc., from the person appointed by the court of competent jurisdiction as the receiver or receiver and manager of the property, assets and undertaking of GalaVu.*
    10.16 Promissory Note, dated September 10, 1999, by and between 1373224 Ontario Limited, as Debtor, and the Holder, as Creditor.*
    10.17 General Security Agreement, dated September 10, 1999, by and between 1373224 Ontario Limited, to acquire the property and assets of GalaVu Entertainment Inc., from the person appointed by the court of competent jurisdiction as the receiver or receiver and manager of the property, assets and undertaking of GalaVu.*

    10.18     Securities Pledge Agreement, dated September 10, 1999, by and between 1373224 Ontario Limited to acquire the property and assets of GalaVu Entertainment Inc., from the person appointed by the court of competent jurisdiction as the receiver or receiver and manager of the property, assets and undertaking of GalaVu.*
    10.19     Certificate to the Escrow Agent certifying that the conditions of
              Closing have been satisfied or waived.*
    10.20     Certificate to the Escrow Agent certifying that the conditions of
              Closing have not been satisfied or waived.*
    10.21     Occupancy and Indemnity Agreement, dated September 10, 1999, by and between 1373224 Ontario Limited to acquire the property and assets of GalaVu Entertainment Inc., from the person appointed by the court of competent jurisdiction as the receiver or receiver and manager of the property, assets and undertaking of GalaVu.*
    10.22     Order of the Ontario Superior Court of Justice, dated September,
              1999, approving the transaction contemplated herein, and vesting in the Purchaser the right, title and interest of GalaVu and the
              Receiver, if any, in and to the Purchased Assets, free and clear of the right, title and interest of any other person other than
              Permitted Encumbrances.*
    10.23     Bill of Sale, dated September 13, 1999, by and between 1373224
              Ontario Limited to acquire the property and assets of GalaVu
              Entertainment Inc., from the person appointed by the court of competent jurisdiction as the receiver or receiver and manager of the property, assets and undertaking of GalaVu.*
    10.24     Covenant of Networks North Inc., dated September 13, 1999, to allot and issue and pay to the Bank in writing 100,000 Common
              Shares of NETN.*
    10.25     Agreement of Purchase and Sale dated August 4, 2000 by and among
              Networks North Inc., Networks North Acquisition Corp., Chell.com
              Ltd. and Cameron Chell.*
    10.26     Valuation of Chell.com Ltd. and investments as of May 31, 2000 by
              Stanford Keene.*
    10.27     Asset Purchase Agreement, dated September 1, 2000, by and among
              Magic Lantern Communications Ltd. and Richard Wolff Enterprises,
              Inc.
    10.28     Stock Purchase Agreement, dated January 17, 2001, by and among
              Chell Group Corporation and ApplicationStation.com Inc.
    10.29     Securities Purchase Agreement dated October 3, 2000 by and between
              Chell Group Corporation and VC Advantage Limited Partnership.**
    10.30     License Agreement dated August 31, 200 by and among Cameron Chell and Networks North Acquisition Corp.**
    10.31     Consulting Agreement dated November 26, 1999 by and between
              Chell.com Inc. and R Home Funding Co. Ltd.**
    10.32     Consulting Agreement dated January 15, 2000 by and between
              Chell.com Ltd. and Buyersangel.com, Inc.**
      22      List of Subsidiaries*
    23.3      Consent of Lazar, Levine & Felix, LLP
    23.4      Consent of Ernst & Young LLP
    23.5      Consent of Simione Scillia Larrow & Dowling LLC
    23.6      Consent of Lazar, Levine & Felix, LLP with respect to eSupplies
              (Alberta) Ltd. and cDemo Inc.
      27      Financial Data Schedule*
    99.1      Business Sector Data*

*All exhibits so indicated are incorporated herein by reference to the exhibit listed above in the Company's Annual Report on Form 10-K (Date of Report:
December 14, 2000) (File No. 000-18066)

**All exhbits so indicated are incorporated herein by reference to the exhibit listed above in the Company's Second Amendment to Form S1 (Date of Report: May 16, 2001) (File No. 333-55844)

Undertakings

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange of Act of 1934 that are incorporated by reference in the registration statement.

      (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      (3) to remove by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form S1-A and authorize this registration statement to be signed on our behalf by the undersigned, in the City of Toronto, Province of Ontario, on this 11th day of July 2001.


                                                 Chell Group Corporation


                                         By: /s/ Don Pagnutti
                                             -----------------------------------
                                         Don Pagnutti, Director, Vice President-
                                         Finance, Chief Financial Officer

                               POWER OF ATTORNEY

      I, the undersigned director of Chell Group Corporation, hereby constitute and appoint Don Pagnutti, my true and lawful attorney-in-fact and agent, with full power of substitution, for me and in my stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates stated.

Signature                   Title(s)                               Date
---------                   --------                               ----


/s/ Shelly Singhal          Director                               July 11, 2001
----------------------
Shelly Singhal

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                   Title(s)                               Date
---------                   --------                               ----


/s/ Don Pagnutti*           Director                               July 11, 2001
----------------------
David Bolink


/s/ Don Pagnutti*           Director, President & Chief
----------------------      Executive Officer                      July 11, 2001
Cameron Chell


/s/ Don Pagnutti*           Director                               July 11, 2001
----------------------
Gordon Herman


/s/ Don Pagnutti*           Director, Vice President-Finance,      July 11, 2001
----------------------      Chief Financial Officer
Don Pagnutti


/s/ Don Pagnutti*           Director                               July 11, 2001
----------------------
Robert Stone


/s/ Don Pagnutti*           Director                               July 11, 2001
----------------------
Adrian P. Towning


/s/ Don Pagnutti*           Director                               July 11, 2001
----------------------
Shelly Singhal

*     Signed by Don Pagnutti, attorney-in-fact pursuant to power of attorney.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Chell Group Corporation
Toronto, Ontario

We have audited the accompanying consolidated balance sheet of Chell Group Corporation and subsidiaries (formerly known as Networks North Inc.) as of August 31, 2000 and the related consolidated statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chell Group Corporation and subsidiaries as of August 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.


/s/LAZAR LEVINE & FELIX LLP
---------------------------

New York, New York
November 22, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Chell Group Corporation (formerly known as Networks North Inc.)

We have audited the accompanying consolidated balance sheet of Chell Group Corporation and subsidiaries as of August 31, 1999 and the related consolidated statements of operations and retained earnings and cash flows for each of the two years in the period ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chell Group Corporation and subsidiaries as of August 31, 1999, and the consolidated results of their operations and their cash flows for each of the two years in the period ended August 31, 1999 in conformity with accounting principles generally accepted in the United States.

Toronto, Canada,                                   /s/ Ernst & Young LLP
November 12, 1999.                                 Chartered Accountants

                            Chell Group Corporation
                    (formerly known as Networks North Inc.)
                          CONSOLIDATED BALANCE SHEETS
                        [Expressed in Canadian dollars]

As at August 31

                                                                                          2000                     1999
                                                                                            $                        $
-------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current
Cash and cash equivalents                                                            1,355,613                2,018,122
Short-term investments [note 4]                                                        269,727                  261,926
Accounts receivable - trade [net of allowance for doubtful
   accounts of $178,000; 1999 - $119,000]                                            3,154,134                2,534,459
Income taxes and other receivables [note 17]                                           360,217                  186,194
Inventory                                                                              206,216                  260,868
Prepaid expenses                                                                       636,726                  647,612
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                 5,982,633                5,909,181
-------------------------------------------------------------------------------------------------------------------------------
Property and equipment, net [note 6]                                                 7,721,769                5,151,755
Software development costs [note 7]                                                    200,000                  250,000
Licenses, net of accumulated amortization                                              250,248                  270,596
Goodwill, net of accumulated amortization                                            2,863,146                3,060,489
Note receivable [note 5]                                                               160,000                  160,000
Other assets                                                                           202,799                       --
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    17,380,595               14,802,021
===============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness [note 8]                                                             133,000                  157,000
Accounts payable - trade                                                             1,375,414                  912,361
Accrued liabilities                                                                  1,654,917                  723,218
Current portion of long-term debt [note 10]                                            397,632                   79,542
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                            3,560,963                1,872,121
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt [note 10]                                                             4,377,040                2,077,960
Deferred income taxes [note 9]                                                          59,173                   59,173
-------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    7,997,176                4,009,254
-------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities [notes 2, 11, 14 and 15]
SHAREHOLDERS' EQUITY
Share capital [note 12]
   900,000 preferred shares with no liquidation preference [1999 - 900,000]             10,917                   10,917
   2,925,141 common shares [1999 - 2,756,641]                                          183,235                  171,635
   Capital in excess of par value                                                   10,124,777                9,559,883
Retained earnings (deficit)                                                           (935,510)               1,050,332
-------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                           9,383,419               10,792,767
-------------------------------------------------------------------------------------------------------------------------------
                                                                                    17,380,595               14,802,021
===============================================================================================================================

See accompanying notes

On behalf of the Board:

                    Director                         Director

                            Chell Group Corporation
                    (formerly known as Networks North Inc.)
          CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                        [Expressed in Canadian dollars]
Years ended August 31

                                                                     2000                    1999                    1998
                                                                      $                       $                       $
--------------------------------------------------------------------------------------------------------------------------------

        REVENUE
Network services                                                     6,345,552               6,607,915               6,727,889
Pay-tv                                                               6,517,940                      --                      --
Event programming                                                      500,168                 527,740                 602,571
Advertising sponsorship                                                675,532                 308,602                 442,424
Video and software sales                                             4,289,557               4,630,931               5,456,738
Video dubbing                                                          717,596                 691,156                 747,138
Digital encoding                                                       539,815                 462,742                 217,930
Other                                                                  107,886                 191,556                 577,282
--------------------------------------------------------------------------------------------------------------------------------
                                                                    19,694,046              13,420,642              14,771,972
--------------------------------------------------------------------------------------------------------------------------------

COST OF SALES [does not include depreciation]
Network services [note 11]                                           2,160,351               2,353,705               2,486,873
Pay-tv                                                               2,919,417                      --                      --
Event programming                                                       23,819                  24,650                  26,683
Advertising sponsorship                                                 93,496                  61,255                  32,517
Video and software sales                                             2,078,926               1,990,741               2,212,985
Video dubbing                                                          157,289                 353,983                 620,642
Digital encoding                                                       111,657                  11,738                   8,441
Other                                                                  113,005                 359,811                 127,100
--------------------------------------------------------------------------------------------------------------------------------
                                                                     7,657,960               5,155,883               5,515,241
--------------------------------------------------------------------------------------------------------------------------------

EXPENSES
Selling, general and administrative                                 11,266,339               7,572,771               6,591,941
Bad debts                                                              140,090                 136,888                  43,123
Interest and bank charges                                              297,654                  98,440                 137,942
Depreciation and amortization                                        2,347,321               1,429,219               1,310,689
--------------------------------------------------------------------------------------------------------------------------------
                                                                    14,051,404               9,237,318               8,083,695
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before the undernoted items                          (2,015,318)               (972,559)               1,173,036
Gain on sale of subsidiary [note 18]                                        --                  77,710                      --
Income (loss) from investment in Viewer Services [note15[b]]                --                  28,576                (25,658)
Income (loss) before income taxes and minority interest            (2,015,318)               (866,273)               1,147,378
Provision for income taxes [note 9]                                         --                 150,000                 419,084
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) before minority interest                             (2,015,318)             (1,016,273)                 728,294
Minority interest                                                       29,476                  44,776               (110,229)
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss) and comprehensive income (loss)                  (1,985,842)               (971,497)                 618,065
Retained earnings, beginning of year                                 1,050,332               2,021,829               1,403,764
--------------------------------------------------------------------------------------------------------------------------------
Retained earnings (deficit) , end of year                            (935,510)               1,050,332               2,021,829
--------------------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share [note 13]

Basic                                                                  $(0.69)                 $(0.36)                   $0.24
Diluted                                                                $(0.69)                 $(0.36)                   $0.22
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes

                            Chell Group Corporation
                     (formerly know as Networks North Inc.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        [Expressed in Canadian dollars]
Years ended August 31

                                                                                2000               1999                 1998
                                                                                  $                  $                    $
--------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) for the year                                            (1,985,842)          (971,497)             618,065
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                                            2,347,321          1,429,219            1,310,689
  Accretion of interest on non-interest bearing long-term debt               173,076             31,084               36,346
  Loss (income) from investment in Viewer Services                                --            (28,576)              25,658
  Amortization of discount on notes and loans payable                             --                 --              107,286
Changes in assets and liabilities
  Decrease (increase) in short-term investments                               (7,801)         1,780,407             (337,319)
  Decrease (increase) in accounts receivable                                (619,676)           277,990           (1,034,931)
  (Increase) in income taxes receivable and other accounts receivables      (174,023)          (101,153)            (385,335)
  Decrease in inventory                                                       54,652             94,488              316,740
  Decrease (increase) in prepaid expenses                                     10,886            (59,577)            (120,464)
  Increase in other assets                                                  (202,799)                --                   --
  Increase (decrease) in accounts payable and accrued liabilities            692,237           (701,392)             260,060
  Decrease in deferred revenue                                                    --                 --             (321,452)
--------------------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities                                        288,031          1,750,993              475,343
--------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of property and equipment                                        (1,162,146)          (601,633)          (2,012,543)
Proceeds on disposal of property and equipment                                    --             23,557                   --
Software development costs [note 7]                                               --           (250,000)                  --
Increase in licenses                                                              --                 --              (78,401)
Investment in Viewer Services                                                     --            (36,054)              16,154
Proceeds from sale of subsidiary [note 18]                                        --            110,813                   --
Acquisition of Viewer Services [note 15[b]]                                       --                 (1)                  --
Acquisition of Interlynx Multimedia Inc. [note 15[a]]                             --                 --             (380,001)
--------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                         (1,162,146)          (753,318)          (2,454,791)
--------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Bank indebtedness                                                            (24,000)            28,854             (577,982)
Increase in notes and loans payable                                           21,908             38,485            1,309,246
Repayment of notes and loans payable                                         (67,436)           (48,007)            (273,963)
Proceeds from exercise of options and warrants                               281,134                 --              101,465
--------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                        211,606             19,332              558,766
--------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents
  during the year                                                           (662,509)         1,017,007           (1,420,682)
Cash and cash equivalents, beginning of year                               2,018,122          1,001,115            2,421,797
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                     1,355,613          2,018,122            1,001,115
================================================================================================================================

--------------------------------------------------------------------------------------------------------------------------------
Income Taxes Paid                                                             59,956            265,771              795,669
Interest Paid                                                                121,579             67,356              101,596

Non cash items arose from the purchase of GalaVu Entertainment Network Inc. during the 2000 Fiscal Year. They are: $3,300,000 of long-term debt, and the associated unamortized discount of ($637,302), accretion of interest of $173,076 in accrued liabilities; assumption of liabilities of $529,440 and the issuance of shares amounting to $295,360.

See accompanying notes

1. DESCRIPTION OF BUSINESS

Chell Group Corporation [f/k/a/ Networks North Inc.] [the "Company"] was incorporated under the laws of the State of New York on May 12, 1986. The Company is the holding company for NTN Interactive

Network Inc. ["Interactive"], GalaVu Entertainment Network Inc. ["GalaVu"] and Networks North Acquisition Corp. ["NNAC"], all of which are wholly-owned operating companies. The Company also owns all of the outstanding stock of 3484751 Canada Inc., a corporation the Company established and incorporated under the Canada Business Corporations Act on April 20, 1998. Interactive owns all of the outstanding stock of Magic Lantern Communications Ltd. ["Magic"]. Magic and its subsidiaries are involved in the marketing and distribution of educational video and media resources. Interactive owns all of the outstanding stock of Interlynx Multimedia Inc. ["Interlynx"]. Interlynx operates in the e-commerce industry and designs and develops educational and corporate multimedia, web-based training programs. 3484751 Canada Inc. was incorporated for the sole purpose of owning a property, purchased in 1998, on behalf of the Company, which provides Magic and GalaVu with operating facilities.

NNAC is incorporated under the Ontario Business Corporations Act and is in the business of defining, building and re-engineering businesses using new economy technologies to maximize market value.

Interactive is incorporated under the Canada Business Corporations Act and has signed a license agreement [the "NTNC license"] with NTN Communications, Inc., an unrelated Delaware company, for exclusive representation of their interactive communications for all industry sectors in Canada. This interactive entertainment network allows viewers to participate actively with a variety of television programs, trivia and sports games. Present subscribers to the Company's networks are hotels, restaurants, bars and university clubs. Each subscriber either purchases the system hardware directly or rents the system from Interactive. Interactive purchases the subscriber system from NTN Communications, Inc. and various other suppliers. Following the installation, each subscriber pays a monthly fee to Interactive for the program content and maintenance services, which range from $650 to $750. The monthly fees for rental systems range from approximately $255 to $290.

GalaVu is incorporated under the Ontario Business Corporations Act and is a technology-based entertainment provider of interactive in-room entertainment systems for small and mid-sized hotels. GalaVu's interactive system is based upon proprietary technology and provides a suite of products including movies on demand, premium television programming and other information and entertainment services.

The Company's primary market to date has been Canada.

2. ECONOMIC DEPENDENCE

Interactive is dependent upon NTN Communications, Inc. as its sole supplier for the transmission of program content to the Company's subscribers. In the event that NTN Communications, Inc., which operates under the going-concern assumption, terminates the transmission of program content, the Company believes, but cannot assure, that such services are likely to be continued by others. As of September 30, 2000, NTN Communications, Inc. had shareholders' equity of $6,108,000 and working capital of $35,000 according to its unaudited balance sheet included in its quarterly report. NTN Communications, Inc. has reported a quarterly net loss for September 2000 of $1,208,000, a quarterly net loss for June 2000 of $2,469,000 and a quarterly net loss for March 2000 of $194,000. It reported a net loss for the year ended December 31, 1999 of $2,498,000. All such amounts are quoted in U. S. dollars [note 11].

3. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements have been expressed in Canadian dollars which is the currency of the primary economic environment in which operations are conducted.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basis of consolidation

These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries Interactive, Magic, GalaVu, 3484751 Canada Inc., Interlynx, NNAC and Chell.com USA Inc. Magic conducts its operations directly and through its wholly-owned subsidiaries, 745695 Ontario Ltd. ["Custom Video"], 1113659 Ontario Ltd. ["Viewer Services"] and B.C. Learning Connection ["BCLC"], and its 75% ownership of Sonoptic Technologies Inc. ["STI"]. Effective June 16, 1999 Magic acquired an additional 50% of the shares of Viewer Services, thereby making Viewer Services a wholly-owned subsidiary of Magic. On August 31, 2000, Custom Video and BCLC were wound-up into Magic. The operations carried on by these companies will continue as divisions of Magic. On September 10, 1997, effective September 1, 1997, Interactive acquired 51% of the outstanding shares of Interlynx. On June 1, 1999, Interactive acquired the remaining 49% of the outstanding shares of Interlynx. The Company accounts for investments in businesses in which it owns less than 51% using the equity method, if the Company has the ability to exercise significant influence over the investee company. The 25% minority interest liability in STI has been reflected at zero due to operating losses.

All significant intercompany transactions have been eliminated.

Foreign exchange translation

U.S. dollar accounts in these consolidated financial statements are translated into Canadian dollars on the following bases:

[a] The assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the consolidated balance sheet dates.

[b] Revenue and expenses are translated at a rate approximating the rates of exchange prevailing on the dates of the transactions.

[c] Any gains and losses on foreign currency transactions are recorded in operations as incurred.

Revenues

Revenue from network services is recognized on a monthly basis beginning when the systems are installed on the purchasers' premises. The payment terms are on a monthly basis.

Revenue from Pay-tv is recognized at the time of viewing.

Revenue from event programming is recognized upon completion of the contract.

Revenue from advertising sponsorship is recognized on a monthly basis over the term of the contract.

Revenue from video sales and video dubbing is recognized upon shipment.

Software sales are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2, "Software Revenue Recognition." Pursuant to SOP 97-2, software sales are recognized on sales contracts when all of the following conditions are met: a signed contract is obtained, delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are insignificant. For those contracts that include a combination of software and services, sales are allocated among the different elements based on company-specific evidence of fair value of each element. Sales allocated to software are recognized as the above criteria are met. Sales allocated to services are recognized as services are performed and accepted by the customer or, for maintenance agreements, ratably over the life of the related contract.

Cash and cash equivalents

Cash and cash equivalents include cash and term deposits, which mature in less than three months from the date of issue. The carrying value of term deposits approximates their fair values.

Short-term investments

Investments at August 31, 2000 and 1999 consist of debt securities and marketable equity securities. The Company has classified its portfolio as "trading". Trading securities are bought and held principally for the purpose of selling them in the near term and are recorded at fair value. Unrealized gains and losses on trading securities are included in the determination of net income
(loss) for the year. The fair value of these securities represents current quoted market offer prices.

Inventory

Inventory consists of finished goods held for sale or rent, which are valued at the lower of cost, using the first-in, first-out method, and net realizable value.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment is depreciated using a declining balance rate of 20%. Computer equipment as well as masters and libraries are depreciated using a declining balance rate of 30%. Automobiles are depreciated on a straight-line basis over 3 years, buildings on a straight-line basis over 25 years, software on a straight-line basis over 3 years and rental equipment and leasehold improvements both on a straight-line basis over 5 years.

On an ongoing basis, management reviews the valuation and depreciation of property and equipment, taking into consideration any events and circumstances which might have impaired the fair value. The Company assumes there is an impairment if the carrying amount is greater than the expected net future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows, using a discount rate that reflects the Company's average cost of funds.

Software development costs

The Company capitalizes the costs of software development when technological feasibility of the computer software product is established. Capitalization of software ceases when the product is available for release to customers. Capitalized costs are amortized on the basis of products sold.

Licenses and goodwill

Licenses are stated at cost less accumulated amortization. Amortization for the NTNC license is provided over a 25-year period using the straight-line basis to December 31, 2015. Accumulated amortization amounted to $125,010 [1999 - $112,508].

On August 28, 1998, the Company entered into an agreement [the "Players license"] for $78,401 [U.S.$50,000] with Players Network Inc. ["Players"], whereby the Company was appointed by Players as the exclusive Canadian distributor of its products. The Company was also granted the irrevocable option, by Players, to purchase from treasury up to 50,000 common shares in the capital stock of Players, at a purchase price of U.S.$1.75 per share. This option expired on August 28, 2000 and was not exercised. The agreement provided the Company the right to terminate the agreement for the 30-day period immediately following the end of the first year of the term of the agreement. In the event the agreement is so terminated, the Company would receive, from treasury, 50,000 common shares in the capital stock of Players. The agreement was not terminated. Amortization of this license is provided over a 10-year period using the straight-line basis to 2009. Accumulated amortization amounted to $15,693 [1999 - $7,746].

Goodwill is stated at cost less accumulated amortization. Amortization is provided using the straight-line basis over a period varying from 10 to 20 years, depending on the transaction that generated the goodwill. Accumulated amortization amounted to $902,483 [1999 - $662,140].

On an ongoing basis, management reviews the valuation and amortization of the licenses and goodwill, taking into consideration any events and circumstances which might have impaired the fair value. The Company assumes there is an impairment if the carrying amount is greater than the expected net future cash flows. The amount of impairment, if any, is measured based on projected discounted future cash flows, using a discount rate that reflects the Company's average cost of funds.

Other assets

Other assets are stated at cost net of amortization. Amortization is provided using a straight-line basis over the estimated life of the assets.

Income taxes

The Company accounts for deferred income tax assets and liabilities based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates. [see note 9].

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period excluding contingent shares issued. Diluted earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.

Employee stock options

The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25, "Accounting for Stock Issued to Employees" ["APB 25"]. [see note 12[c]].

Recent pronouncements

In March 2000, the Financial Accounting Standards Board (FASB) issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB No. 25 for certain issues, including the definition of an employee, the treatment of the acceleration of stock options and the accounting treatment for options assumed in business combinations. FIN 44 became effective on July 1, 2000, but is applicable for certain transactions dating back to December 1998. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." (SAB No. 101). SAB No. 101 expresses the views of the SEC staff in applying generally accepted accounting principles to certain revenue recognition issues. The Company will adopt the provisions of SAB No. 101 in the first quarter of fiscal 2001 and expects that its adoption will have no material impact on its financial position or its results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."(SFAS No. 133). SFAS No. 133, as amended by SFAS No. 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. The Company is required to adopt this standard in the first quarter of fiscal year 2001 pursuant to SFAS No. 137 (issued in June
1999), which delays the adoption of SFAS No. 133 until that time. The Company expects that the adoption of SFAS No. 133 will not have a material impact on the its financial position or its results of operations.

4. SHORT-TERM INVESTMENTS

Short-term investments consist of the following:

                                             2000                1999
                                               $                   $
--------------------------------------------------------------------------------
Money market funds                          166,175             155,459
Debt securities
 U.S. treasury securities                   103,552             106,467
--------------------------------------------------------------------------------
                                            269,727             261,926
================================================================================

5. NOTE RECEIVABLE

The details of the note receivable are as follows:

                                               2000                1999
                                                $                   $
  ------------------------------------------------------------------------------
   Long-term
   Connolly-Daw Holdings Inc.                 160,000             160,000
  ------------------------------------------------------------------------------

The unsecured note receivable from Connolly-Daw Holdings Inc. ["Connolly-Daw"] bears interest at the bank's prime rate, calculated and payable monthly, not in advance. The note is payable on demand, however, the Company does not intend to call the note within the next fiscal year. The President and Secretary of Connolly-Daw are the Controller and Chief Executive Officer of Magic. The bank's prime rate was 7.5% at August 31, 2000 [1999 - 6.25%].

6. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                 2000                                               1999
                          --------------------------------------------------     -----------------------------------------------
                                              Accumulated       Net book                         Accumulated          Net book
                               Cost          depreciation        value             Cost          depreciation           value
                                  $                $               $                $                  $                   $
--------------------------------------------------------------------------------------------------------------------------------
Land                            785,500              --           785,500          785,500                 --           785,500
Buildings                     1,480,401         227,505         1,252,896        1,480,401            172,703         1,307,698
Rental Equipment              3,880,304       2,886,104           994,200        3,869,029          2,183,229         1,685,800
Equipment                     5,371,710       1,591,093         3,780,617        1,542,827            676,667           866,160
Software                        594,953         151,069           443,884           54,103             36,652            17,451
Automobiles                      13,383           8,829             4,554           43,290             39,926             3,364
Computer Equipment              467,602         324,598           143,004          413,435            209,536           203,899
Masters and Libraries           545,949         281,560           264,389          408,644            197,705           210,939
Leasehold improvements          113,301          60,576            52,725          104,394             33,450            70,944
--------------------------------------------------------------------------------------------------------------------------------
                             13,253,103       5,531,334         7,721,769        8,701,623          3,549,868         5,151,755
================================================================================================================================

During the year, depreciation of property and equipment was $2,035,985 [1999 - $1,212,038; 1998 - $1,102,607].

7. SOFTWARE DEVELOPMENT COSTS

Software development costs have been incurred totaling $250,000. These costs comprise direct salaries and wages involved in the development of a web-based training software product. During the year, amortization of software development costs was $50,000, [1999 - none]

8. BANK INDEBTEDNESS

Bank indebtedness consists of the following:

[a] The Company has a demand operating loan facility with a maximum amount of $500,000 bearing interest at the bank's prime rate. The Company has not utilized this facility. The bank's prime rate was 7.5% at August 31, 2000 [1999 - 6.25%]. This loan facility is collateralized by a general security agreement covering all assets of Interactive, other than real property.

[b] Interlynx has a demand operating loan facility, with a maximum amount of $100,000, bearing interest at the bank's prime rate plus 0.75%. At August 31, 2000, the facility was fully drawn [1999 - $100,000]. The amount is due on demand to the Royal Bank of Canada and interest is payable monthly. Interlynx also has a demand installment loan facility with a maximum amount of $85,000. At August 31, 2000, the balance outstanding is $33,000 [1999 - $57,000] and bears interest at the bank's prime rate plus 1%. The amount is due on demand to the Royal Bank of Canada and is repayable in monthly principal amounts of $2,000 plus interest. The weighted average interest rate for fiscal 2000 was 6.84% [1999 - 6.67%]. The fair value of the demand operating and demand installment loans approximates their carrying values. These demand loans are collateralized by a general security agreement covering all assets of Interlynx, other than real property, as well as a guarantee and postponement of claim signed by Interactive, limited to $185,000.

9. INCOME TAXES AND DEFERRED INCOME TAXES

The provision for income taxes consists of the following:

                     2000           1999             1998
                       $              $                $
 -----------------------------------------------------------
  Current
   Federal               --         98,000          273,503
   Provincial            --         52,000          145,581
 -----------------------------------------------------------
                         --        150,000          419,084
 ===========================================================

The difference between the provision for income taxes and the amount computed by applying the combined basic federal and provincial income tax rate of 43.9% [1999 - 44.6%; 1998 - 44.6%] to income before income taxes is as set out below:

                                              2000         1999          1998
                                                $            $            $
 ------------------------------------------------------------------------------

  Statutory rate applied to pre-tax income (885,531) (386,358) 511,960 Benefit of prior year's losses not
   previously recognized                           --           --     (77,537)
  Benefit of current year's losses not
   recognized                                 781,969      446,139           --
  Expenses not deductible for tax purposes    117,745      167,333      105,414
  Non-taxable accounting income                    --     (42,482)    (154,810)
  Other                                      (14,183)     (34,632)       34,057
 ------------------------------------------------------------------------------
                                                   --      150,000      419,084
 ==============================================================================

As at August 31, 2000, the Company's deferred tax assets primarily related to the benefit of realizing losses carried forward, net of a valuation allowance of $1,600,000 [1999- $987,000], was nil [1999 - nil], and the deferred tax liability, substantially related to property and equipment, was $59,173 [1999 - $59,173].

At October 1, 1996, Magic and its subsidiaries had aggregate operating losses of $676,000. The purchase price of Magic has not been allocated to the operating losses since a valuation allowance has been charged against the entire amount. During 1999, $152,000 of these losses were applied to reduce taxable income. In 2000 Magic did not have taxable income.

At September 1, 1997, Interlynx and its subsidiary had aggregate operating losses of $677,000. The purchase price of Interlynx has not been allocated to the operating losses since a valuation allowance has been charged against the entire amount.

Accordingly, when realized, the tax benefit of the unrecognized loss carryforwards will be applied to reduce goodwill related to the acquisitions of Magic and Interlynx. The goodwill related to Magic was reduced by $51,687 as a result of utilizing pre-acquisition losses during 1999.

At August 31, 2000, certain subsidiaries of the Company have loss carryforwards of approximately $4,000,000. These losses begin to expire in 2002.

10. LONG-TERM DEBT

Long-term debt consists of the following:

                                                         2000           1999
                                                           $             $
--------------------------------- ----------------------------------------------

Loans Payable
Provincial Holdings Ltd. ["PHL"] [i]                      750,000       750,000
Province of New Brunswick ["PNB"] [ii]                     19,381        19,381
Atlantic Canada Opportunities Agency ["ACOA"] [iii]        36,930        51,010
ACOA [iv]                                                  38,485        38,485
ACOA [v]                                                   21,908            --
Royal Bank of Canada [vi]                               1,243,151     1,277,351
--------------------------------------------------------------------------------
                                                        2,109,855     2,136,227
--------------------------------------------------------------------------------

Notes Payable
Promissory notes - GalaVu [note 15]                     2,662,698            --
--------------------------------------------------------------------------------
                                                        2,662,698            --
Lien notes [vi]                                             2,119        21,275
--------------------------------------------------------------------------------
                                                        2,664,817        21,275
--------------------------------------------------------------------------------
                                                        4,774,672     2,157,502
================================================================================

[i] In June 1995, PHL advanced $750,000 to STI. This loan is collateralized by a demand promissory note signed by STI and bears interest at 6% per annum, compounded annually, commencing October 1995. Interest was forgiven by PHL for the period from October 1, 1995 to September 30, 2000. The carrying value of the loan approximates its fair value. Subsequent to September 2000, the loan will bear interest at 6.75% compounded annually.

      The loan is subject to an agreement dated March 15, 1995 which, inter alia, provides for repayment in full of principal plus interest at the earlier of [a] the commencement of redemption of shares pursuant to a redemption agreement [note 11[d]] or [b] September 30, 2002 subject to any extension agreed to, or [c] on any breach of STI's obligations under the loan agreement or any other agreement with PHL.

[ii] In June 1995, PNB advanced $100,000 to STI. The loan is subject to a loan agreement dated May 25, 1995 and is secured by a demand promissory note which bears interest at 9.7% per annum, calculated half-yearly, not in advance. Subject to a forgiveness agreement outlined below, the principal plus interest is repayable at the earlier of [a] January 31, 1998 or earlier at the option of STI or [b] any breach of STI's obligations under the loan agreement. No interest or principal repayments have been made and PNB has not demanded any payments. It is anticipated that PNB will amend the forgiveness agreement by reducing the number of full-time employees required and extending the period during which they must be employed.

      A forgiveness agreement dated May 24, 1995 provides that the principal plus interest may be forgiven in whole or in part, the amount dependent upon STI's number of full-time employees during the 1997 calendar year. An amount of $80,619 was recorded as forgiven in prior periods. The recorded loan approximates the fair value of the debt at August 31, 2000 and 1999.

[iii] ACOA advanced this unsecured non-interest bearing loan to STI in April
      1995. The loan is repayable in five equal quarterly installments of $7,040 commencing May 1, 2000 and one final installment of $1,730. The fair value of the loan approximates its carrying value.

[iv] ACOA advanced this unsecured non-interest bearing loan to STI in May 1999. The loan can be increased to a maximum of $108,356. The balance drawn on this loan at August 31, 2000 is $38,485.

      Commencing on October 1, 2000, the loan would be repayable as follows: six consecutive monthly installments of $500, followed by; six consecutive monthly installments of $1,000, followed by; six consecutive monthly installments of $1,500, followed by; six consecutive monthly installments of $2,000, followed by; three consecutive monthly installments of $2,500, followed by; one final installment of $985.

The fair value of the loan approximates its carrying value.

[v] ACOA advanced this unsecured non-interest bearing loan to STI in September 2000. The loan can be increased to a maximum of $23,038. The balance drawn on this loan at August 31, 2000 is $21,908. The loan would be repayable in seventy-nine equal consecutive, monthly installments of $275, followed by one final installment of $183. The fair value of the loan approximates its carrying value.

[vi] In April 1998, the Royal Bank of Canada made available a Matched Fund Term Loan in the amount of $1,319,000 in order to finance the purchase of 10 Meteor Drive, including leaseholds, and to refinance the demand installment loan on 775 Pacific Road, a property owned by Magic. Borrowings are repayable by blended monthly payments of principal and interest based on a 20-year amortization period with the balance due and payable at the end of the 5-year term on April 27, 2003. The interest rate in effect for the first 5-year term of the loan is 6.98%. The fair value of the loan approximates its carrying value.

      The loan is collateralized by a fixed debenture of $1,000,000, hypothecated to Magic's land and buildings, a guarantee and postponement of claim of $650,000 signed by Magic, a collateral first mortgage in the amount of $490,000 covering the property at 10 Meteor Drive, and a general security agreement covering all the assets of Interactive, other than real property.

[vii] The lien notes are collateralized by charges against certain capital assets held by Magic and are repayable in monthly blended payments of principal and interest. The interest rate on the remaining lien note is 13%. The carrying value of the lien notes approximates the fair value of the debt at August 31, 2000. Approximate annual principal payments required pursuant to these obligations are as follows:

                                                 $
----------------------------------------------------------

2001                                           2,119
----------------------------------------------------------
                                               2,119
==========================================================

Approximate future annual principal payments for long-term debt, exclusive of the above lien notes, are as follows:

                                                                       $
--------------------------------------------------------------------------------

      2001                                                         395,513
      2002                                                         493,951
      2003                                                       2,551,910
      2004                                                         683,608
      2005 and thereafter                                          647,571
================================================================================

11. COMMITMENTS

[a]   Commissions expense to NTN Communications, Inc.

      Pursuant to an agreement dated March 23, 1990, the Company pays commissions to NTN Communications, Inc. when the related revenues are earned at the rate of U.S. $2,205 per year per subscriber. The Company also pays NTN Communications, Inc. a royalty fee equal to 25% of the net revenues as defined in the agreement derived from all services except for certain hospitality and special projects that existed at March 23, 1990; a royalty fee equal to the production quotation submitted by NTN Communications, Inc. plus 10% of the gross profit of special projects [special broadcasts for a non-continuous selective event]; and a one-time royalty fee equal to NTN Communications, Inc.'s production costs for any new programming developed by the Company to be added to the existing programming schedule. The agreement expires on December 31, 2015.

      Total amounts expensed in the year under this agreement were $1,822,684 [1999 - $2,011,202; 1998 - $1,792,002].

[b]   Commissions expense - other

      Commissions expense to sub-licensees is recognized when the related revenues are earned and are calculated as follows:

      [i] 30% of all fees received by Interactive under any Commercial User Agreement as then in effect if such agreement is executed through the efforts of the sub-licensee where the establishment subject to the Commercial User Agreement is located within the territory during the first term of any such agreement;

      [ii] 10% of all net fees received by Interactive from National Advertisers [sponsors] based on the number of Commercial User locations within the territory; and

      [iii] 5% of all net fees received by Interactive under any Residential
            User Agreement within the territory, which may only be solicited by Interactive directly.

      All commission payments are made to sub-licensees no later than the 15th of the month immediately following the month in which user fees and sponsor fees, from which said commissions are earned, are received and collected by Interactive.

[c]   Lease commitments

      The future minimum annual lease payments under operating leases are as follows:

      Vehicles                                                        $
      ------------------------------------------------------------------
      2001                                                        8,504
      2002                                                        4,252
      ------------------------------------------------------------------
                                                                 12,756
      ==================================================================

      Office Equipment                                                $
      ------------------------------------------------------------------
      2001                                                      133,370
      2002                                                       26,606
      ------------------------------------------------------------------
                                                                159,976
      ==================================================================

      Premises                                                        $
      ------------------------------------------------------------------
      2001                                                      477,818
      2002                                                      482,749
      2003                                                      424,417
      ------------------------------------------------------------------
                                                              1,384,984
      ==================================================================
Operating lease expenses were $382,610 for 2000, $201,366 for 1999, and $190,792 for 1998.

[d]   Redemption of shares of subsidiary

      STI, a subsidiary, has entered into a redemption agreement dated March 15, 1995 with its minority shareholder [25% of common shares held], PHL. Shares held by PHL may be redeemed by STI in minimum numbers of five after December 31, 1997 provided STI has repaid all indebtedness to PHL and PNB, or the PNB indebtedness has been forgiven, and must be redeemed in full on or before September 20, 2002.

      The redemption price is calculated at the higher of [i] the purchase price per share [$0.04], or [ii] the purchase price per share plus the increase per share in retained earnings of the corporation to the date of redemption, calculated by adding back to the retained earnings the pro rata share applicable to the number of shares being redeemed, of all interest paid or accrued on the loan by PHL and to the corporation in the amount of $750,000 and deducting therefrom the interest actually paid, pro rata to the number of shares being redeemed. There has been no repayment on the loan as at August 31, 2000.

      As at August 31, 2000, the value of the shares, if redeemed, totaled a nominal amount.

[e]   Standby letters of credit

      Magic has a $75,000 standby letter of credit facility in favour of one of its suppliers. GalaVu also has a $50,000 standby letter of credit in favour of one of its suppliers. Any amounts drawn on these facilities are charged to the Company's bank account. These facilities have not been used in 2000, 1999 or 1998.

[f]   Employment agreements

      The Company and its subsidiaries have entered into employment agreements with certain executive management employees with terms of between one and two years. The earliest of these agreements commenced November 19, 1999 and the most recent commenced November 19, 2000. The annualized commitments in these agreements aggregate $970,000.

12. SHARE CAPITAL

[a]   Authorized shares


      The Company's authorized share capital comprises 20,000,000 common shares with a par value of $0.063 [U.S. $0.0467] per share and 1,500,000 non-cumulative preferred shares with a par value of $0.012 [U.S. $0.010] per share. The preferred shares are voting and convertible, such that 3 preferred shares are exchanged for 1 common share, at the option of the holders and receive preference in an amount equal to their par value, plus any unpaid dividends. The conversion rate in 1999 was such that 4.67 preferred shares were exchanged for 1 common share, at the option of the holders.


[b]   Issued and outstanding shares

      As at August 31, 2000, 900,000 preferred shares [1999 - 900,000]
      aggregating $10,917 [1999 - $10,917] were issued and outstanding.

      Common shares issued and outstanding for accounting purposes are as follows:

                                                    Common shares
                                                 --------------------        Capital in excess
                                                 Number        Amount           of par value        Total
                                                    #             $                  $                $
      -------------------------------------------------------------------------------------------------------

      -------------------------------------------------------------------------------------------------------
      Balance as at August 31, 1997              2,441,992     150,211            7,923,150       8,073,361
      Conversion of promissory notes [i]            87,255       6,066              553,934         560,000
      Interlynx acquisition [note 15[a]]            55,209       3,570              261,430         265,000
      Conversion of preferred shares                10,714         606                   --             606
      Exercise of 30,000 stock options              30,000       2,031               99,434         101,465

      -------------------------------------------------------------------------------------------------------

      Balance as at August 31, 1998              2,625,170     162,484            8,837,948       9,000,432
      Payment for services rendered                  5,500         387               26,557          26,944
      Interlynx acquisition [note 15[a]]            27,778       1,920               93,171          95,091
      Conversion of promissory notes [i]            98,193       6,844              602,207         609,051
      -------------------------------------------------------------------------------------------------------
      Balance as at August 31, 1999              2,756,641     171,635            9,559,883       9,731,518
      GalaVu acquisition [note 15 [e]]             100,000       6,897              288,463         295,360
      Exercise of 68,500 stock options              68,500       4,703              276,431         281,134
      -------------------------------------------------------------------------------------------------------
      Balance as at August 31, 2000              2,925,141     183,235           10,124,777      10,308,012
      =======================================================================================================

      [i] The consideration for the acquisition of Magic [note 15[c]] included promissory notes with a maturity value of $1,250,000. Under the terms of the purchase agreement, the Company elected to issue common shares as payment against $560,000 of these notes during fiscal 1998. In fiscal 1999, the Company elected to issue shares to pay the remaining $609,051 outstanding on the promissory notes.

[c]   Long-Term Incentive Plan

      The Company has adopted a Long-Term Incentive Plan [the "Plan"] designed to compensate key employees of the Company for the performance of their corporate responsibilities. The benefits to employees under the Plan are dependent upon improvement in market value of the Company's common shares. The Plan offers selected key employees the opportunity to purchase common shares through the exercise of a stock option. An option entitles the employee to purchase common shares from the Company at a price determined on the date the option is granted. The option exercise price is the closing trading price of the stock on the day prior to the grant date. The options vest over a four-year period from the grant date, at the rate of 25% per year. Options granted prior to August 31, 1998 vest over a two-year period from the grant date, 50% after one year and 50% at the end of the second year. The options expire five years after the grant date. The Plan also provides that selected key employees may receive common shares as an award of Restricted Stock. Restricted Stock consists of common shares that are awarded subject to certain conditions, such as continued employment with the Company or an affiliate for a specified period. Up to 20% of the outstanding common stock, on a fully diluted basis on the date of the grant, excluding outstanding options may be issued under the plan.

      The following is a summary of outstanding stock options:

                                      Weighted average
-----------------------------------------------------------
                                        exercise price          Total
                                            U.S. $                #
-------------------------------------------------------------------------

Balance as at August 31, 1997                                 363,000
Issued                                      4.00              156,500
Forfeited                                   4.40              (29,500)
Exercised                                   2.33              (30,000)
-------------------------------------------------------------------------

Balance as at August 31, 1998                                 460,000
Issued                                      2.30              285,000
Forfeited                                   2.41              (18,500)
Expired                                     2.33               (7,500)
-------------------------------------------------------------------------
Balance as at August 31, 1999                                 719,000
Issued                                      9.42              772,000
Exercised                                   2.79              (68,500)
Expired                                     2.92             (125,500)
-------------------------------------------------------------------------
Balance as at August 31, 2000                               1,297,000
=========================================================================

Exercise price                 Expiry date                      Total
   U.S. $                                                          #
-------------------------------------------------------------------------

3.00                           January 5, 2001 [i]             37,500
3.00                           April 29, 2001 [i]               3,000
3.00                           November 20, 2001               47,000
3.00                           November 25, 2001 [i]           56,750
3.00                           April 8, 2002 [i]                3,000
3.00                           November 17, 2002 [i]          115,500
3.00                           November 20, 2002               15,000
2.00                           November 23, 2003              164,250
3.50                           February 25, 2004                3,000
3.00                           June 11, 2004 [note 15[a]]      80,000
2.00                           October 14, 2004                75,000
1.81                           November 23, 2004               30,000
4.375                          April 3, 2005                   25,000
9.75                           August 11, 2005                642,000
-------------------------------------------------------------------------
Balance as at August 31, 2000                               1,297,000
=========================================================================

[i] Repriced options - At a meeting of the Company's Board of Directors on July 10, 1998, the Board determined that it was in the best interests of the Company to offer the holders of options, pursuant to the Company's Long-Term Incentive Plan, a reduction in the exercise price of outstanding options to $3.00 per share if the option holders agreed not to exercise such options for at least six months after the repricing. Option holders were given the choice of keeping their existing option pricing in lieu of agreeing not to exercise such options for six months. All option holders chose to receive repriced options. The repriced option exercise amount is the closing trading price of the Company's stock on July 9, 1998.

The number of stock options that are exercisable at August 31, 2000 is 363,666 [1999 - 279,000]

The weighted average fair value of options granted during 2000 was U.S. $5.51 [1999 - U.S $1.45].

The Company accounts for its stock option plans and its employee stock purchase plan in accordance with the provisions of APB 25. Accordingly, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized in the consolidated financial statements for these plans.

Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted average assumptions for 2000, 1999 and 1998: risk-free interest rate of 5.84% [1999 - 5.32%; 1998 - 5.47%];
dividend yield of 0% [1999 - 0%; 1998 - 0%]; volatility factor of 0.848 [1999 - 0.819; 1998 - 0.709]; and a weighted average expected life of the options of 4 years [1999 - 4 years; 1998 - 3 years].

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Company's pro forma net income (loss) and earnings (loss) per share follows:

                                            2000             1999         1998
                                                              $            $
--------------------------------------------------------------------------------

Pro forma net income (loss)            (2,180,531)     (1,399,105)     264,011
================================================================================
Pro forma earnings (loss) per share
Basic                                       (0.76)          (0.53)        0.10
Diluted                                     (0.76)          (0.53)        0.09
================================================================================

13. EARNINGS (LOSS) PER SHARE

Earnings (loss) per share were calculated in accordance with Statement of Financial Accounting Standards No. 128. The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended August 31:

                                                                2000            1999          1998
                                                                ----            ----          ----
                                                                  $               $             $
=======================================================================================================
Numerator
Net income (loss) [numerator for basic earnings             $(1,985,842)     $(971,497)      $618,065
   (loss) per share]
Accretion of interest on non-interest bearing                   $173,076        $31,084       $36,346
   convertible promissory notes
Numerator for diluted earnings (loss) per share             $(1,812,766)     $(940,413)      $654,411

Denominator
For basic weighted average number of shares                    2,873,042      2,635,050     2,550,805

Effect of dilutive securities
Convertible preferred shares                                          --             --       196,673
Convertible promissory notes                                          --             --       147,290
Employee stock options                                                --             --        28,000

Denominator for diluted  earnings (loss) per share -
   adjusted weighted average number of shares and
   assumed conversions                                         2,873,042      2,635,050     2,922,768

Basic earnings (loss) per share                                  $(0.69)        $(0.36)         $0.24
Diluted earnings (loss) per share                                $(0.69)        $(0.36)         $0.22
=======================================================================================================

At August 31, 2000, 900,000 preferred shares convertible to 300,000 common shares were outstanding. In addition, options to purchase 1,297,000 common shares were outstanding. These securities were not included in the diluted loss per share calculation because the effect would be anti-dilutive.

At August 31, 1999, 900,000 preferred shares convertible to 192,857 common shares were outstanding. In addition, options to purchase 719,000 common shares were outstanding. These securities were not included in the diluted loss per share calculation because the effect would be anti-dilutive.

Options to purchase 460,000 shares of common stock at $3.00 per share were outstanding during 1998, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares, and therefore the effect would be anti-dilutive.

14. CONTINGENT LIABILITIES

On June 12, 1992, the Company filed a lawsuit against an unrelated company, Interactive Network Inc. of Mountainview, California, U.S.A. and its president. The suit seeks a non-infringement declaration with respect to a Canadian patent. This action was discontinued on September 9, 1998.

On June 18, 1992, Interactive Network Inc., a third party, instituted proceedings against Communications, NTN Interactive Network Inc. and the Company in the Federal Court of Canada and in the California Supreme Court claiming patent infringement. It is the opinion of the Company's management that this patent infringement claim will be successfully defended.

The Canada Customs and Revenue Agency is currently in discussions with the Company regarding a potential liability with respect to withholding tax on certain amounts paid to Communications. No assessment has been made to date by Canada Customs and Revenue Agency. However, management believes that it has valid defenses with respect to these matters and, accordingly, no amount has been recorded in these consolidated financial statements. The withholding tax assessment could be between $0 and $460,000. In the event that such matters are settled in favour of the Canada Customs and Revenue, the amounts could be material and would be recorded in the period in which they become determinable. Communications would be responsible for paying such taxes.

The Company and its property are not a party or subject to any other material pending legal proceedings, other than ordinary routine litigation incidental to its business. To the knowledge of the Company no other proceedings of a material nature have been or are contemplated against the Company.

15. BUSINESS ACQUISITIONS

[a]   Interlynx Multimedia Inc.

      Effective September 1, 1997, the Company acquired 51% of Interlynx and its subsidiary for a purchase price of $622,000. The purchase price was satisfied by $357,000 in cash and the issue of 55,209 shares with a value of $4.80 per share. The acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated as set out below:

      --------------------------------------------------------------------------
                                                                       $

      Goodwill                                                   1,136,029
      Net liabilities assumed                                     (491,028)
      Acquisition costs capitalized                                (23,001)
      --------------------------------------------------------------------------
      Purchase price                                               622,000
      ==========================================================================

      The excess of cost over tangible assets acquired of $1,136,029 was allocated to goodwill, which is being amortized over twenty years.

      The Company's 51% share of the operating results of Interlynx are included in the Company's consolidated statements of operations and retained earnings from the date of acquisition.

      Effective June 1, 1999 the Company acquired the remaining 49% of Interlynx. The consideration for the purchase included the issuance of 27,778 common shares of the Company and the issuance of options to purchase 80,000 common shares of the Company at a strike price of U.S. $3.00 [note 12[c]]. These options were issued out of the existing employee stock option plan [note 12[c]]. In addition to the employee stock option plan conditions, entitlement to these options is subject to the achievement of annual operating profit levels [profit before income taxes and minority interest] for the three fiscal years ending August 31, 2000, August 31, 2001 and August 31, 2002. At the end of the fiscal year ending August 31, 2000 if annual operating profits are at least $332,000, 26,666 of the options will be deemed earned. If annual operating profits for the year ending August 31, 2001 are at least $558,000, an additional 26,667 of the options will be deemed earned. This level of operating profit was not achieved during fiscal 2000. If annual operating profits for the year ending August 31, 2002, are at least $700,000, an additional 26,667 of the options will be deemed earned. If annual operating profits in any of these three fiscal years are less than the required level, the options will be deemed earned if the cumulative amounts for operating profits are achieved. Any options that have not been earned in accordance with these provisions will expire. Notwithstanding that only 25% of options are vested each year pursuant to the provisions of the employee stock option plan, the Company will, at the end of the fiscal year ending August 31, 2002, waive the four year vesting period and deem all the options fully vested if operating profits for the three fiscal years are at least $1,590,000 and the President of Interlynx has not resigned from his employment or been terminated for cause prior to August 31, 2002 and that the consulting agreement with the Vice-President of Interlynx has not been terminated prior to August 31, 2002. Management has determined that the options granted represent contingent purchase consideration and accordingly will be recorded as part of the purchase price when determinable.

      The June 1, 1999 acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated as set out below:

      --------------------------------------------------------------------------
                                                                     $

      Goodwill                                                    95,091
      --------------------------------------------------------------------------
      Purchase price                                              95,091
      ==========================================================================

      The excess of cost over tangible assets acquired of $95,091 was allocated to goodwill, which is being amortized over twenty years.

      The Company's additional 49% share of the operating results of Interlynx are included in the Company's consolidated statements of operations and retained earnings from the date of acquisition.

[b]   1113659 Ontario Ltd.

      Effective June 16, 1999 the Company acquired through its wholly-owned subsidiary, Magic, an additional 50% of the shares of Viewer Services, thereby making Viewer Services a wholly-owned subsidiary of Magic. This acquisition was recorded using the purchase method of accounting for a consideration of $1 and the assumption of net liabilities of approximately $144,000. Since the Company had decided not to continue with this business, the net assets originally recorded were expensed.

[c]   Magic Lantern Communications Ltd.

      Effective October 1, 1996, the Company acquired 100% of Magic and its subsidiaries for a purchase price of $1,553,315 calculated on a discounted basis. Magic is a Canadian corporation that distributes educational videos and provides related services. The acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated as set out below:

                                                                        $
      --------------------------------------------------------------------------

      Goodwill                                                    2,219,623
      Net liabilities assumed                                      (575,126)
      Acquisition costs capitalized                                 (91,182)
      --------------------------------------------------------------------------
      Total purchase price                                        1,553,315
      ==========================================================================

      The excess of cost over tangible assets acquired of $2,219,623 was allocated to goodwill, which is being amortized over twenty years.

      The purchase price was satisfied by $450,000 in cash and the issue of two non-interest bearing promissory notes with a maturity value of $1,250,000. The first promissory note of $703,133 is repayable by cash payments of $78,133 on August 31, 1998, $312,500 on August 31, 1999 and $312,500 on
      August 31, 2000. Notwithstanding the foregoing, the Company has the right to elect up until June 30, 1998 to issue common shares in lieu of the aforesaid payments as follows: 12,276 shares on August 31, 1998, 49,097 shares on August 31, 1999 and 49,096 shares on August 31, 2000. Should the Company not elect to deliver common shares, the noteholder has the right, exercisable between July 1, 1998 and July 31, 1998, to require the Company to issue the common shares as described. The balance due of $78,133 on August 31, 1998 was satisfied by the issuance of 12,276 common shares.

      The balances due on August 31, 1999 and 2000 were satisfied by the issuance on August 31, 1999 of 49,097 and 49,096 shares respectively [note 12[b]], thereby fully extinguishing the first promissory note. The fair value of this promissory note at August 31, 1998 approximated its carrying value.

      The second promissory note of $546,867 is payable by cash payments of $312,500 on August 31, 1997 and $234,367 on August 31, 1998.
      Notwithstanding the foregoing, the Company has the right to elect up until June 30, 1997 to issue common shares in lieu of the aforesaid payments as follows: 49,097 shares on August 31, 1997 and 36,821 shares on August 31, 1998. The payment of $65,000 and the issuance of 38,158 common shares satisfied the balance due of $312,500 on August 31, 1997 on September 5, 1997. The balance due of $234,367 on August 31, 1998 was satisfied by the issuance of 36,821 common shares [note 12[b]]. The fair value of this promissory note approximates its carrying value.

      The operating results of Magic are included in the Company's consolidated statements of operations and retained earnings from the date of acquisition.

[d]   Image Media Ltd. and Pilot Software

      Effective August 18, 1997, the Company acquired certain of the business assets of Image Media Ltd. and 802117 Ontario Inc., operating as Pilot Software, for cash of $590,000. This acquisition was recorded using the purchase method of accounting and, accordingly, the purchase price has been allocated as follows:

                                                                       $
      --------------------------------------------------------------------------

      Equipment                                                    481,000
      Goodwill                                                      45,000
      Inventory                                                     37,000
      Sundry receivable                                             27,000
      --------------------------------------------------------------------------
      Total purchase price                                         590,000
      ==========================================================================

      The goodwill arising from this acquisition is amortized over 10 years.

[e]   GalaVu Entertainment Network Inc.

      On September 13, 1999, pursuant to an Asset Purchase Agreement dated as of the 10th day of September, 1999, the Company, through its wholly-owned subsidiary, GalaVu, acquired, effective as of September 13th, 1999, substantially all of the property and assets [excluding accounts receivable] of GalaVu Entertainment Inc. The purchase price was satisfied by the issuance of 100,000 common shares of the Company and the issuance of a promissory note [the "Note"]. The Note is secured by a general security interest in all of GalaVu's present and after-acquired assets. The Note shall be payable in cash or in common shares of the Company annually, for the term consisting of each of the next five fiscal years in an amount equal to 50% of the earnings before interest, taxes, depreciation and amortization of GalaVu for the immediately preceding annual period. Pursuant to the provisions of the Note, the minimum amount to be received by the holder of the Note is as follows: fiscal 2001 - $300,000, fiscal 2002 - $500,000, fiscal 2003 - $750,000, fiscal 2004 -
      $875,000 and fiscal 2005 - $875,000. The present value of the Note, discounted at the Company's average borrowing rate (6.5%) amounted to $2,662,698. The fair value of the Note at August 31, 2000 approximated its carrying value. The interest accretion on the discounted note amounted to $173,076 during fiscal 2000. This acquisition was recorded using the purchase method of accounting and accordingly the purchase price has been allocated as follows:

      For the year ended August 31, 2000, GalaVu's gross revenue and loss before taxes were as follows:

                     Gross Revenue                       $6,517,940
                     Loss before taxes                   ($441,636)
                     Per share data:
                      Basic loss                             (0.15)
                      Diluted                                (0.15)

                                                                        $
      --------------------------------------------------------------------------

      Property and equipment                                      3,487,498
      Assumption of liabilities                                    (529,440)
      --------------------------------------------------------------------------
      Total purchase price                                        2,958,058
      ==========================================================================

16. SEGMENTED INFORMATION

The Company operates in the entertainment, education and e-commerce industries. The entertainment segment includes the provision of entertainment products to the hospitality and lodging industries. The education segment includes the provision of educational videos and software to the educational market. The E-commerce segment includes the provision of web-based training products and services to corporations. Business segment information for the years ended August 31, 2000, 1999 and 1998 are as follows:

                                                           2000
                                                           ----

                                                                                                     Inter-segment
                                 Entertainment      Education       E-commerce        Unallocated      adjustments        Total
                                       $                $                $                                  $               $
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                        14,320,649      5,247,764          586,756                --         (461,123)      19,694,046
Operating loss                          346,301      (645,208)        (914,315)         (822,515)            20,419     (2,015,318)
Identifiable assets                   8,592,258      3,492,952          396,652               ---                --      12,481,862
Corporate assets                      4,975,030         68,644        (144,941)                --                --       4,898,733
Capital expenditures                    842,955        289,236           29,955                --                --       1,162,146
Depreciation and amortization         1,733,473        408,856          204,992                --                --       2,347,321
Income from equity investment                --             --               --                --                --              --
====================================================================================================================================

                                                           1999
                                                           ----

                                                                                                     Inter-segment
                                 Entertainment      Education       E-commerce        Unallocated      adjustments        Total
                                       $                $                $                                  $               $
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                         8,115,127      5,192,378          596,951                --         (483,814)      13,420,642
Operating profit (loss)                 204,843      (594,824)        (229,599)                --         (246,693)       (866,273)
Identifiable assets                   4,389,308      4,290,025          351,555                --                --       9,030,888
Corporate assets                      4,923,498      (182,367)        1,030,002                --                --       5,771,133
Capital expenditures                    350,836        147,761          103,036                --                --         601,633
Depreciation and amortization           900,770        428,376          100,073                --                --       1,429,219
Income from equity investment                --         28,576               --                --                --          28,576
====================================================================================================================================

                                                           1998
                                                           ----

                                                                                                     Inter-segment
                                 Entertainment      Education       E-commerce        Unallocated      adjustments        Total
                                       $                $                $                                  $               $
------------------------------------------------------------------------------------------------------------------------------------
Total revenue                         8,498,545      5,054,376        1,367,430                --         (148,379)      14,771,972
Operating profit (loss)               1,266,418      (389,046)          418,385                --         (148,379)       1,147,378
Identifiable assets                   4,887,935      4,170,474          280,908                --                --       9,339,317
Corporate assets                      4,794,976        720,784        1,192,830                --                --       6,708,590
Capital expenditures                  1,787,043        223,700            1,800                --                --       2,012,543
Depreciation and amortization           784,113        434,449           92,127                --                --       1,310,689
Income from equity investment                --       (25,658)               --                --                --        (25,658)
====================================================================================================================================

Operating income is equal to income before income taxes and minority interest, and includes deductions for items such as interest and depreciation and amortization. Identifiable assets by industry are those assets used in the Company's operations in each industry. Corporate assets are principally cash and cash equivalents, short-term investments and intangible assets. The Company now has a 100% interest in Viewer Services [1999 - 100%, 1998 - 50%]. The investment was accounted for on the equity basis until June 30, 1999 when the Company purchased the remaining 50% of Viewer Services. The Company's equity in the income of Viewer Services was $28,576 in 1999 [1998 loss - $25,658].

The unallocated items in the above table represent one-time costs that are not associated with any of the business segments. The inter-segment adjustments represent eliminations of inter-segment revenues and costs.

The Company's business segments all operate primarily in Canada.

Revenues from one customer of the Company's e-commerce segment represent $124,500 [$226,920 - 1999, $240,000 - 1998] of the e-commerce segment revenue.

The 1999 and 1998 comparative segmented information has been reclassified from statements previously presented to conform with the presentation of the 2000 segmented information.

17. RELATED PARTY TRANSACTIONS

Included in other receivables is approximately $155,000 [1999 - $160,000] of amounts due from employees and shareholders. The amounts are non-interest bearing and are due on demand.

18. SALE OF SUBSIDIARY

Effective June 1, 1999, the Company through its wholly-owned subsidiary, Interlynx, sold its 60% interest in Universal Content Inc. ["UCI" - formerly known as Interlynx International Inc] for cash consideration of $110,813. UCI served as a marketing and sales arm of Interlynx for CD-ROM products. The operations of UCI were not significant to the Company and the marketing and sales of Interlynx CD-ROM products have been assumed by Interlynx.

19. SUBSEQUENT EVENTS

Pursuant to an asset purchase agreement dated September 1, 2000, Magic Lantern acquired the assets and business operations of Richard Wolff Enterprises, Inc., a company based in Illinois, for a purchase price of US$200,000. As a result, Magic Lantern has expanded its library of educational titles and now has access to the international distribution infrastructure formerly held by Richard Wolff Enterprises. The asset purchase agreement also contains a purchase price adjustment clause whereby the price may be adjusted upwards to a maximum of US$300,000 if certain revenue levels are achieved. Specifically, if gross revenues for the acquired business exceed US$500,000 for the 12 month period ending August 31, 2001, Magic Lantern will pay to Richard Wolff Enterprises US$50,000, and if gross revenues exceed US$600,000 for the second 12 month period ending August 31, 2002, Magic Lantern will pay to Richard Wolff Enterprises an additional US$50,000. In addition, the asset purchase agreement provides that Richard Wolff, President of Richard Wolff Enterprises, has agreed to act as a consultant to Magic Lantern for a term of 2 years to assist in the transition and growth of the business as it expands internationally.

On September 19, 2000 pursuant to an Agreement of Purchase and Sale dated as of August 4, 2000, the Company and its subsidiary NNAC acquired, effective August 31, 2000, certain shares and net assets from Cameron Chell and Chell.com Ltd. ("Chell.com"). Pursuant to the Agreement, the Company acquired: (a) 480,000 common shares of cDemo Inc. (23%); (b) 875,000 common shares of Engyro, Inc. (34%); (c) 150,000 common shares of C Me Run Corp. (1%); and (d) 60,000 common shares Chell.com USA (100%). In addition, NNAC acquired 962,500 common shares of eSupplies (Alberta) Ltd. (27%) as well as certain net assets from Chell.com.

This acquisition has not been reflected in the accompanying financial statements since shareholder approval to ratify the above purchase transaction was not voted on and approved until September 8, 2000. The accounting treatment for this transaction is described on page F-32.

In consideration for this acquisition, the Company issued 5,396,733 shares of its common stock and NNAC issued 1,928,267 special convertible shares to Cameron Chell, Chell.com and others. Each share issued by NNAC is convertible into one share of common stock of the Company. Pursuant to a Voting and Exchange Trust Agreement entered into with a trustee, whereby voting privileges have been granted, such shares issued by NNAC can be voted by the trustee immediately. The amount of shares issued was determined based upon an appraisal valuation of the investments and assets acquired which aggregated US $28,652,086.

Cameron Chell is the sole director and shareholder of Chell.com. Mr. Chell is also the President of Chell Group Corporation

The shares of the Company that were issued in exchange for shares of C Me Run Corp. (421,829) and eSupplies (Alberta) Inc. (1,476,398) have been placed in escrow until such time as certain conditions are met.

On October 10, 2000, the Company closed the sale of US$3,000,000 of a Convertible 10% Debenture to the VC Advantage Limited Partnership ("Holder"). The principal amount of the Debenture will be advanced in three consecutive monthly installments of US$1,000,000 each, on or about the tenth day of each month beginning October 10, 2000. This unsecured convertible debenture is due three years from issue. The Convertible Debenture bears interest at 10% per annum, payable upon conversion, redemption or maturity. The unpaid principal of the debenture bears interest from the date that it is actually advanced until paid. Interest is payable in cash or stock at the Company's option. The Convertible Debenture is convertible into common stock of the Company, at US$3.00 per share, in amounts specified by the Holder. The Holder is entitled to convert at any time, all or any part of the principal amount of the Debenture, plus accrued interest. The maximum number of common shares the Holder will receive is one million. On the close date, the Company issued 50,000 warrants to purchase 50,000 common shares at US$3.00 per share. The warrants have a term of four years. The President of the Company is the Chairman, a Director and a shareholder of the General Partner of the Holder.

On September 8, 2000 the Company changed its name from Networks North Inc. to Chell Group Corporation. On September 25, 2000 the Company's wholly-owned subsidiary, Networks North Acquisition Corporation changed its name to Chell Merchant Capital Group Inc.

20. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The 1999 and 1998 comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2000 consolidated financial statements.

                                  ENGYRO, INC.
                      (A Company in the Development Stage)

                          AUDITED FINANCIAL STATEMENTS

                      Period from Inception (November 4, 1999)
                            through August 31, 2000

ENGYRO, INC.
(A Company in the Development Stage)

TABLE OF CONTENTS

                                                                            Page
REPORT OF INDEPENDENT AUDITORS                                                 1

FINANCIAL STATEMENTS

     Balance Sheet                                                             2
     Statement of Operations                                                   3
     Statement of Deficiency in Assets                                         4
     Statement of Cash Flows                                                   5
     Notes to Financial Statements                                             6

REPORT OF INDEPENDENT AUDITORS

To the Stockholders
Engyro, Inc.
Shelton, Connecticut

We have audited the accompanying balance sheet of Engyro, Inc. (formerly R Home Funding Co. Ltd.) as of August 31, 2000 and the related statements of operations and retained earnings, and cash flows for the period from November 4, 1999 (date of inception) through August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Engyro, Inc. (formerly R Home Funding Co. Ltd.) as of August 31, 2000, and the results of its operations and cash flows for the period from November 4, 1999 (date of inception) through August 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                       /s/ Simione Scillia Larrow & Dowling LLC

New Haven, Connecticut
December 27, 2000, except for notes 8 and 9, as to which the date is July 9, 2001.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
BALANCE SHEET
August 31, 2000

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                         $ 1,293,146
  Other current assets                                                   23,524
  Prepaid Consulting - Chell.com Inc.                                   235,418
                                                                    -----------

       Total current assets                                           1,552,088

LONG-TERM ASSETS
  Certificate of deposit                                                255,000
  Property and equipment, net                                           532,423
                                                                    -----------

       Total long-term assets                                           787,423
                                                                    -----------
                                                                    $ 2,339,511
                                                                    ===========

LIABILITIES AND DEFICIENCY IN ASSETS

CURRENT LIABILITIES
  Accounts payable and accrued expenses                             $   352,462
                                                                    -----------

       Total current liabilities                                        352,462
                                                                    -----------

CONVERTIBLE PREFERRED STOCK, SERIES A                                 3,419,944
                                                                    -----------

DEFICIENCY IN ASSETS
  Common stock, $.001 par value per share; authorized
    20,000,000 shares; issued and outstanding 1,585,000 shares            1,585
  Paid - in capital                                                         100
  Accumulated accretion of value of preferred stock                     (22,917)
  Deficit accumulated during development stage                       (1,411,663)
                                                                    -----------

                                                                     (1,432,895)
                                                                    -----------

                                                                    $ 2,339,511
                                                                    ===========

See notes to financial statements.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
STATEMENT OF CHANGES IN OPERATIONS
Period from November 4, 1999 (date of inception) through August 31, 2000

REVENUES                                             $         --

COST OF SALES                                                  --
                                                     ------------
GROSS MARGIN ON SALES                                          --
                                                     ------------
OPERATING EXPENSES
 Product development                                      587,748
 Marketing and selling                                     70,996
 General and administrative                               262,660
 Consulting Services - Chell.com Inc.                     484,582
                                                     ------------
      Total operating expenses                          1,405,986
                                                     ------------

LOSS FROM OPERATIONS                                   (1,405,986)

OTHER INCOME (EXPENSE)
   Interest income                                          4,220
   Interest expense                                        (9,897)
                                                     ------------

      Net other income (expense)                           (5,677)
                                                     ------------

NET LOSS                                             $ (1,411,663)
                                                     ============

See notes to financial statements.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
STATEMENT OF CHANGES IN DEFICIENCY IN ASSETS

                                                                                 Accumulated          Deficit
                                           Common Stock                           Accretion         Accumulated
                                  -----------------------------                  of Value of           During
                                                    Amount          Paid-In       Preferred         Development
                                      Shares        at Par          Capital         Stock              Stage              Total
                                  -------------  ------------    ------------  ----------------   ----------------    -------------

Balance, November 4, 1999                    --   $       875     $       --      $       --        $       --          $       --

Issuance of common stock, to
  individual investors                1,585,000           710            100              --                --               1,685

Accretion of value of
  preferred stock                            --            --             --         (22,917)               --             (22,917)

Net loss                                     --            --             --              --        (1,411,663)         (1,411,663)
                                  -------------  ------------    ------------  ----------------   ----------------    -------------
Balance, August 31, 2000              1,585,000   $     1,585     $      100      $  (22,917)      $(1,411,663)        $(1,432,895)
                                  =============  ============    ============  ================   ================    =============

See notes to financial statements.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
STATEMENT OF CASH FLOWS
Period from November 4, 1999 (date of inception) through August 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                      $   (1,411,663)
  Adjustments to reconcile net loss to
    cash used in operating activities:
       Depreciation and amortization                                     9,030
       Changes in assets and liabilities:
         Other current assets                                         (258,942)
         Accounts payable and accrued expenses                         352,462
                                                                --------------

           Net cash used in operating activities                    (1,309,113)
                                                                --------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of certificate of deposit                                  (255,000)
  Purchases of property and equipment                                 (534,219)
                                                                --------------

           Net cash used in investing activities                      (789,219)
                                                                --------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of capital stock and receipt of paid-in capital               1,685
  Proceeds from issuance of preferred stock, Series A                3,389,793
                                                                --------------

           Net cash provided by financing activities                 3,391,478
                                                                --------------
NET INCREASE IN CASH                                                 1,293,146

CASH AND CASH EQUIVALENTS, Beginning                                        --
                                                                --------------

CASH AND CASH EQUIVALENTS, Ending                               $    1,293,146
                                                                ==============

See notes to financial statements.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

R Home Funding Co. Ltd., was incorporated on November 4, 1999 as a Nevada Corporation as a wholly owned subsidiary of Chell.com Inc. On May 19, 2000, Engyro, Inc. (Engyro or the Company) was incorporated as a subsidiary of R Home Funding Co. Ltd. On July 31, 2000, R Home Funding Co. Ltd., was merged "downstream" into Engyro, with Engyro as the surviving corporation.

Since the entities were under common control at the time of the merger, Accounting Principle Opinion No. 16 Accounting for Business Combination does not apply, however, the transaction was accounted for similar to a pooling of interests in that there was no change in the reporting entity.

Subsequent to the merger, Engyro, Inc. issued 1,585,000 shares of stock for $1,585 including 875,000 shares for $875 to Chell.com Ltd. which was the amount subscribed and unpaid to R Home Funding Co. Ltd.

On November 26, 1999, R Home Funding Co. Ltd. entered into a consulting agreement with Chell.com Inc., an affiliate of Chell.com Ltd., through common ownership whereby R Home Funding would receive certain corporate strategic services and advice for consideration. As a result of the merger, Engyro assumed this consulting agreement, which expires during January 2001. The amount prepaid shown on the balance sheet is the unamortized portion of the contract.

Nature of Operations

Engyro provides payment and transaction settlement solutions focused on the Application Service Provider (ASP) industry. Engyro provides data consolidation, reconciliation, transaction settlement, and payment processing and revenue assurance services for the new economy sector, currently serving the Application Service Provider industry, the software industry and evolving m-commerce applications. Engyro's management believes that the Company has developed leading edge technologies based on an open architecture Java software and ultra sophisticated Online Analytical Processing (OLAP) software. Engyro partners with metering, billing and ASP infrastructure providers to complement its services.

Significant Accounting Policies

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's actual results in subsequent periods may differ from the estimates and assumptions used in the preparation of the accompanying consolidated financial statements.

Cash and Cash Equivalents -- Cash is invested in overnight sweep accounts on a nightly basis. Deposits in banks may exceed the amount of insurance provided on such deposits. The Company performs reviews of the credit worthiness of its depository banks. The Company has not experiences any losses on its deposits of cash.

Certificate of Deposit -- The Company was required to deliver a security deposit to the We Progress Drive, L.L.C. (Landlord) representing one year's lease payment. In lieu of cash, the Company issued a Letter of Credit to the Landlord. The Letter of Credit is secured by a $255,000 Certificate of Deposit with First Union National Bank. The amount of this deposit decreases monthly during the second year of the lease until the obligation is eliminated at the end of the second year.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

Other Current Assets -- Other current assets consist primarily of advances to shareholders for contractual consulting services to be provided through January 15, 2001. Consulting costs are expensed as incurred. The consulting expense through August 31, 2000 was approximately $462,000.

Property and Equipment -- Property and equipment are recorded at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives for equipment and the shorter of the useful lives or the related lease term for leasehold improvements.

Accounting for Stock-Based Compensation -- As permitted under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company has elected to measure costs for its employee stock compensation plans by using the accounting methods prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which allows that no compensation cost be recognized unless the exercise price of options granted is less than the fair market value of the Company's stock at date of grant. Reference is made to Note 5 of the Financial Statements for further information.

Deferred Income Taxes -- Deferred income taxes are provided on the differences between the financial statement and tax bases of assets and liabilities and operating loss carryovers using enacted tax rates in which the differences are expected to reverse.

NOTE 2 -- CONCENTRATION OF CREDIT RISK

The Company has cash in various financial institutions that insure deposits up to $100,000 per depositor through the Federal Deposit Insurance Corporation
(FDIC). Deposits in excess of FDIC coverage are not insured and thereby represent a credit risk to the Company. At August 31, 2000, there was $1,535,803 of uninsured deposit amounts.

NOTE 3 -- PROPERTY AND EQUIPMENT

Property and equipment at August 31, 2000 consisted of the following:


             Furniture and fixtures                           $    6,025
             Computer equipment                                   39,715
             Software                                            488,479
                                                              ----------

                                                                 534,219
             Less accumulated depreciation                         1,796
                                                              ----------
             Property and equipment, net                      $  532,423
                                                              ==========

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

NOTE 4 -- PREFERRED STOCK

In August 2000, Engyro issued 975,000 shares of Series A preferred stock at $3.84 (preference value) per share. Proceeds from the sale were used to finance the development of its financial transaction technology and to fund daily operations.

The following is a summary of convertible redeemable preferred stock at August 31, 2000:


        Series A cumulative convertible preferred
          stock, par value $0.01; 20,000,000
          shares authorized: 975,000 shares
          issued and outstanding (redeemable at
          $4.61 at August 31, 2000)                         $  3,749,900
        Accumulated accretion of value of preferred stock         22,917
        Less financing costs, net of accumulated
          amortization of $7.235                                (352,873)
                                                            ------------

        Net preferred stock                                 $  3,419,944
                                                            ============

Holders of the preferred stock are entitled to a cumulative annual dividend at the rate of 10 percent of the lower of (a) the preference value ($3.84 per share); and (b) once the common stock of the Company is publicly traded on a national securities exchange or an established over the counter trading market in the United States (publicly traded), 80 percent of the average closing bid price, for 15 consecutive trading days prior to December 31 of the preceding year provided such price shall not be less than $1.92 per share, payable quarterly in cash or shares of common stock, at the election of the Company, commencing September 30, 2000.

For purposes of determining aggregate redemption value, it is assumed redemption does not occur until August 8, 2003 with dividends accumulating until such time. This will result in a redemption amount of $5,616,000. Additionally, these same assumptions are used to record accretions in value using the interest method.

If, on or after August 8, 2003 (redemption date), the Series A convertible preferred stock has not been converted to common stock, the Company shall redeem all shares of Series A convertible preferred stock outstanding on that date out of funds legally available for such payment at a per share redemption price equal to the redemption price described below. Any holder of the Series A convertible preferred stock shall have the right to convert his shares to shares of common stock until August 8, 2003 (redemption date). The redemption price of the convertible preferred stock shall be the sum of 120 percent of the preference value ($3.84) plus 100 percent of all accumulated and unpaid dividends accrued as of the redemption date.

If the Company fails to discharge all or any part of its preferred stock redemption obligations because sufficient funds are not available, the holders of the preferred stock shall share ratably in any distribution of cash legally available.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 -- STOCK OPTIONS AND WARRANTS

The Company has a fixed stock option plan under which officers and key employees may be granted options to purchase shares of the Company's authorized but unissued common stock. From November 4, 1999 (date of inception) through August 31, 2000, the Company issued 675,000 options to officers and key employees. These options vest at 25 percent each anniversary date (August 8) over the next 4 years at an exercise price of $5.00 per share. From inception November 4, 1999 through August 31, 2000, no options were vested or exercised. The option price for all options granted equaled or exceeded the fair value of the Company's stock at the time of issue. Accordingly, the Company did not recognize any compensation expense in relation to options granted to employees during the period from inception November 4, 1999 through August 31, 2000.

The following is a summary of the status of the stock option plan for the period from inception November 4, 1999 through August 31, 2000:


                                               Shares          Exercise Price
                                           ---------------    -----------------

        Outstanding at beginning of year                --       $           --
        Granted                                    675,000                 5.00
        Exercised                                       --                   --
        Forfeited                                       --                   --
                                           ---------------    -----------------
        Outstanding at end of year                 675,000    $            5.00
                                           ===============    =================


During the period from inception November 4, 1999 to August 31, 2000, Engyro issued warrants for the purchase of 292,500 shares of common stock at $5.00 per share, in connection with the issuance of the convertible redeemable preferred stock. The warrants become exercisable commencing August 9, 2000 and ending August 9, 2003. As of August 31, 2000, 292,500 shares of common stock were reserved for that purpose.

NOTE 6 -- PROVISION FOR INCOME TAXES

At August 31, 2000, the Company has available net operating losses for federal and state corporation income tax purposes of approximately $1,424,000, which can be carried forward for up to 15 years (federal) and 5 years (state). Anticipated corporate tax benefits related to these loss carryforwards amounting to $576,000 are fully reserved by the Company because as a development stage company, it is not more likely than not that the asset will be realizable.

ENGYRO, INC.
(formerly R Home Funding Co. Ltd.)
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS

NOTE 7 -- LEASE COMMITMENT

At August 31, 2000, the Company leases temporary office space in Shelton, Connecticut through December 31, 2000. Rent expense for the period from November 4, 1999 (date of inception) through August 31, 2000 amounted to $3,310.

In August 2000, the Company entered into an agreement to lease its office space at another location in Shelton, Connecticut at an annual rental of $257,907, subject to escalating rates expiring June 30, 2005. The lease allows the Company to occupy the space starting in January 2001.

At August 31, 2000, future minimum payments under the noncancellable operating leases were as follows:


       2000                                $   31,492
       2001                                   259,171
       2002                                   274,342
       2003                                   289,513
       2004                                   303,420
       Thereafter                             278,135
                                           ----------

       Total minimum lease payments        $1,436,073
                                           ==========


NOTE 8 -- UNCERTAINTIES

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial operating losses since its inception on November 4, 1999.

As of July 9, 2000, the Company is in its development stage and needs to continue to conduct significant development and testing and to incur general and administrative expenses. It expects that those activities will result in substantial operating losses through December 31, 2001. Accordingly, the Company will not be generating its own working capital through profitable operations and will remain dependent on outside sources of financing during that time.

The Company expects that its existing capital resources and the funds committed under its May 2001 letter of intent as described below will enable it to maintain its current and planned developmental stage operations through September 1, 2001. The Company expects that it will need to raise additional funds in order to continue the development of its technologies and to complete the commercialization of services, if any, resulting from those technologies. The Company will require substantial funds to continue research and development programs to license or acquire technologies and to conduct beta testing. The Company may further need to raise additional capital to fund operations from time to time in the future. It may raise such capital through public or private equity financing, partnerships, strategic alliances, debt financings, bank borrowings, or other sources. Capital requirements depend upon numerous factors including the development of competing technologies or products, changing market conditions, the cost of protecting intellectual property rights, progress of research and development, and licensing and acquisition opportunities.

To date, the Company has succeeded in raising sufficient capital to support its essential needs and, in May 2001, entered into a letter of intent with an investor to support the Company's short term technology develpment objectives. As of July 9, 2001, the Company has drawn down approximately $510,000 under this arrangement.

In addition, the Company is aggressively pursuing additional financing from outside investors and potential customers in order to provide the necessary funding of its future operations.

Management believes that it is reasonably possible that the Company will obtain the necessary financing in order to achieve its objectives and continue as a going concern.

NOTE 9 -- SUBSEQUENT EVENT

As of July 9, 2001 the Company was in default of its office space lease. An agreement has been reached with the lessor that will give the Company until December 1, 2001 to remedy the default. Also, the Company is in default on a lease for computer hardware obtained subsequent to balance sheet date. The Company is currently working with the lessor to remedy the default on the equipment lease.

                                   cDEMO INC.

                         (a Development Stage Company)

                              FINANCIAL STATEMENTS

         FOR THE PERIOD JANUARY 14, 2000 (INCEPTION) TO AUGUST 31, 2000
                                   cDEMO INC.

                         (a Development Stage Company)

         FOR THE PERIOD JANUARY 14, 2000 (INCEPTION) TO AUGUST 31, 2000

                                   - INDEX -

                                                                         Page(s)
                                                                         -------

Independent Auditors' Report                                                  1.

Financial Statements:

  Balance Sheet - August 31, 2000                                             2.

  Statement of Operations - For the Period from
    January 14, 2000 (Inception) to August 31, 2000                           3.

  Statement of Shareholders' Equity (Deficiency) -
    For the Period from January 14, 2000 (Inception) to August 31, 2000       4.

  Statement of Cash Flows - For the Period from
    January 14, 2000 (Inception) to August 31, 2000                           5.

Notes to Financial Statements                                           6. - 12.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders cDemo Inc.
Calgary, Alberta

We have audited the accompanying balance sheet of cDemo Inc. (a Development Stage Company) as of August 31, 2000 and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from January 14, 2000 (Inception) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of cDemo Inc. (a Development Stage Company) and the results of its operations and cash flows for the period from January 14, 2000 (Inception) to August 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, operations have generated losses from inception and, as of August 31, 2000, the Company has an accumulated deficit. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             ---------------------------
                                             LAZAR LEVINE & FELIX LLP

New York, New York
January 25, 2001
                                   cDEMO INC.
                         (a Development Stage Company)
                                 BALANCE SHEET
                             AS OF AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

                              - ASSETS - (Note 5)

CURRENT ASSETS:
  Cash and cash equivalents                                                                 $ 1,779,226
  Prepaid expenses - related party (Note 9)                                                     710,400
  Other current assets                                                                           28,939
                                                                                            -----------
TOTAL CURRENT ASSETS                                                                          2,518,565

FIXED ASSETS - net of accumulated depreciation and amortization (Note 4)                        106,969

OTHER ASSETS:
  Deferred financing costs -net of accumulated amortization (Note 5)         $   443,868
  Non-competition costs (Note 6)                                                 149,000        592,868
                                                                             -----------    -----------
                                                                                            $ 3,218,402
                                                                                            ===========

                 - LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) -

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities                                                  $    90,300
                                                                                            -----------
TOTAL CURRENT LIABILITIES                                                                        90,300

LONG-TERM DEBT:
  Convertible debentures (Note 5)                                                             4,277,000

COMMITMENTS AND CONTINGENCIES (Notes 6, 9, 10 and 11)

SHAREHOLDERS' EQUITY (DEFICIENCY) (Note 7):
  Common shares - authorized 20,000,000 shares, $.001 par value;
   2,088,000 shares issued and outstanding                                   $     2,088
  Additional paid-in capital                                                     210,107
  Deficit accumulated during the development stage                            (1,361,093)    (1,148,898)
                                                                             -----------    -----------
                                                                                            $ 3,218,402
                                                                                            ===========

   The accompanying notes are an integral part of these financial statements.

                                   cDEMO INC.
                         (a Development Stage Company)
                            STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM JANUARY 14, 2000 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

REVENUES                                                       $        --

EXPENSES:
  General and administrative               $   501,492
  Consulting fees - related parties            738,127
  Rent - related party                          10,215
  Amortization - related party                  12,682
  Interest expense - related party              23,846
  Computer development costs                    52,219
  Amortization                                  11,861
  Foreign exchange                              10,651           1,361,093
                                           -----------         -----------
NET LOSS (Note 8)                                              $(1,361,093)
                                                               ===========

   The accompanying notes are an integral part of these financial statements.

                                   cDEMO INC.
                         (a Development Stage Company)
                 STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
      FOR THE PERIOD FROM JANUARY 14, 2000 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

                                                                                         Deficit
                                                                                       accumulated
                                                                       Additional       during the
                                                     Common             paid-in        development            Total
                                               Shares      Amount       capital           stage             (Deficit)
                                              ---------   -------      ----------      ------------       -----------
Subscription of common stock
Cash:
  Common stock issued                           174,000    $  195      $      --       $        --        $       195
  12 for 1 stock split (Note 7)               1,914,000     1,893         (1,893)               --                 --
Non-Cash:
  Value of warrants granted (Note 7)                 --        --        212,000                --            212,000
Net loss                                             --        --             --        (1,361,093)        (1,361,093)
                                              ---------   -------      ----------      ------------       -----------

Balance at August 31, 2000                    2,088,000    $2,088      $ 210,107       $(1,361,093)       $(1,148,898)
                                              ---------   -------      ----------      ------------       -----------

   The accompanying notes are an integral part of these financial statements.

                                   cDEMO INC.
                         (a Development Stage Company)
                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM JANUARY 14, 2000 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                       $ (1,361,093)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
       Amortization                                                                    24,543
       Consulting fees                                                                 64,000
  Changes in operating assets and liabilities:
       (Increase) in prepaid expenses - related party                                (710,400)
       (Increase) in other current assets                                             (28,939)
       Increase in accounts payable and accrued expenses                               90,300
                                                                                 ------------
       Net cash (used in) operating activities                                     (1,921,589)

CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of fixed assets                                   $  (118,831)
                                                                  -----------
       Net cash (used in) investing activities                                       (118,831)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Deferred financing costs                                           (456,549)
  Non-competition costs                                              (149,000)
  Issue of convertible debentures                                   4,425,000
  Sale of common stock                                                    195
                                                                  -----------

       Net cash provided by financing activities                                    3,819,646
                                                                                 ------------

NET INCREASE IN CASH                                                                1,779,226

  Cash and cash equivalents, at inception
                                                                                 ------------

CASH AND CASH EQUIVALENTS, AT END OF PERIOD                                      $  1,779,226
                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  1 -   ORGANIZATION AND NATURE OF OPERATIONS:

            cDemo Inc. (the "Company"), was incorporated under the laws of the State of Delaware by Articles of Incorporation dated January 14, 2000. The Company filed to have its name changed from the original name of buyersangel.com inc. to consumersangel.com inc. A subsequent filing was done to change the Company's name to C Me Buy Inc. A final name change was filed for and received on May 4, 2000 changing the Company's name to cDemo Inc.

            The Company has designed a new business model that will establish a nationwide electronic vehicle demonstration and Internet listing service of used cars. The Company's service will enhance the experience of both buyers and sellers of cars by providing an independent, third party listing of the features and condition of used vehicles for sale, including a series of interior and exterior photos.

            Since the most significant portion of the Company's operations are located in Canada and its normal transaction currency is Canadian dollars, these financial statements are stated in Canadian dollars.

            The Company has been in the development stage in accordance with Statement of Financial Accounting Standards No. 7, since its inception. Principal operations of the Company have not yet commenced.

NOTE  2 -   BASIS OF PRESENTATION - GOING CONCERN:

            The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company as of August 31, 2000 has had significant operating losses, has a deficit in shareholder's equity of $1,148,898 and has not yet generated revenues. These factors create an uncertainty about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

            As the Company is in its development state, it needs to continue to conduct significant development and testing, and will incur additional general and administrative expenses. It expects these activities will result in substantial operating losses at least through to August 31, 2002. Accordingly, the company will no be generating its own capital and will remain dependent on outside sources of financing during that time

            The Company expects that its existing capital resources will enable it to maintain its current and planned operations through August 31 2001. The Company expects that it will need to raise additional funds to continue the development programs. The Company may further need to raise additional capital or private equity financing, partnerships, debt financings, bank borrowings, or other sources. Capital requirements depend upon numerous factors including the development of competing technologies on products, changing market conditions, the cost of protecting intellectual property rights, progress of research and development, and licensing.

            Ultimate recovery of the Company's assets is dependent on the Company, after an expected period of initial losses, achieving and maintaining profitability which is dependant on market conditions, successful rollout of the Company's business plan and the ability to obtain adequate financing to meet capital and operational requirements. It is management's opinion that the Company will be able to obtain the necessary financing to continue development activities over the next fiscal year.

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

            The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America
            (GAAP). Outlined below are those policies considered particularly significant.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (a)   Deferred financing

            Deferred financing charges represent costs paid by the Company relating to the convertible debenture financing. Financing fees and expenses relating to this debt financing will be amortized over the term of the related debt which is 3 years. During the period, $12,682 of these costs have been amortized.

      (b)   Fixed assets

            Fixed assets are recorded at cost. Depreciation of fixed assets is provided on a straight-line basis as follows:

              Furniture and fixtures         -       5 years
              Computer hardware              -       3 years
              Computer software              -       3 years

            Leasehold improvements are amortized over the term of the lease. Maintenance and repairs are charged to operations and major improvements are capitalized.

      (c)   Foreign currency

            Assets and liabilities transacted in a foreign currency are translated at the period end exchange rate while revenues and expenses are translated at average exchange rates for the period. Any gains or losses resulting from the translation of these assets and liabilities are recorded on the statement of operations.

      (d)   Financial instruments

            The Company's assets and liabilities include various financial instruments. Unless otherwise indicated, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair market values of these financial instruments approximate their carrying values, unless otherwise noted.

      (e)   Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

      (f)   Statement of Comprehensive Income

            SFAS 130, "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting other comprehensive income and its components. Since the Company currently does not have material items of other comprehensive income, a statement of comprehensive income is not required.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (g)   Advertising Expenses

            To date the Company has incurred no expenses for advertising and promoting its services. Such costs will be expensed as incurred.

      (h)   Income Taxes

            Deferred income taxes are recognized for tax consequences of temporary differences, principally depreciation, by applying enacted statutory tax rates applicable for years in which taxes are expected to be paid or recovered to differences between the financial reporting and the tax bases of existing assets and liabilities.

      (i)   Cash Equivalents

            The Company defines cash equivalents as all short-term, highly liquid investments with original maturity dates of less than 90 days.

      (j)   New accounting pronouncements

            (i) In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. Based on its current and planned future activities, the Company believes that the adoption of SFAS No. 133 will not have any current effect or expected future effect on its financial statements.

            (ii) On December 3, 1999, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released on June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000.

                  The Company believes that its revenue recognition practices are in substantial compliance with SAB 101 and that adoption of its provisions will not be material to its results of operations.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  4 -   FIXED ASSETS:

            The major classes of fixed assets are as follows:

              Furniture and fixtures                             $     7,876
              Computer hardware                                       59,327
              Computer software                                       10,570
              Leasehold improvements                                  41,058
                                                                 -----------
                                                                     118,831
              Less:  accumulated depreciation                         11,862
                                                                 -----------

              Net book value                                     $   106,969
                                                                 ===========

NOTE  5 -   CONVERTIBLE DEBENTURES:

            During the period, the Company issued $4,425,000 (US$3,000,000) in convertible debentures bearing interest at 8% per annum, due on July 31, 2003 and secured by a general security agreement on all of the assets of the Company. These debentures are convertible into 1 common share of the Company's common stock for every US$5 of debt. When the Company is publicly traded, the debentures are convertible into 1 common share at the lower of US$5 or 80% of the average closing price for 15 consecutive trading days prior to the conversion, subject to a floor price of US$2.50. The convertible debenture was subscribed for by two related parties, VC Advantage Limited Partnership and the VC Advantage (Bermuda) Fund Ltd., of which a director of the Company is an investor and beneficiary, respectively.

            Costs aggregating $456,550, required to obtain this financing are reflected in deferred financing costs on the balance sheet.

NOTE  6 -   NONCOMPETITION AGREEMENT:

            On August 22, 2000, the Company entered into a noncompetition agreement with Frank Killoran, a former officer of the Company, for a period of three years. The cost of this arrangement of $149,000 (US$100,000) will be amortized on a straight-line method over the term of the agreement. No amortization expense was charged to operations for the period ended August 31, 2000.

NOTE  7 -   SHAREHOLDERS EQUITY (DEFICIENCY):

            During the period ended August 31, 2000, the Company changed its authorized shares from 200,000 common shares with no par value to 20,000,000 common shares with $.001 par value.

            On August 21, 2000, the Board of Directors authorized a 12 for 1 stock split of the Company's common stock. As a result of the split, 1,914,000 additional shares were issued, and additional paid-in capital was reduced by $1,893.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  7 -   SHAREHOLDERS EQUITY (DEFICIENCY) (Continued):

            During the period ended August 31, 2000, the Company issued 660,000 warrants, allowing the holder to purchase 1 common share for every warrant at prices varying between US$2.083 and US$5 per share, until dates varying from March 1, 2003 to August 21, 2003.

            No expense has been recorded for 480,000 of these warrants issued to a trust fund on behalf of a director. The value attributable to these warrants, based on the Black-Scholes pricing model, with an expected volatility of 0% and risk free rate of return of 6% would approximate $593,000. Accordingly, the value attributable to the warrants is approximately $1.24 each. The expected life of the warrants is the date of expiration. It is expected that no dividends will be paid on the common shares after conversion of any warrants.

            Had cost for these 480,000 warrants issued to the fund been recorded, the pro-forma income statement would have been as follows:

                    Reported net loss               $  (1,361,093)
                    Cost of warrants                     (593,000)
                                                    -------------
                    Pro forma net loss              $  (1,954,093)
                                                    =============

            As to the remaining warrants, the Company issued 60,000 of these warrants to a consultant for services provided (see Note 9) and 120,000 warrants were issued in conjunction with the convertible debenture financing (see Note 5). An expense of $64,000 has been recorded for the warrants issued to the consultant. The $148,000 of value attributed to the convertible debentures financing has been netted against the debentures on the balance sheet and will be amortized over the life of the convertible debt. The value of the warrants granted was estimated using the Black-Scholes pricing model.

            Pursuant to an escrow agreement dated August 21, 2000 with the shareholders of the Company, all 2,088,000 common shares of the Company may not be traded, released, transferred or dealt with in any manner. The shares will be released from escrow 1/3 each on the dates of July 31, 2001, July 31, 2002 and July 31, 2003.

NOTE  8 -   INCOME TAXES:

            The Company has adopted SFAS 109, "Accounting for Income Taxes" which requires use of the asset and liability approach of providing for income taxes. SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  8 -   INCOME TAXES (Continued):

            The Company has available for income tax purposes a net operating loss carry forward of approximately $1,300,000 which can be carried forward over the next 7 years as per Canadian tax law. Since there is no assurance that the Company will generate future taxable income to utilize the deferred tax asset generated by the net operating loss carry forward, the Company has taken a full valuation allowance against the asset.

NOTE  9 -   RELATED PARTY TRANSACTIONS:

            (a) The Company has paid consulting fees to Al Chell, Bernie Knaus, Richard Curtis, Stuart Dalgleish and Wade Schultz, parties related by virtue of being shareholders or on the management team in an amount aggregating $318,927.

            (b) The Company has committed to paying $2,900 per month for rent to Chell.com Ltd., a related party by virtue of being a common shareholder and director.

            (c) The Company has entered into an agreement with Chell.com Ltd., a party related by virtue of being a common shareholder and director for provision of supplying certain strategic services and advice. The contract called for a lump sum payment of $1,065,600 (US$720,000). As at August 31, 2000, four months of services have been performed therefore, $710,400 (US$480,000) has been recorded as prepaid expenses and $355,200 ($240,000) has been expensed. 60,000 warrants have also been issued pursuant to this contract (Note 7).

            (d) The Company issued US$3,000,000 in convertible debentures to two related parties (Note 5).

            (e) The Company entered into a noncompetition agreement at a cost of $149,000 with a former officer of the Company (Note 6).

NOTE  10 -  FINANCIAL INSTRUMENTS:

            As disclosed in Note 3 (d), the Company holds various forms of financial instruments. The nature of these instruments and the Company's operations expose the Company to foreign currency risk and industry credit risk. The Company manages its exposure to these risks by operating in a manner that minimizes its exposure to the extent practical.

            (a)   Foreign currency rate risk management

                  The Company manages its exposure to foreign currency fluctuations by maintaining foreign currency bank accounts and receivables to offset foreign currency payables and planned expenditures. At August 31, 2000, approximately US$1.1 million was being held at one institution.

            (b)   Credit risk

                  Substantially all of the Company's cash is being held at one financial institution.

                                   cDEMO INC.
                         (a Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  11 -  COMMITMENTS AND CONTINGENCIES:

            (a) As per the convertible debt agreement, prior to May 31, 2001, the Company is required to file a registration statement with the SEC to register common stock to be issued by the Company as well as 200% of the shares that would be issued upon debt conversions and 100% of the shares to be issued upon exercise of the lender and agent warrants. Any delay in obtaining such registration will result in the Company paying the lender an amount equal to 1% per month of the original advance. The lender has the option of converting this penalty into common shares at the same conversion price as the original principal loan.

            (b) The Company has entered into consulting agreements with various individuals which require monthly payments of approximately $46,000. These agreements can be terminated at any time by either party without any additional liability.

                            eSUPPLIES (ALBERTA) LTD.

                              FINANCIAL STATEMENTS

      FOR THE PERIOD FROM OCTOBER 29, 1999 (INCEPTION) TO AUGUST 31, 2000
                            eSUPPLIES (ALBERTA) LTD.
      FOR THE PERIOD FROM OCTOBER 29, 1999 (INCEPTION) TO AUGUST 31, 2000

                                   - INDEX -

                                                                         Page(s)
                                                                         -------

Independent Auditors' Report                                               1.

Financial Statements:

  Balance Sheet - August 31, 2000                                          2.

  Statement of Operations - For the Period from
    October 29, 1999 (Inception) to August 31, 2000                        3.

  Statement of Shareholders' Equity (Deficiency) -
    For the Period from October 29, 1999 (Inception) to August 31, 2000    4.

  Statement of Cash Flows - For the Period from
    October 29, 1999 (Inception) to August 31, 2000                        5.

Notes to Financial Statements                                           6. - 14.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders eSupplies (Alberta) Ltd.
Calgary, Alberta

We have audited the accompanying balance sheet of eSupplies (Alberta) Ltd. as of August 31, 2000 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the period from October 29, 1999 (Inception) to August 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eSupplies (Alberta) Ltd. and the results of its operations and cash flows for the period from October 29, 1999 (Inception) to August 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, operations have generated losses from inception and, as of August 31, 2000, the Company has an accumulated deficit and negative working capital. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


                                             /s/ Lazar Levine & Felix LLP
                                             -----------------------------------
                                             LAZAR LEVINE & FELIX LLP

New York, New York
January 25, 2001
                            eSUPPLIES (ALBERTA) LTD.
                                 BALANCE SHEET
                             AS OF AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

                                                        - ASSETS (Note 6) -

CURRENT ASSETS:
  Cash and cash equivalents                                                                                    $       782,672
  Restricted cash (Note 10)                                                                                            940,407
  Accounts receivable - net of allowance for doubtful accounts of $309,544                                             565,528
  Accounts receivable - affiliates (Note 8i)                                                                            58,668
  Inventory                                                                                                             11,941
  Prepaid expenses (Note 8b)                                                                                           530,489
                                                                                                               ---------------

TOTAL CURRENT ASSETS                                                                                                 2,889,705

FIXED ASSETS - net of accumulated depreciation and amortization (Note 4)                                               784,882

OTHER ASSETS:
  Deferred financing costs (Note 6)                                                $        415,773
  Non-competition costs (Note 9)                                                            120,961                    536,734
                                                                                   ----------------            ---------------

                                                                                                               $     4,211,321
                                                                                                               ---------------

                                             - LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) -

CURRENT LIABILITIES:
  Accounts payable and accrued liabilities (Note 11)                                                           $       659,709
  Convertible debt (Note 6)                                                                                          3,623,801
                                                                                                               ---------------

TOTAL CURRENT LIABILITIES                                                                                            4,283,510

COMMITMENTS AND CONTINGENCIES (Notes 8, 10, 11, 12, 13 and 14)

SHAREHOLDERS' EQUITY (DEFICIENCY) (Note 7)
  Class A voting common shares - unlimited number of shares
   authorized, no par value; 3,550,000 shares issued and outstanding               $      4,879,222
  Class B voting common shares, unlimited number of shares
   authorized, no par value; no shares issued and outstanding                                    --
  Class C and D non-voting common shares, unlimited number of
   shares authorized, no par value; no shares issued and outstanding                             --
  Additional paid-in capital                                                                675,580
  Accumulated deficit                                                                    (5,626,991)                   (72,189)
                                                                                   ----------------            ---------------
                                                                                                               $     4,211,321
                                                                                                               ---------------

   The accompanying notes are an integral part of these financial statements.

                            eSUPPLIES (ALBERTA) LTD.
                            STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM OCTOBER 29, 1999 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

SALES                                                           $  1,076,123

COST OF SALES                                                      1,043,222
                                                                ------------

GROSS PROFIT                                                          32,901

EXPENSES:
  Depreciation and amortization             $   287,402
  Impairment charge (Note 4)                    746,499
  Website development costs                     757,302
  General and administrative costs            3,576,038
  Financing costs                                75,809
  Interest expense                              216,842            5,659,892
                                            -----------         ------------

NET LOSS                                                        $ (5,626,991)
                                                                ------------

   The accompanying notes are an integral part of these financial statements.

                            eSUPPLIES (ALBERTA) LTD.
                 STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
      FOR THE PERIOD FROM OCTOBER 29, 1999 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

                                                                                                      Deficit
                                                                                                    accumulated
                                         Class A                 Class B, C and D     Additional     during the
                                          Common                     Common            paid-in       development        Total
                                    Shares        Amount       Shares     Amount       capital          stage         (Deficit)
                                  ---------   -----------      ------   --------      ---------     ------------    -----------
Subscription of common
shares
Cash:
  Common stock issued
   (Note 7a)                      2,500,000   $         1         --    $     --      $      --     $         --    $         1
  Issued upon conversion of
   VCALP debt - net (Note 7b)       416,667     3,492,504         --          --             --               --      3,492,504
Non-Cash:
  Issued upon conversion of
   Willsons debt (Note 7c)          633,333     1,386,717         --          --             --               --      1,386,717
  Value of warrants granted
   (Note 7d)                             --            --         --          --        675,580               --        675,580
Net loss                                 --            --         --          --             --       (5,626,991)    (5,626,991)
                                  ---------   -----------      ------   --------      ---------     ------------    -----------

Balance at August 31, 2000        3,550,000   $ 4,879,222         --    $     --      $ 675,580     $ (5,626,991)   $   (72,189)
                                  ---------   -----------      ------   --------      ---------     ------------    -----------

   The accompanying notes are an integral part of these financial statements.

                            eSUPPLIES (ALBERTA) LTD.
                            STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM OCTOBER 29, 1999 (INCEPTION) TO AUGUST 31, 2000
                        (Expressed in Canadian Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                      $ (5,626,991)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
     Amortization and write-down of capital assets                                                 1,049,058
     Interest                                                                                        157,634
     Amortization of deferred finance cost and noncompetition costs                                  102,901
  Changes in operating assets and liabilities:
     Decrease in accounts receivable                                                                 255,867
     Decrease in inventory                                                                           275,654
     (Increase) in prepaid expenses                                                                 (530,489)
     Increase in accounts payable and accrued liabilities                                            659,709
                                                                                                ------------
     Net cash (used in) operating activities                                                      (3,656,657)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of assets                                                 $    369,966
     Purchase of capital assets                                              (1,733,940)
     Noncompetition costs                                                      (148,110)
     Restricted cash                                                           (940,407)
                                                                           ------------
     Net cash (used in) investing activities                                                      (2,452,491)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Issuance of convertible debenture                                        3,680,500
     Deferred financing                                                        (378,130)
     Issuance of common stock                                                 3,589,450
                                                                           ------------
     Net cash provided by financing activities                                                     6,891,820
                                                                                                ------------

NET INCREASE IN CASH                                                                                 782,672

  Cash and cash equivalents, at beginning of period                                                       --
                                                                                                ------------

CASH AND CASH EQUIVALENTS, AT END OF PERIOD                                                     $    782,672
                                                                                                ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES:

  The Company purchased the assets of Willson Stationers Ltd. in the aggregate amount of $1,637,624 and assumed debt in the aggregate amount of $5,455,660

   The accompanying notes are an integral part of these financial statements.

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  1 -   ORGANIZATION AND NATURE OF OPERATIONS:

            eSupplies (Alberta) Ltd. (the "Company"), was incorporated under the Canadian Alberta Business Corporations Act on October 29, 1999. The Company filed to have its name changed from the original name of 851970 Alberta Ltd. to eSupplies (Alberta) Ltd. The Company is a provider of business products and services.

            Since the most significant portion of the Company's operations are located in Canada and its normal transaction currency is Canadian dollars, these financial statements are stated in Canadian dollars.

NOTE  2 -   BASIS OF PRESENTATION - GOING CONCERN:

            The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company as of August 31, 2000 has negative working capital of $1,393,805, a deficit in shareholder's equity of $72,189 and net loss for the period from October 29, 1999 to August 31, 2000 of $5,626,991. Ultimate recovery of the Company's assets is dependent on the Company, after an expected period of initial losses, achieving and maintaining profitability which is dependant on market conditions, successful rollout of the Company's business plan and the ability to obtain adequate financing to meet capital and operational requirements. It is management's opinion that the Company will be able to obtain the necessary financing to continue development activities over the next fiscal year.

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

            The Company's accounting policies are in accordance with accounting principles generally accepted in the United States of America
            (GAAP). Outlined below are those policies considered particularly significant.

      (a)   Deferred financing

            Deferred financing charges represent costs paid by the Company relating to the convertible debenture financing. Financing fees and expenses relating to the debt financing will be amortized over the term of the related debt which is approximately one year. During the period, $75,809 of these costs have been amortized.

      (b)   Revenue recognition

            Revenue is generally recorded on shipment, with a provision for estimated returns recorded at that time.

      (c)   Inventory

            Inventory is recorded at the lower of actual cost (first-in, first-out method) or market. Market is considered as net realizable value.

      (d)   Fixed assets

            Fixed assets are reflected at cost. Depreciation is provided on a straight-line basis over the following useful lives:

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (d)   Fixed assets and depreciation (Continued)

              Computer hardware              -         3 years
              Software                       -         2 years
              Furniture and equipment        -         5 years
              Vehicles                       -         5 years

            Leasehold improvements are amortized over the life of the lease.

            Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

      (e)   Foreign currency

            Assets and liabilities transacted in a foreign currency are translated at the period end exchange rate while revenues and expenses are translated at average exchange rates for the period. Any gains or losses resulting from the translation of these assets and liabilities are recorded on the statement of operations.

      (f)   Financial instruments

            The Company's assets and liabilities include various financial instruments. Unless otherwise indicated, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair market values of these financial instruments approximate their carrying values, unless otherwise noted.

      (g)   Use of estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. While actual results could differ from those estimates, management does not expect such variance, if any, to have a material effect on financial statements.

      (h)   Stock-based compensation plan

            The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plan. Under APB Opinion 25, compensation cost would be recognized for stock options granted to employees and directors for their services as directors only if the option price is less than the market price of the underlying common stock on the date of the grant.

            SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro-forma information regarding net income as if the compensation costs for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro-forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model (see Note 7e).

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (i)   Cash equivalents

            For purposes of the statement of cash flows the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      (j)   Advertising expenses

            To date the Company has incurred no expenses for advertising and promoting its services. Such costs will be expensed as incurred.

      (k)   Statement of Comprehensive Income

            SFAS 130, "Reporting Comprehensive Income" is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting other comprehensive income and its components. Since the Company currently does not have material items of other comprehensive income, a statement of comprehensive income is not yet required.

      (l)   Valuation of long-lived assets

            The Company periodically evaluates the carrying value of its long-lived assets. The carrying value of the long-lived assets is considered impaired when the undiscounted net cash flow from such assets is estimated to be less than its carrying value. Management has recorded an impairment adjustment of $746,499 in the initial period ended August 31, 2000 (see Note 4).

      (m)   New accounting pronouncements

            (i) In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. Based on its current and planned future activities relative to derivative instruments, the Company believes that the adoption of SFAS No. 133 will not have a significant effect on its financial statements.

            (ii) On December 3, 1999, the United States Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter of 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000.

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  3 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

      (m)   New accounting pronouncements (ii) (Continued):

                  The Company believes that its revenue recognition practices are in substantial compliance with SAB 101 and that adoption of its provisions would not be material to its results of operations.

NOTE  4 -   FIXED ASSETS:

            The major classes of fixed assets are as follows:

            Computer hardware and software                     $    824,195
            Furniture and equipment                                 480,892
            Vehicles                                                129,920
            Leasehold improvements                                  398,933
                                                               ------------
                                                                  1,833,940
            Less: accumulated depreciation and write downs        1,049,058
                                                               ------------
                                                               $    784,882
                                                               ============

            During the period ended August 31, 2000, certain computer hardware and software and furniture and equipment were deemed to be impaired and written down to their fair value. Fair value, which was determined by references to the present value of the estimated future cash in flows of such assets, exceeded their carrying value by $746,499. An impairment loss of that amount (included in expenses) has been charged to operations in the period ended August 31, 2000.

NOTE  5 -   BUSINESS COMBINATION:

            Effective February 7, 2000, the Company purchased the assets of Willson Stationers Ltd. ("Willsons"), an office stationary business in Western Canada. This acquisition has been accounted for using the purchase method of accounting with results from operations being included since the acquisition date. The acquisition has been accounted for as a non-monetary transaction and as such, the fair value of assets acquired has been used to determine the value of the debt assumed. Net assets acquired were as follows:

            Cash                                                     $   369,966
            Accounts receivable                                          880,063
            Inventory                                                    287,595
            Fixed assets                                                 100,000
                                                                     -----------

            Net book value of assets purchased                       $ 1,637,624
                                                                     -----------

            Purchase price paid via the assumption of debt (i)       $ 1,637,624
                                                                     -----------

                  (i) This debt was converted to common shares on May 23, 2000 (Note 7c)

            The transaction was negotiated with the court appointed receiver/manager of Willsons as Willsons was in receivership at the time of this transaction. Certain shareholders of the Company were shareholders of Willsons as well.

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  6 -   CONVERTIBLE DEBT:

            Effective May 24, 2000, (and after conversion of prior debt, see
            Note 7b) the Company entered into a US$6 million, non-revolving term loan agreement with VC Advantage Limited Partnership ("VCALP"). Under the terms of this agreement, VCALP would have a general security interest over the assets of the Company for any advances. All advances carry an 8% fee on the date of each draw down of funds and a 10% per annum interest on gross amounts advanced. The principal amount including interest must be repaid by June 18, 2001 (the "Maturity Date") unless such a date is mutually extended. On May 26, 2000, a gross amount of $3,680,500 (US$2,500,000) was advanced to the Company under this agreement.

            Advances are convertible prior to the Maturity Date or as extended, at VCALP's option, to Class A common shares at the lower of (1) US$7 for conversions up to and including May 24, 2002, US$8 for conversions between and including May 25, 2002 and May 24, 2004 and US$9 after May 24, 2004; or (2) maximum of (a) 80% of the weighted average of the closing bid price on a stock exchange or quotation system during a period of 10 consecutive trading days ending not more than 3 trading days before written notice from VCALP of such intentions; (b) US$2 per share.

            As additional consideration, the Company agreed to grant warrants convertible to a maximum of 255,000 Class A common shares based on a conversion rate of 14.1667 shares for each US$1,000 advanced. Theses warrants are exercisable at US$7 per share up to May 24, 2003. The Company has a right to cause mandatory conversion of these warrants after May 24, 2001 if the average share price of each common share exceeds US$9 on any public exchange for 30 consecutive trading days. As at August 31, 2000, US$2,500,000 has been advanced therefore, 106,500 warrants have been issued at a value of $170,093 (see Note
            7d).

            Provided that the advances are not repaid by the Maturity Date, the Company will issue, on the first date of each month after the Maturity Date, warrants to VCALP to purchase 2,500 Class A common shares for each US$500,000 of indebtedness outstanding. These warrants expire 3 years from the Maturity Date and are exercisable at US$7 per share up to and including the second anniversary of the Maturity Date and at US$8 per share after the second anniversary up to the expiry date. The Company has a right to cause mandatory conversion of these warrants after June 18, 2002 if the average share price of each common share exceeds US$9 on any public exchange for 30 consecutive trading days.

NOTE  7 -   SHAREHOLDERS' EQUITY (DEFICIENCY):

            (a) In November 1999, the Company issued 10,000,000 shares of Class A common stock to its initial founders. In May 2000, the Company authorized a 1 for 4 reverse stock split and accordingly these became 2,500,000 shares outstanding.

            (b) In February 2000, the Company issued convertible debt in the net amount of $3,589,450 (US$2,500,000) to VCALP. On May 23,
                  2000, the Company and VCALP agreed to convert debt in the amount of US$2,500,000 into Class A common shares at a conversion rate of one share for each US$6 of debt. The value attributed to the common shares issued was $3,492,504 (original loan of $3,589,450, net of accrued interest of $106,686 and discount of $203,632).

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  7 -   SHAREHOLDERS' EQUITY (DEFICIENCY) (Continued):

            (c) As part of the acquisition of Willsons (see Note 5), the Company assumed its debt owing to secured creditors. On May 23, 2000, the Company and the secured creditors agreed to convert debt in the amount of $5,451,860 (US$3,800,000) into Class A common shares at a conversion rate of one share for each US$6 of debt. As a result 633,333 Class A common shares were issued to satisfy that debt. As the underlying acquisition transaction is a non-monetary transaction, the value of the debt assumed was valued at the fair value of the assets acquired. The value attributed to the common shares issued was $1,386,717 (fair value of the assets of $1,637,624 (see Note 5), net of accrued interest of $50,948 and discount of $301,855).

            (d) During the period, the Company issued 316,500 and 106,500 warrants, valued at $505,487 and $170,093, respectively, allowing the holders to purchase 1 common share for every warrant at US$7 per share until May 23, 2003 and May 24, 2003, respectively. The Company has a right to cause a mandatory call on the 316,500 and 106,500 warrants on May 23, 2001 and May 24, 2001, respectively, if the Company is listed on an exchange and their average stock price exceeds US$9 per share for 30 consecutive trading days.

                  Of these amounts, $56,699, which represents the value of the warrants issued to the lender, was attributed to the convertible debenture financing (discount) and has been netted against the debentures in the financial statements. The balance has been reflected as deferred financing costs and will be amortized over the life of the debt.

                  The value attributable to these warrants was calculated based on the Black-Scholes pricing model, with an expected volatility of 0% and risk free rate of return of 6%. The expected life of the warrants is the date of expiration. It is expected that no dividends will be paid on any shares, resulting from the exercise of warrants.

            (e) In May 2000, the Company adopted a stock option plan, through which options may be granted to directors, officers, employees, consultants and affiliates for the purchase of 1,970,000 Class A common shares. As at August 31, 2000 there were 380,000 stock options outstanding. These options are exercisable at US$7 per share and expire in April 2010. Pro-forma information has not been provided for these options as these options have yet to vest. 1/3 of the options vest on each of November 1, 2000, November 1, 2001 and November 1, 2002.

                  The Company has granted stock options to the officers and employees of the Company as follows:

                                                                        Weighted
                                                                        Average
                                            Number      Option Price    Exercise
                                           of Shares     per Share       Price
                                          ----------    ------------   ---------
                  Options-granted           380,000          US$7        US$7
                  Options outstanding,      380,000          US$7        US$7
                   August 31, 2000
                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  7 -   SHAREHOLDERS' EQUITY (DEFICIENCY) (Continued):

                  The following table summarizes information about the stock options outstanding at August 31, 2000:

                                                 Weighted         Weighted          Number of    Weighted Average
                                                 Average          Average            Options     Exercise Price of
                     Options                     Exercise        Remaining          Currently    Options Currently
                   outstanding   Option price     Price       Contractual Life     Exercisable      Exercisable
                   -----------   ------------   ----------    ----------------     -----------   -----------------
                    380,000          US$7          US$7              10                 --               --

NOTE  8 -   RELATED PARTY TRANSACTIONS:

            (a) The Company has issued 423,000 warrants to a parties related by virtue of them being common shareholders of the Company (see Note 7d).

            (b) The Company has entered into an agreement with a party related by virtue of them being common shareholders of the Company for provision of supplying certain strategic services and advice. The contract called for a lump sum payment of $1,034,856 (US$720,000). As at August 31, 2000, $455,829 remains in prepaid expenses and $579,027 has been amortized and included in general and administrative expense.

            (c) The Company issued US$2,500,000 in convertible debt to a party related by virtue of being a shareholder in the Company (see
                  Note 6).

            (d) The Company paid $413,227 (US$279,000) to an affiliated consultant for financing costs related to the convertible debenture which will be deferred and amortized over the life of the debenture.

            (e) The Company entered into an agreement to lease premises from Bankton Development Corp., a party related by virtue of being a common shareholder, commencing on February 7, 2000 to January 31, 2005. Under the terms of this agreement, the Company is committed to paying basic rent and condo fees of $96,000 and $30,636 per annum, respectively. For the period ended August 31, 2000, $69,027 has been included in general and administrative expenses.

            (f) General and administrative expenses also includes $533,682 in fees associated with computer services provided by Futurelink Corp., a party related by virtue of being a common shareholder of the Company.

            (g) On March 15, 2000, the Company entered into an agreement with a party related by virtue of being a shareholder and officer of an entity which is a shareholder of the Company. Under the terms of this agreement, the individual is not to carry on business in competition with the Company for a period of 3 years. As consideration, the Company has paid US$100,000. For the period ended August 31, 2000, $27,149 has been included in general and administrative expenses (see Note 9).

            (h) In the normal course of business, the Company had purchases from parties related by virtue of being common shareholders and directors in the amount of $110,526.

            (i) Included in accounts receivable are amounts owed from parties related by virtue of being common shareholders and officers of $56,866.

NOTE  9 -   NONCOMPETITION AGREEMENT:

            On August 22, 2000, the Company entered into a noncompetition agreement with a former officer of the Company for a period of three years. The cost of this arrangement of $148,110 (US$100,000) will be amortized on a straight-line basis over the term of the agreement. At August 31, 2000, $27,149 was amortized and charged to operations.

NOTE  10 -  RESTRICTED CASH:

            Restricted cash includes $382,772 that is held in trust for any remaining liabilities that may arise from the convertible debt financing raised during the period, $300,000 for costs relating to the negotiation of a contract for development of their e-commerce business, and cash to support a pledge to secure accounts payable relating to the purchase of certain inventory, which at period end, including interest earned, amounted to $257,635. Subsequent to the period end, all restricted cash has been released and related liabilities paid, except for the cash to support the pledge of accounts payable (see Notes 11b and 12c).

NOTE  11 -  ECONOMIC DEPENDENCY:

            During the period ended August 31, 2000, purchases from one supplier were in excess of 10% of the Company's total purchases and amounted to approximately, $620,000. At August 31, 2000, accounts payable to this supplier was $76,757.

NOTE  12 -  COMMITMENTS AND CONTINGENCIES:

            (a) The Company leases business premises under a five-year lease, which expires on January 31, 2005, from a related party (see
                  Note 8e). The Company, in addition to the base rent under this lease, is also responsible for condo fees. Rental expense for the period ended August 31, 2000 was $51,816. Future minimum rental payments under operating leases are as follows:

                   Twelve Months Ended August 31,
                   ------------------------------
                             2001                              $126,636
                             2002                               126,636
                             2003                               126,636
                             2004                               126,636
                             2005                                52,765

            (b) During June 2000, the Company issued a letter of credit for US$170,000 to secure accounts payables relating to the purchase of inventory.

            (c) In May 2000, the Company entered into an employment contract with its Vice-President of marketing which requires an annual salary of $190,000 and severance payment of nine months salary. This employee was terminated as part of the reorganization (see Note 14e).

                            eSUPPLIES (ALBERTA) LTD.
                         NOTES TO FINANCIAL STATEMENTS
                                AUGUST 31, 2000

NOTE  13 -  LITIGATION:

            A vendor of the Company has filed a lawsuit against the Company for outstanding amounts owing on software licenses and support services in the amount of $133,250. Outside counsel for the Company is of the opinion that it is too early to assess whether the supplier will succeed in its claim against the Company. Also, another vendor has filed a lawsuit against the Company for $15,000 with respect to software supplied to the Company. Outside counsel for the Company and management are of the opinion that an adverse outcome is unlikely. The Company had previously recorded the full amount of these liabilities as payables as of August 31, 2000.

NOTE  14 -  SUBSEQUENT EVENTS:

            (a) In September 2000, the Company's management decided to re-focus the Company's business so as to realign itself and to reduce costs. As a part of this reorganization, the Company is currently in negotiations to dispose of certain assets to a party related by virtue of having common shareholders and directors. These assets will be sold at their approximate net book value of $360,000. As a part of this plan, the Company has reduced its workforce by about 30 employees, which represented approximately 70% of the Company's employee base. The Company incurred $200,000 in severance costs and approximately $30,000 in moving and relocation expenses in relation to this reorganization. As a result of the reduced employee base, the Company has written off $100,000 of leasehold improvements and capitalized software expenditures in September 2000.

                  These costs have not been accrued on the Company's August 31, 2000 financial statements since the plan of reorganization was not formerly approved by management at that date.

            (b) During October 2000, the Company entered into an agreement with a company related by virtue of them being common shareholders of the Company. Under the terms of the agreement, the Company has loaned US$450,000 to this company. The loan is non-interest bearing, due on demand and is secured by various assets of the Company.

            (c) During October 2000, the letter of credit (see Note 12b) was reduced from US$170,000 to US$70,000.

            (d) In November 2000, the Company moved its offices to other facilities where it would serve a dual purpose of being more visible and more accessible to its main customer base. The Company is presently in negotiations with its prior landlord to be released from future rental commitments.

            (e) In January 2001, the Company's management was changed to better reflect the operational requirements of the Company. This action resulted in the cash outlay of $150,000 and payments of $30,000 per month through April 2001 and $15,000 per month through October 2001.

            (f) In January 2001, the Company disposed of fixed assets no longer required for operations. The net proceeds from the sale of these assets were approximately $100,000.

                            CHELL GROUP CORPORATION
                         (Formerly Networks North Inc.)
      INTRODUCTION TO CONDENSED CONSOLIDATED PROFORMA FINANCIAL STATEMENTS
                                  (Unaudited)

The following unaudited proforma financial statements have been prepared based upon certain proforma adjustments to the historical financial statements of Chell Group Corporation (the Company). These proforma statements should be read in conjunction with the notes thereto and with the Company's historical financial statements included with its annual report on Form 10-K.

The accompanying financial statements have been prepared as if the transactions below had been consummated as of the beginning of the earliest period presented (September 1, 1999). Unless stated differently, all amounts are reflected in Canadian dollars.

The transactions detailed below resulted in the Company (Chell Group Corp., formerly Networks North, Inc.) acquiring (a) various equity interests in entities owned by an individual and (b) certain assets owned by an entity that this individual controls. The consideration for these acquisitions was the transfer of a majority ownership position in the common stock of the Company.

The financial statements of Networks North Inc., (the operating company) have been reflected at historical cost. The assets acquired were recorded at their historical cost (book value of $2,079,339 for fixed assets and $521,541 for other net assets). The equity interests in cDemo, Inc., Engyro, Inc., and Chell.com (USA) were recorded at their historical cost of $920.

The details of the transaction are as follows:

On September 19, 2000, pursuant to an Agreement of Purchase and Sale dated as of August 4, 2000, the Company and its' subsidiary Chell Merchant Capital Group acquired, effective August 31, 2000, certain shares and net assets from Cameron Chell and Chell.com Ltd. ("Chell.com") a Company owned 100% by Cameron Chell. Pursuant to the Agreement, the Company acquired (a) 480,000 common shares of cDemo, Inc. (23%); (b) 875,000 common shares of Engyro, Inc. (34%); (c) 150,000 common shares of C Me Run Corp. (1%) and (d) 60,000 common shares of Chell.com USA (100%). In addition, Chell Merchant Capital Group acquired 962,500 common shares of eSupplies (Alberta) Ltd. (27%) as well as certain net assets from Chell.com.

This acquisition was not reflected in the financial statements for the year ended August 31, 2000 since shareholder approval to ratify the above purchase transaction was not voted on and approved until September 8, 2000.

In consideration for this acquisition, the Company issued 5,396,733 shares of its common stock and Chell Merchant Capital Group issued 1,928,267 special convertible shares to Cameron Chell, Chell.com and others. Each share issued by Chell Merchant Capital Group is convertible into one share of common stock of the Company. Pursuant to a Voting and Exchange Trust Agreement entered into with a trustee, whereby voting privileges have been granted, such shares issued by Chell Merchant Capital Group can be voted by the trustee immediately. The amount of shares issued was determined based upon an appraisal valuation of the investments and assets acquired which aggregated US $28,652,086.

The shares of the Company that were issued in exchange for the shares of cMeRun Corp. (421,829) and eSupplies (Alberta) Inc. (1,476,398) had been placed in escrow and the investments in such companies were not to be recorded until such time as certain contingent conditions were met. Subsequently, these acquisitions were terminated and the shares in escrow are to be returned to the Company.

As a result of the above, Cameron Chell and Chell.com now own in excess of 70% of the Company's outstanding common stock, that is, the Company has in effect been acquired in a reverse acquisition.

This acquisition and the acquisition (except for the 100% acquisition of Chell.com USA) by the Company of the minority equity interests, as described in the first paragraph, are reflected at historical cost in the Company's separate financial statements.

The Company will reflect the minority equity investments using the equity method of accounting.

The purchase price of the investments and net assets acquired from the Chell shareholders has been reflected at historical cost as follows:

     Investment in unconsolidated subsidiaries      $           920
     Fixed assets                                         2,079,339
     Other net assets                                       521,541
                                                    ---------------
                                                    $     2,601,800
                                                    ===============

                             CHELL GROUP CORPORATION
                         (Formerly Networks North Inc.)
                  CONDENSED CONSOLIDATED PROFORMA BALANCE SHEET
                              AS OF AUGUST 31, 2000
                                   (Unaudited)

                        (EXPRESSED IN CANADIAN DOLLARS)

                                                    Historical            Transactions and adjustments              Proforma
                                                   ------------         ----------------    ---------------     ----------------
                                                                             Debit              Credit
                                                                        ----------------    ---------------
                                                       $                       $                  $                    $
        - ASSETS -
   CURRENT:
    Cash and cash equivalents                        1,355,613                                                       1,355,613
    Short-term investments                             269,727                                                         269,727
    Accounts receivable, trade -net                  3,154,134                                                       3,154,134
    Inventory                                          206,216                                                         206,216
    Prepaids and other current assets                  996,943            100,000 (a)                                1,096,943
                                                   -----------          ---------                                   ----------
TOTAL CURRENT ASSETS                                 5,982,633            100,000                                    6,082,633
                                                   -----------          ---------                                   ----------

    Investments in affiliated companies                                        31 (b)                                      920
                                                                              875 (c)
                                                            --                 14 (d)
    Property and equipment, net                      7,721,769          2,079,339 (a)                                9,801,108
    Goodwill, net of accumulated amortization        2,863,146                                                       2,863,146
    Other assets, net of amortization                  813,047            312,278 (a)                                1,125,325
                                                   -----------          ---------                                   ----------

                                                    11,397,962          2,392,537                                   13,790,499
                                                   -----------          ---------                                   ----------

                                                    17,380,595          2,492,537                                   19,873,132
                                                   -----------          ---------                                   ----------

  - LIABILITIES AND SHAREHOLDERS' EQUITY -
CURRENT:
    Account payable - trade                          1,375,414                                                       1,375,414
    Accrued liabilities                              1,654,917                                                       1,654,917
    Other current liabilities                          530,632            109,263 (a)                                  421,369
                                                   -----------          ---------                                   ----------
TOTAL CURRENT LIABILITIES                            3,560,963            109,263                                    3,451,700
                                                   -----------          ---------                                   ----------

    Long-term debt                                   4,377,040                                                       4,377,040
    Deferred income taxes payable                       59,173                                                          59,173
                                                   -----------                                                      ----------
TOTAL LIABILITIES                                    7,997,176            109,263                                    7,887,913
                                                   -----------          ---------                                   ----------

SHAREHOLDERS EQUITY:
    Preferred shares                                    10,917                                                          10,917
    Common sShares                                     183,235                                 2,600,880 (a)         2,785,035
                                                                                                      31 (b)
                                                                                                     875 (c)
                                                                                                      14 (d)
    Capital in excess of par value                  10,124,777                                                      10,124,777
    Deficit                                           (935,510)                                                       (935,510)
                                                   -----------          ---------             ----------            ----------
TOTAL SHAREHOLDERS' EQUITY                           9,383,419                                 2,601,800            11,985,219
                                                   -----------          ---------             ----------            ----------
                                                    17,380,595            109,263              2,601,800            19,873,132
                                                   -----------          ---------             ----------            ----------

                            CHELL GROUP CORPORATION
                         (Formerly Networks North Inc.)
            CONDENSED CONSOLIDATED PROFORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED AUGUST 31, 2000
                                  (Unaudited)

                        (EXPRESSED IN CANADIAN DOLLARS)

                                                      Historical       Transactions and adjustments         Proforma
                                                      ----------       ----------------------------         --------
                                                                           Debit          Credit
                                                                       -----------       --------
                                                          $                  $              $                    $

REVENUES                                              19,694,046                                            19,694,046
                                                    ------------                                           -----------

COSTS AND EXPENSES:
  Costs of sales                                       7,657,960                                             7,657,960
  Selling, general and administrative                 11,266,339                                            11,266,339
  Bad debts                                              140,090                                               140,090
  Interest and bank charges                              297,654                                               297,654
  Depreciation and amortization                        2,347,321         481,800 (h)                         2,829,121
  Loss from equity investments                                --              31 (e)                               920
                                                                             875 (f)
                                                                              14 (g)
                                                    ------------                                           -----------
                                                      21,709,364                                            22,192,084
                                                    ------------                                           -----------

LOSS BEFORE PROVISION FOR INCOME TAXES                (2,015,318)                                           (2,498,038)

  Provision for income taxes                                  --                                                    --
                                                    ------------                                           -----------

LOSS BEFORE MINORITY INTEREST                         (2,015,318)                                           (2,498,038)

  Minority interest in net loss of subsidiary             29,476                                                29,476
                                                    ------------                                           -----------

NET LOSS                                              (1,985,842)                                           (2,468,562)
                                                    ------------                                           -----------

LOSS PER COMMON SHARE                               $       (.69)                                          $      (.25)
                                                    ------------                                           -----------

WEIGHTED AVERAGE SHARES OUTSTANDING                    2,873,042                                             9,776,213
                                                    ============                                           ===========

                            CHELL GROUP CORPORATION
                         (Formerly Networks North Inc.)
         NOTES TO CONDENSED CONSOLIDATED PROFORMA FINANCIAL STATEMENTS
                                  (Unaudited)

a) The Company has recorded the purchase price of the investment in the net assets acquired from Chell.com.

b) The Company has recorded the purchase price of the investment in the stock of Cdemo, Inc.

c) The Company has recorded the purchase price of the investment in the stock of Engyro Inc.

d) The Company has recorded the purchase price of the investment in the stock of Chell.com (USA).

e) Reflects the Company's share of the losses (not to exceed the carrying amounts of its investment) of Cdemo, Inc. using the equity method of accounting.

f) Reflects the Company's share of the losses (not to exceed the carrying amounts of its investment) of Engyro, Inc. using the equity method of accounting.

g) Reflects the Company's share of the losses (not to exceed the carrying amounts of its investment) of Chell.com (USA) using the equity method of accounting.

      The Company's equity in losses of above entities is limited to the amount of its investment aggregating $920. If the entities subsequently report net income, the Company will record its equity in those earnings only after its share of that net income equals the share of net losses not recognized.

h) The Company has recorded depreciation expense on the assets acquired from Chell.com. Fixed assets acquired include computer and other equipment and leasehold improvements which are being depreciated on a straight line basis over 3-7 years.